Exhibit 1

NOTICE OF 2012 ANNUAL GENERAL SHAREHOLDER MEETING AND MANAGEMENT PROXY CIRCULAR

Vote your shares!

Your vote counts!

Our annual general shareholder meeting will be held at 9:30 a.m. (Eastern time) on Thursday,
May 3, 2012, at the Centre des congrès de Québec, 900 Honoré-Mercier Avenue, Québec City,
Québec, in Hall 2000.

As a shareholder, you have the right to vote your shares, either by proxy or in person at the meeting.

A live webcast of the meeting will be available on our website at www.bce.ca.

This document tells you who can vote, what you will be voting on and how to exercise your right to vote your shares.
Please read it carefully.

LETTER FROM THE CHAIR OF THE BOARD AND THE PRESIDENT AND CHIEF EXECUTIVE OFFICER

Dear Fellow Shareholders,

It is our pleasure to invite you to BCE’s 2012 Annual General Shareholder Meeting (AGM) to be held on Thursday, May 3, 2012, at 9:30 a.m. (Eastern time) at the Centre des congrès de Québec, 900 Honoré-Mercier Avenue, Québec City, Québec, in Hall 2000.

If you cannot attend the meeting in person, you can view a live webcast on our website at www.bce.ca. The webcast will also be archived on our website for viewing at your convenience for a period of up to two weeks after the meeting.

As a shareholder, you have the right to vote your shares on all items that come before the meeting, including a number of shareholder proposals, the appointment of the auditors and election of directors. Your vote is important to us and we encourage you to exercise your right either in person at the meeting or by proxy.

In addition, for the third straight year, BCE will hold a shareholder advisory vote on its approach to executive compensation. Your company was one of the first in Canada to hold such a vote. This management proxy circular (Circular) contains detailed information about our philosophy, policies and programs for executive compensation and how your Board is getting input from shareholders on these matters.

This Circular also gives you details about all the items for consideration and how to vote. It also contains information about the nominated directors, the auditors, reports from the four standing committees of your Board, our corporate governance practices, and the four shareholder proposals.

At the meeting, we will as always review our financial position, including the increased value we are delivering to shareholders, and our business operations. We also will respond to your comments and questions.

Finally, we especially want to thank you for your continued confidence in and support of BCE. We look forward to seeing you at this year’s meeting.

Thomas C. O’Neill	George A. Cope
Chair of the Board	President and Chief Executive Officer
March 8, 2012

BCE INC.	2012	MANAGEMENT PROXY CIRCULAR	1

NOTICE OF 2012 ANNUAL GENERAL SHAREHOLDER MEETING

YOU ARE INVITED TO OUR ANNUAL GENERAL SHAREHOLDER MEETING

WHEN

Thursday, May 3, 2012, 9:30 a.m. (Eastern time)

WHERE

Centre des congrès de Québec, 900 Honoré-Mercier Avenue, Québec City, Québec, in Hall 2000

WEBCAST

A live webcast of the meeting will be available on our website at www.bce.ca.

WHAT THE MEETING IS ABOUT

We will be covering five items at the meeting:

1.	receiving the financial statements for the year ended December 31, 2011, including the auditors’ report
2.	electing directors who will serve until the end of the next annual shareholder meeting
3.	appointing the auditors who will serve until the end of the next annual shareholder meeting
4.	considering an advisory (non-binding) resolution on executive compensation
5.	considering the shareholder proposals described in Schedule A

The meeting may also consider other business that properly comes before it.

YOU HAVE THE RIGHT TO VOTE

You are entitled to receive notice of and vote at our annual general shareholder meeting, or any adjournment, if you are a holder of common shares of the Corporation on March 16, 2012.

You have the right to vote your shares on items 2 to 5 listed above and any other items that may properly come before the meeting or any adjournment.

YOUR VOTE IS IMPORTANT

As a shareholder, it is very important that you read this material carefully and then vote your shares, either by proxy or in person at the meeting.

The following pages tell you more about how to exercise your right to vote your shares.

ADMISSION TO MEETING

You will need an admission ticket to enter the meeting. Your ticket is provided with your form of proxy.

APPROVAL OF THIS CIRCULAR

The Board of directors approved the content of this Circular and authorized it to be sent to each shareholder who is eligible to receive notice of and vote his or her shares at the meeting, and to each director and to the auditors.

By order of the Board,

(signed) Alain F. Dussault

Corporate Secretary

Montréal, Québec

March 8, 2012

2	BCE INC.	2012	MANAGEMENT PROXY CIRCULAR

ABOUT VOTING YOUR SHARES

Your vote is important—as a shareholder, it is very important that you read this information carefully and then vote your shares, either by proxy or in person at the meeting. In this document, you, your and shareholder refer to the common shareholders of BCE. We, us, our, Corporation, and BCE refer to BCE Inc., unless otherwise indicated. The information in this document is at March 8, 2012, unless otherwise indicated.

VOTING BY PROXY

This is the easiest way to vote. Voting by proxy means that you are giving the person or people named on your proxy form (proxyholder) the authority to vote your shares for you at the meeting or any adjournment. A proxy form is included in this package.

You can choose from five different ways to vote your shares by proxy:

1.	by telephone
2.	on the Internet
3.	by mail
4.	by fax
5.	by appointing another person to go to the meeting

and vote your shares for you

The directors who are named on the proxy form will vote your shares for you, unless you appoint someone else to be your proxyholder. If you appoint someone else, he or she must be present at the meeting to vote your shares. For your vote to be recorded, your proxy must be received by our transfer agent, Canadian Stock Transfer Company Inc. (CST), or other agents we appoint, by fax or by email, no later than 4:45 p.m. (Eastern time) on Wednesday, May 2, 2012.

Please follow the instructions below based on whether you are a registered or non-registered shareholder.

YOU ARE A REGISTERED SHAREHOLDER

if your name appears on your share certificate. Your proxy form tells you whether you are a registered shareholder.

YOU ARE A NON-REGISTERED/BENEFICIAL SHAREHOLDER

when your bank, trust company, securities broker or other financial institution holds your shares on your behalf. When you receive a voting instruction form, this tells you that you are a non-registered/beneficial shareholder.

If you are not sure whether you are a registered or non-registered shareholder, please contact CST.

Canadian Stock Transfer Company Inc.

320 Bay St., 3rd Floor

Toronto, Ontario M5H 4A6

CST acts as administrative agent for CIBC Mellon Trust Company.

TELEPHONE

1-800-561-0934 (toll free in Canada and the United States) 416-682-3861 (in the Toronto area or from outside Canada and the United States)

FAX

1-888-249-6189 (toll free in Canada and the United States) 514-985-8843 (outside Canada and the United States)

E-MAIL

bce@canstockta.com

HOW TO VOTE – REGISTERED SHAREHOLDERS

A. BY PROXY

1. By telephone

•	Call 1-866-390-6280 (toll free in Canada and the United States) or 212-785-4770 (International Direct Dial) from a touch-tone phone and follow the instructions.
•	You will need your 12-digit control number. You will find this number on the information sheet attached to your proxy form.

If you vote by telephone, you cannot appoint anyone other than the directors named on your proxy form as your proxyholder.

2. On the Internet

•	Go to CST’s website at www.proxypush.ca/bce and follow the instructions on screen.
•	You will need your 12-digit control number. You will find this number on the information sheet attached to your proxy form.

3. By mail

•	Detach the proxy form from the information sheet, complete pages 1 and 2 of the proxy form, sign and date your proxy form, and return it in the envelope we have provided.
•	Please see Completing the proxy form for more information.

BCE INC.	2012	MANAGEMENT PROXY CIRCULAR	3

ABOUT VOTING YOUR SHARES

4. By fax

•

Detach the proxy form from the information sheet, complete pages 1 and 2, sign and date your proxy form, and send both pages (in one transmission) by fax to 1-866-781-3111 (toll free in Canada and the United States) or 416-368-2502 (outside Canada and the United States).

•	Please see Completing the proxy form for more information.

5. By appointing another person to go to the  meeting and vote your shares for you

•	This person does not have to be a shareholder.
•

Strike out the four names that are printed on the proxy form and write the name of the person you are appointing in the space provided. Complete your voting instructions, date and sign the form, and return it to CST as instructed.

•	Make sure that the person you appoint is aware that he or she has been appointed and attends the meeting.
•	At the meeting, he or she should see a CST representative at one of their tables.
•	Please see Completing the proxy form for more information.

B. IN PERSON AT THE MEETING

You do not need to complete or return your proxy form. You should see a CST representative before entering the meeting to register your attendance at the meeting. Voting in person at the meeting will automatically cancel any proxy you completed and submitted earlier.

HOW TO VOTE – NON-REGISTERED SHAREHOLDERS

A. BY PROXY (VOTING INSTRUCTION FORM)

•	Your nominee is required to ask for your voting instructions before the meeting. Please contact your nominee if you did not receive a voting instruction form in your nominee package.
•

You will receive a voting instruction form that allows you to provide your voting instructions by telephone, on the Internet, by mail or by fax. If you want to provide your voting instructions on the Internet, go to www.ProxyVote.com and follow the instructions on screen. You will need your 12-digit control number, which you will find on your voting instruction form.

•

You may also vote by telephone by calling
1-800-474-7493 (English) or 1-800-474-7501 (French), by fax at 905-507-7793 or at 514-281-8911 or by returning your voting instruction form in the prepaid business reply envelope provided.

•

Alternatively, you may be a non-registered shareholder who will receive from your nominee a proxy form which has been pre-authorized by your nominee indicating the number of shares to be voted, which is to be completed, dated, signed and returned to CST, by mail or fax.

B. IN PERSON AT THE MEETING

•

We do not have access to the names or holdings of our non-registered shareholders. That means you can only vote your shares in person at the meeting if you have previously appointed yourself as the proxyholder for your common shares by printing your name in the space provided on the voting instruction form and submitting it as directed on the form. Your voting instructions must be received in sufficient time to allow your voting instruction form to be forwarded to CST before 4:45 p.m. (Eastern time) on Wednesday, May 2, 2012.

•	Your vote will be taken and counted at the meeting.
•	Prior to the meeting, you should see a representative of CST at one of their tables.

COMPLETING THE PROXY FORM

You can choose to vote “For ”, “Against”, “Withhold” or “Abstain”, depending on the items listed on the proxy form.

When you sign the proxy form, you authorize George A. Cope, Thomas C. O’ Neill, André Bérard or Carole Taylor, who are all directors, to vote your shares for you at the meeting according to your instructions. If you return your proxy form and do not tell us how you want to vote your shares, your vote will be counted:

•	FOR electing the nominated directors who are listed in the Circular

•	FOR appointing Deloitte & Touche LLP as auditors

•	FOR approving the advisory resolution on executive compensation

•	AGAINST shareholder proposal no. 1

Stock Options and Performance of Executive Officers

•	AGAINST shareholder proposal no. 2

Performance-based compensation disclosure

•	AGAINST shareholder proposal no. 3

Fees of Compensation Advisors disclosure

•	AGAINST shareholder proposal no. 4

Risk Management Committee

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ABOUT VOTING YOUR SHARES

If you are appointing someone else to vote your shares for you at the meeting, strike out the four names of the directors and write the name of the person voting for you in the space provided. If you do not specify how you want your shares voted, your proxyholder will vote your shares as he or she sees fit on each item and on any other matter that may properly come before the meeting.

If you are an individual shareholder, you or your authorized attorney must sign the form. If you are a corporation or other legal entity, an authorized officer or attorney must sign the form.

QUESTIONS

Your proxy is solicited by management. In addition to solicitation by mail, our employees or agents may solicit proxies by telephone or other ways at a nominal cost. We have retained Kingsdale Shareholder Services Inc. (Kingsdale Shareholder Services) to solicit proxies for us in Canada and the United States at an estimated cost of $45,000. We pay the costs of these solicitations.

If you need help completing your proxy form, please contact Kingsdale Shareholder Services at
1-866-581-0508 for service in English or in French.

CHANGING YOUR VOTE

You can revoke a vote you made by proxy by:

•	voting again by telephone or on the Internet before 4:45 p.m. (Eastern time) on Wednesday, May 2, 2012
•	completing a proxy form that is dated later than the proxy form you are changing and mailing it or faxing it to CST so that it is received before 4:45 p.m. (Eastern time) on Wednesday, May 2, 2012
•	sending a notice in writing from you or your authorized attorney to our Corporate Secretary so that it is received before 4:45 p.m. (Eastern time) on Wednesday, May 2, 2012
•	giving a notice in writing from you or your authorized attorney to the Chair of the meeting, at the meeting or any adjournment

HOW THE VOTES ARE COUNTED

You have one vote for each common share you hold on March 16, 2012. As at March 8, 2012, 773,707,122 common shares were entitled to be voted at the meeting.

The election of directors (subject to our majority voting guidelines – see What the meeting will cover – Electing directors), appointment of the auditors, approval of the advisory resolution on executive compensation and the vote on the shareholder proposals will each be determined by a majority of votes cast at the meeting by proxy or in person.

At the suggestion of a shareholder, we are introducing this year a new voting feature. When voting on shareholder proposals, shareholders will be able to vote FOR, AGAINST or ABSTAIN on each shareholder proposal, as opposed to before where only FOR and AGAINST options were available.

CONFIDENTIALITY

CST counts and tabulates the votes. It does this independently of us to make sure that the votes of individual shareholders are confidential. CST refers proxy forms to us only when:

•	it is clear that a shareholder wants to communicate with management
•	the validity of the form is in question, or
•	the law requires it.

ELECTRONIC VOTING AT THE MEETING

This year again, voting on all proposals at the AGM will be made through the use of electronic ballot, in line with our commitment towards the environment. This allows us to expedite the voting process at the AGM and present the final votes on screen at the AGM.

On arrival at the AGM, all shareholders entitled to vote will be required to register and given a hand-held device containing a personalized smart card with details of their shareholding to be used for the electronic vote. After each proposal is put to the meeting by the Chair, you will be asked to cast your vote by pressing a button on your keypad. All the votes represented by shareholders present at the AGM will be counted and added to those received by proxy, and the final votes will be shown on screen at the AGM. If you have already voted by proxy you will still be able to vote at the AGM using the electronic device, and your vote on the day of the AGM will replace your vote by proxy.

OTHER INFORMATION

To help you make an informed decision, please read this Circular and our annual report for the year ended December 31, 2011, which you can access on our website at www.bce.ca, on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. This Circular tells you about the meeting, the nominated directors, the proposed auditors, the Board’s committees, our corporate governance practices and compensation of directors and executives. The annual report gives you a review of our activities for the past year and includes a copy of our annual financial statements and the related management’s discussion and analysis of financial condition and results of operations (MD&A).

BCE INC.	2012	MANAGEMENT PROXY CIRCULAR	5

WHAT THE MEETING WILL COVER

Five items will be covered at the meeting:

1.	receiving our financial statements for the year ended December 31, 2011, including the auditors’ report
2.	electing directors who will serve until the end of the next annual shareholder meeting
3.	appointing the auditors who will serve until the end of the next annual shareholder meeting
4.	approving an advisory (non-binding) resolution on executive compensation
5.	considering the shareholder proposals described in Schedule A

The meeting may also consider other business that properly comes before it.

As of the date of this Circular, management is not aware of any changes to these items and does not expect any other items to be brought forward at the meeting.

If there are changes or new items, your proxyholder can vote your shares on these items as he or she sees fit.

1. RECEIVING OUR FINANCIAL STATEMENTS

We will place before the meeting our financial statements, including the auditors’ report, for the year ended December 31, 2011. The financial statements are included in our 2011 annual report and were mailed to our shareholders. They can also be accessed on our website at www.bce.ca, on SEDAR at www.sedar.com, or on EDGAR at www.sec.gov.

2. ELECTING DIRECTORS

You will be electing a board of directors (Board) of 13 members. Please see About the nominated directors for more information. Directors appointed at the meeting will serve until the end of the next annual shareholder meeting, or until their earlier resignation.

All of the individuals nominated for election as directors are currently members of the Board and each was elected at our 2011 annual shareholder meeting held on May 12, 2011, by at least a majority of the votes cast, with the exception of Mr. James Prentice, who was appointed by the Board on July 21, 2011.

Notwithstanding the Corporation’s By-Laws and the Canada Business Corporations Act (CBCA), pursuant to our guidelines with respect to election of directors, at any shareholders’ meeting at which directors are to be elected in an uncontested election (i.e., the election does not involve a proxy battle), if any director nominee receives a greater number of votes “withheld” from his or her election than votes “for” such election, then such director nominee must, no later than 10 days following the receipt of the audited and final scrutineer’s report relating to such meeting (vote results), submit to the Board his or her resignation letter, which will take effect only upon the acceptance of such resignation by the Board.

The Board, upon the recommendation of the corporate governance committee (CGC) will, within 90 days following the public disclosure of the audited vote results, determine either to accept or not the subject director’s offer to resign, and the Board will cause the Corporation to promptly publicly disclose, via press release, the Board’s determination, including, in cases where the Board has determined not to accept the resignation, the reasons therefor. It is generally expected that the CGC will recommend that the Board accept such resignation, except in extraordinary circumstances.

If you do not specify how you want your shares voted, the directors named as proxyholders in the enclosed proxy form intend to cast the votes represented by proxy at the meeting FOR the election as directors of the nominated directors in this Circular.

3. APPOINTING THE AUDITORS

The Board, on the advice of the audit committee, recommends that Deloitte & Touche LLP be reappointed as auditors. Deloitte & Touche LLP and its predecessors have been the auditors of the Corporation since it was created in 1983. The audit firm appointed at the meeting will serve until the end of the next annual shareholder meeting.

Every year, the audit committee performs an assessment of the quality of the services rendered and the performance by Deloitte & Touche LLP as auditors of the Corporation. This assessment is based, among other things, on the audit plan submitted, the risk areas identified, the nature of the audit findings and the reports presented to the audit committee. Given the satisfactory results of the assessment regarding the 2011 audit, the Board, on the advice of the audit committee, recommends to vote FOR the appointment of Deloitte & Touche LLP as auditors of the Corporation.

6	BCE INC.	2012	MANAGEMENT PROXY CIRCULAR

WHAT THE MEETING WILL COVER

If you do not specify how you want your shares voted, the directors named as proxyholders in the enclosed proxy form intend to cast the votes represented by proxy at the meeting FOR the appointment of Deloitte & Touche LLP as auditors.

4.	APPROVING THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

Our executive compensation philosophy, policies and programs are based on the fundamental principle of pay-for-performance to align the interests of our executives with those of our shareholders. This compensation approach allows us to attract and retain high-performing executives who will be strongly incented to create value for our shareholders on a sustainable basis. As a shareholder you are asked to consider the following resolution:

Resolved, on an advisory basis and not to diminish the role and responsibilities of the Board of Directors, that the shareholders accept the approach to executive compensation disclosed in this management proxy circular delivered in advance of the 2012 annual general meeting of shareholders of BCE.

Because your vote is advisory, it will not be binding upon the Board. However, the management resources and compensation committee of the Board (MRCC) will review and analyse the results of the vote and take into consideration such results when reviewing executive compensation philosophy, policies and programs. Please see Shareholder Engagement in Schedule B “Statement of Corporate Governance Practices” of this Circular for more details on how you can ask questions and provide comments to the Board and the MRCC on executive compensation. The Board confirms that our current practices achieve substantially the same results as the Canadian Coalition for Good Governance’s (CCGG) Model Policy of the Board of Directors on Engagement with Shareholders on Governance matters and “Say on Pay” Policy for Boards of Directors.

If you do not specify how you want your shares voted, the directors named as proxyholders in the enclosed proxy form intend to cast the votes represented by proxy at the meeting FOR the adoption of the advisory resolution on executive compensation.

5.	CONSIDERING THE SHAREHOLDER PROPOSALS

You will be voting on four shareholder proposals that have been submitted for consideration at the meeting. These proposals are set out in Schedule A.

If you do not specify how you want your shares voted, the directors named as proxyholders in the enclosed proxy form intend to cast the votes represented by proxy at the meeting AGAINST the four shareholder proposals in accordance with the Board’s recommendations set out in Schedule A.

Other business

Following the conclusion of the formal business to be conducted at the meeting, we will:

•	provide an update on our business operations, and
•	invite questions and comments from shareholders.

If you are not a shareholder, you may be allowed into the meeting after speaking with a representative of CST and if the Chair of the meeting allows it.

BCE INC.	2012	MANAGEMENT PROXY CIRCULAR	7

ABOUT THE NOMINATED DIRECTORS

The table below tells you about the people who have been nominated for election as directors and, among other information, the voting securities that they own directly or indirectly. Generally, all non-management directors sit on at least one Board committee. We have also included other directorships held by the nominated directors during the past five years with public companies that are currently listed on an exchange. Under areas of expertise, we have listed the top two areas of expertise for each director nominee. A more fulsome description of our directors’ skills matrix can be found at Schedule B under Competency requirements.

•	CGC = Corporate governance committee
•	MRCC = Management resources and compensation committee
•	PFC = Pension fund committee

For current committee memberships and current committee chairpersons, please refer to Committee reports.

The total value of common shares/deferred share units is determined by multiplying the number of common shares and deferred share units of BCE held by each nominee as of March 10, 2011 and March 8, 2012 by the closing price of BCE’s common shares on the Toronto Stock Exchange as of the close of business on March 10, 2011 and March 8, 2012 respectively, being $35.44 and $41.37.

Barry K. Allen

Florida, United States

Senior Advisor,

Providence Equity Partners

Since September 2007

AGE: 63

STATUS: Independent

JOINED BOARD: May 2009

AREAS OF EXPERTISE:

Telecommunications

Technology

Mr. Allen is currently a Senior Advisor of Providence Equity Partners (a private equity firm focused on media, entertainment, communications and information investments). Prior to joining Providence in 2007, he was Executive Vice-President of Operations of Qwest Communications International. Before his retirement from Qwest in June 2007, Mr. Allen was responsible for the company’s network and information technology operations. Prior to being named Executive Vice-President of Operations in March 2004, he served as Qwest’s Executive Vice-President of Operations and Chief Human Resources Officer. In addition, from January 2000 until the present, Mr. Allen has served as President of Allen Enterprises, LLC, a private equity investment and management company he founded. Mr. Allen holds a Bachelor of Arts from the University of Kentucky and an M.B.A. from Boston University.

Board & Committee Attendance during 2011
REGULARLY SCHEDULED		SPECIAL	TOTAL BOARD & COMMITTEE ATTENDANCE
Board	6/6	2/2
CGC	3/3	N/A	100%
MRCC	4/4	2/2

Other Public Board Directorships during the last five years
PRESENT BOARDS			PAST BOARDS
Fiduciary Management, Inc.	1996 – present		N/A
Harley-Davidson, Inc.	1992 – present

Ownership and Total Value of Equity
MARCH 10, 2011			MARCH 8, 2012
BCE Common Shares	20,000		BCE Common Shares	20,000
BCE Deferred Share Units	4,058		BCE Deferred Share Units	6,595
Value ($)	852,616		Value ($)	1,100,235

8	BCE INC.	2012	MANAGEMENT PROXY CIRCULAR

ABOUT THE NOMINATED DIRECTORS

André Bérard O.C. Québec, Canada Corporate Director Since March 2004 AGE: 71 STATUS: Independent JOINED BOARD: January 2003 AREAS OF EXPERTISE: Management/CEO Accounting & Finance

Mr. Bérard was Chair of the Board of National Bank of Canada (chartered bank) from 2002 to March 2004, and Chair of the Board and Chief Executive Officer of National Bank of Canada from 1990 to March 2002. He holds a Fellows Diploma from the Institute of Canadian Bankers and was Chair of the Executive Council of the Canadian Bankers’ Association from 1986 to 1988. He was appointed an Officer of the Order of Canada in 1995.

Board & Committee Attendance during 2011
	REGULARLY SCHEDULED		SPECIAL	TOTAL BOARD & COMMITTEE ATTENDANCE
	Board	6/6	2/2
	Audit Committee	5/5	N/A	100%
	CGC (1)	2/2	N/A
	MRCC (1)	1/1	1/1

Other Public Board Directorships during the last five years
	PRESENT BOARDS			PAST BOARDS
	Bombardier Inc.	2004 – present		Tembec Inc.	2006 – 2008
	Groupe BMTC Inc.	2001 – present
	Saputo Inc.	1997 – present
	TransForce Inc.	2003 – present

Ownership and Total Value of Equity
	MARCH 10, 2011			MARCH 8, 2012
	BCE Common Shares	1,120		BCE Common Shares	1,120
	BCE Deferred Share Units	41,937		BCE Deferred Share Units	48,838
	Value ($)	1,525,940		Value ($)	2,066,762

(1)	Mr. Bérard became a member of the MRCC on May 12, 2011 and ceased to be a member of the CGC on such date.

Ronald A. Brenneman (1) Alberta, Canada Corporate Director Since March 2010 AGE: 65 STATUS: Independent JOINED BOARD: November 2003 AREAS OF EXPERTISE: Retail/Customer Experience Management/CEO

Mr. Brenneman was Executive Vice-Chairman, Suncor Energy Inc. (integrated energy company) from August 2009 until February 2010 and was President and Chief Executive Officer of Petro-Canada (petroleum company) from 2000 until August 2009. Before January 2000, Mr. Brenneman spent more than 30 years with Imperial Oil Limited and its parent company, Exxon Corporation (both petroleum companies). He was a member of the board of the Canadian Council of Chief Executives until July 2009. Mr. Brenneman holds a BSc in Chemical Engineering from the University of Toronto and a MSc in Control Systems from the University of Manchester.

	Board & Committee Attendance during 2011
	REGULARLY SCHEDULED		SPECIAL	TOTAL BOARD & COMMITTEE ATTENDANCE
	Board	6/6	2/2
	MRCC (2) (Chair)	4/4	2/2	95%
	PFC (2)	4/4	1/2

	Other Public Board Directorships during the last five years
	PRESENT BOARDS			PAST BOARDS
	Ithaca Energy Inc.	2010 – present		Petro-Canada	2000 – 2009
	The Bank of Nova Scotia	2000 – present
	WestJet Airlines Ltd.	2009 – present

	Ownership and Total Value of Equity
	MARCH 10, 2011			MARCH 8, 2012
	BCE Common Shares	95,000		BCE Common Shares	115,000
	BCE Deferred Share Units	34,656		BCE Deferred Share Units	39,378
	Value ($)	4,595,009		Value ($)	6,386,618

(1)	Mr. Brenneman and Mr. O’Neill currently both serve as directors of The Bank of Nova Scotia.

(2)	Mr. Brenneman became Chair of the MRCC on May 12, 2011 and ceased to be Chair of the PFC on such date.

BCE INC.	2012	MANAGEMENT PROXY CIRCULAR	9

ABOUT THE NOMINATED DIRECTORS

Sophie Brochu  (1)

Québec, Canada

President and Chief

Executive Officer, Gaz Métro

Since February 2007

AGE: 48

STATUS: Independent

JOINED BOARD: May 2010

AREAS OF EXPERTISE:

Management/CEO

Government and

Regulatory Affairs

Ms. Brochu has worked in the energy industry for nearly 25 years. She began her career in 1987 with SOQUIP (Société québécoise d’initiatives pétrolières) and held several positions, including Vice-President, Development, a position she held until 1997. Ms. Brochu joined Gaz Métro (natural gas distributor in Québec) in 1997 as Vice-President, Business Development where she held several positions including Executive Vice-President, responsible for all natural gas distribution activities in Québec. In 2007, she was appointed President and Chief Executive Officer of Gaz Métro. Ms. Brochu is a graduate in Economics from Université Laval in Québec City, where she specialized in the energy field. She is Chair of the Board of the Montréal Museum of Archaeology and History (Pointe-à-Callière). She is actively involved with Muscular Dystrophy Canada. Ms. Brochu was co-president of the Centraide of Greater Montréal campaign for 2010 and is also involved in the 80, ruelle de l’Avenir project, which aims to combat school dropout in the Centre-Sud and Hochelaga Maisonneuve neighbourhoods.

	Board & Committee Attendance during 2011
	REGULARLY SCHEDULED		SPECIAL	TOTAL BOARD & COMMITTEE ATTENDANCE
	Board	6/6	2/2
	CGC	3/3	N/A	100%
	Audit Committee	5/5	N/A

	Other Public Board Directorships during the last five years
	PRESENT BOARDS			PAST BOARDS
	Gaz Métro	2007 – present		N/A
	Bank of Montréal	2011 – present

	Ownership and Total Value of Equity
	MARCH 10, 2011			MARCH 8, 2012
	BCE Common Shares	1,250		BCE Common Shares	1,250
	BCE Deferred Share Units	3,451		BCE Deferred Share Units	8,273
	Value ($)	166,603		Value ($)	393,967

(1) Ms. Brochu and Mr. Cope currently both serve as directors of Bank of Montréal.

Robert E. Brown (1) (2) Québec, Canada Corporate Director Since October 2009 AGE: 67 STATUS: Independent JOINED BOARD: May 2009 AREAS OF EXPERTISE: Management/CEO Mergers & Acquisitions

Mr. Brown is Chairman of Groupe Aeroplan Inc. and was President and Chief Executive Officer of CAE Inc. (a provider of simulation and modelling technologies as well as integrated training service for both civil aviation and defence customers) from August 2004 to September 2009. Prior to joining CAE Inc., Mr. Brown was Chairman of Air Canada during its restructuring from May 2003 to October 2004. Mr. Brown joined Bombardier Inc. in 1987 and was responsible for the Bombardier Aerospace sector from 1990 to 1999. He was President and Chief Executive Officer of Bombardier Inc. (aerospace, transportation and recreational products) from 1999 to 2002. Mr. Brown also held various senior positions in federal ministries with economic vocations, including the position of Associate Deputy Minister of the Department of Regional Industrial Expansion. Mr. Brown holds a Bachelor of Science degree from the Royal Military College and attended the Advanced Management Program at the Harvard University Business School.

	Board & Committee Attendance during 2011
	REGULARLY SCHEDULED		SPECIAL	TOTAL BOARD & COMMITTEE ATTENDANCE
	Board	6/6	2/2
	CGC (Chair)	3/3	N/A	100%
	PFC	4/4	2/2

	Other Public Board Directorships during the last five years
	PRESENT BOARDS			PAST BOARDS
	Groupe Aeroplan Inc. (Chair)	2005 – present		ACE Aviation Holdings Inc.	2004 – 2009
	Rio Tinto Limited	2010 – present		CAE Inc.	2004 – 2009
	Rio Tinto plc	2010 – present		Jazz Air Income Fund (trustee)	2006 – 2008

	Ownership and Total Value of Equity
	MARCH 10, 2011			MARCH 8, 2012
	BCE Common Shares	30,000		BCE Common Shares	30,000
	BCE Deferred Share Units	3,161		BCE Deferred Share Units	5,981
	Value ($)	1,175,226		Value ($)	1,488,534

(1)	Mr. Brown was a director of Air Canada from March 2003 until October 2004. Air Canada filed for court protection under insolvency statutes on April 1, 2003.

(2)	Mr. Brown was also a director of Nortel Networks Corp. when, on or about May 31, 2004, cease trade orders were issued against directors, officers and certain other current and former employees of Nortel Networks Corp. and Nortel Networks Ltd. (collectively, “Nortel Networks”). The management cease trade orders were imposed in response to the failure by Nortel Networks to file certain financial statements with the Canadian securities regulators.

10	BCE INC.	2012	MANAGEMENT PROXY CIRCULAR

ABOUT THE NOMINATED DIRECTORS

George A. Cope (1)

Ontario, Canada

President and Chief

Executive Officer, BCE

and Bell Canada

Since July 2008

AGE: 50

STATUS: Not Independent

JOINED BOARD: July 2008

AREAS OF EXPERTISE:

Telecommunications

Management/CEO

George Cope has been President and Chief Executive Officer of BCE and Bell Canada since July 2008. He was previously President and Chief Operating Officer of Bell Canada until July 2008. Mr. Cope is a seasoned Canadian telecommunications executive who had served in public-company CEO roles in the industry for more than 15 years prior to joining Bell Canada in 2005. He has earned a reputation as an innovative telecom strategist and builder of high-performance teams, successfully launching three next-generation digital networks during his career. Mr. Cope holds an Honours B.Comm. degree from the University of Western Ontario. He serves on the Advisory Board of the Richard Ivey School of Business at the University of Western Ontario.

Board & Committee Attendance during 2011
REGULARLY SCHEDULED		SPECIAL	TOTAL BOARD & COMMITTEE ATTENDANCE
Board	6/6	2/2	100%

Other Public Board Directorships during the last five years
PRESENT BOARDS			PAST BOARDS
Bank of Montréal	2006 – present		NII Holdings, Inc.	2004 – 2010
Bell Aliant Inc. (Chair)	2011 – present

Ownership and Total Value of Equity
MARCH 10, 2011			MARCH 8, 2012
BCE Common Shares	140,625		BCE Common Shares	143,209
BCE Deferred Share Units	713,247		BCE Deferred Share Units	751,778
Value ($)	30,261,224		Value ($)	37,025,612

(1)	Mr. Cope and Ms. Brochu currently both serve as directors of Bank of Montréal.

Anthony S. Fell O.C. (1) (2) Ontario, Canada Corporate Director Since January 2008 AGE: 73 STATUS: Independent JOINED BOARD: January 2002 AREAS OF EXPERTISE: Management/CEO Investment Banking

Mr. Fell is a former Deputy Chairman of Royal Bank of Canada. He was with RBC Capital Markets (investment bank) and predecessor companies for 48 years including 18 years as Chief Executive Officer and a further 8 years as Chairman until his retirement in 2007. Mr. Fell is a past Chairman of Munich Reinsurance Company of Canada and past Chairman of the Investment Dealers Association of Canada and a past Governor of the Toronto Stock Exchange. Mr. Fell is also a past Chairman of the University Health Network, the United Way Campaign for Metropolitan Toronto, the Princess Margaret Hospital Capital Campaign and is a past Governor of the Duke of Edinburgh’s Award Program in Canada,
St. Andrew’s College and the Ontario Division of the Canadian Arthritis Society. Mr. Fell was appointed an Officer of the Order of Canada in 2001 and received an Honorary Doctor of Laws degree from McMaster University in 2001 and from the University of Toronto in 2006 and was inducted into the Canadian Business Hall of Fame in 2010.

	Board & Committee Attendance during 2011
	REGULARLY SCHEDULED		SPECIAL	TOTAL BOARD & COMMITTEE ATTENDANCE
	Board	6/6	2/2
	Audit Committee	5/5	N/A	100%
	MRCC	4/4	2/2

	Other Public Board Directorships during the last five years
	PRESENT BOARDS			PAST BOARDS
	Loblaw Companies Limited	2001 – present		CAE Inc.	2000 – 2011

	Ownership and Total Value of Equity
	MARCH 10, 2011			MARCH 8, 2012
	BCE Common Shares	134,068		BCE Common Shares	139,652
	BCE Deferred Share Units	41,937		BCE Deferred Share Units	48,838
	Value ($)	6,237,617		Value ($)	7,797,831

(1)	Mr. Fell and Mr. O’Neill currently both serve as directors of Loblaw Companies Limited.

(2)	Mr. Fell was a director of Teleglobe Inc. until April 2002. Teleglobe Inc. filed for court protection under insolvency statutes on May 15, 2002.

BCE INC.	2012	MANAGEMENT PROXY CIRCULAR	11

ABOUT THE NOMINATED DIRECTORS

The Honourable

Edward C. Lumley P.C. (1)

Ontario, Canada

Vice-Chairman,

BMO Capital Markets

Since December 1991

AGE: 72

STATUS: Independent

JOINED BOARD: January 2003

AREAS OF EXPERTISE:

Management/CEO

Government &

Regulatory Affairs

Mr. Lumley has been Vice-Chairman of BMO Capital Markets (investment bank) and its predecessor companies since 1991. From 1986 to 1991 Mr. Lumley served as Chair of the Noranda Manufacturing Group of companies. Prior to returning to the private sector, from 1974-1984 Mr. Lumley was a Member of Parliament during which time he held various cabinet portfolios in the Government of Canada, including Minister of Industry, International Trade, Communications and Science and Technology. Mr. Lumley is the Chancellor of the University of Windsor where he graduated with a Bachelor of Commerce.

Board & Committee Attendance during 2011
REGULARLY SCHEDULED		SPECIAL	TOTAL BOARD & COMMITTEE ATTENDANCE
Board	6/6	2/2
CGC (2)	1/1	N/A	100%
PFC (2) (Chair)	4/4	2/2

Other Public Board Directorships during the last five years
PRESENT BOARDS			PAST BOARDS
Canadian National Railway Company	1996 – present		Magna International Inc.	1989 – 2008
Dollar-Thrifty Automotive Group, Inc.	1997 – present

Ownership and Total Value of Equity
MARCH 10, 2011			MARCH 8, 2012
BCE Common Shares	9,539		BCE Common Shares	10,547
BCE Deferred Share Units	27,263		BCE Deferred Share Units	33,616
Value ($)	1,304,263		Value ($)	1,827,023

(1)  Mr. Lumley was a director of Air Canada until October 2004. Air Canada filed for court protection under insolvency statutes on April 1, 2003.

(2)   Mr. Lumley became a member of the CGC on May 12, 2011 and became Chair of PFC on such date.

Thomas C. O’Neill FCA (1)

Ontario, Canada

Chair of the Board,

BCE and BELL Canada

Since February 2009

and Chartered Accountant

AGE: 66

STATUS: Independent

JOINED BOARD: January 2003

AREAS OF EXPERTISE:

Management/CEO

Accounting & Finance

Mr. O’Neill was Chief Executive Officer of PricewaterhouseCoopers Consulting (provider of management consulting and technology services) from January 2002 to May 2002 and then Chair of the Board from May 2002 to October 2002. Mr. O’Neill is a former Vice-Chair of the Board of Trustees of Queen’s University and a past member of the Advisory Council of Queen’s University School of Business. Mr. O’Neill now serves as Vice-Chair of St. Michael’s Hospital where he served on the Board since 2003. He graduated from Queen’s University with a BComm and is a chartered accountant. Mr. O’Neill received an Honorary LLD from Queen’s University and is a Fellow of the Institute of Corporate Directors.

Board & Committee Attendance during 2011
REGULARLY SCHEDULED		SPECIAL	TOTAL BOARD & COMMITTEE ATTENDANCE
Board (Chair)	6/6	2/2	100%

Other Public Board Directorships during the last five years
PRESENT BOARDS			PAST BOARDS
Adecco S.A.	2004 – present		N/A
Loblaw Companies Limited	2003 – present
Nexen Inc.	2002 – present
The Bank of Nova Scotia	2008 – present

Ownership and Total Value of Equity
MARCH 10, 2011			MARCH 8, 2012
BCE Common Shares	2,745		BCE Common Shares	2,745
BCE Deferred Share Units	20,555		BCE Deferred Share Units	26,301
Value ($)	825,752		Value ($)	1,201,633

(1)	Mr. Brenneman and Mr. O’Neill currently both serve as directors of The Bank of Nova Scotia. Mr. Fell and Mr. O’Neill currently both serve as directors of Loblaw Companies Limited.

12	BCE INC.	2012	MANAGEMENT PROXY CIRCULAR

ABOUT THE NOMINATED DIRECTORS

The Honourable

James Prentice P.C.,
Q.C.

Alberta, Canada

Senior Executive

Vice-President and

Vice Chairman, Canadian

Imperial Bank of Commerce

Since January 2011

AGE: 55

STATUS: Independent

JOINED BOARD: July 2011

AREAS OF EXPERTISE:

Government &

Regulatory Affairs

Mergers & Acquisitions

Mr. Prentice is responsible for expanding CIBC’s (chartered bank) relationships with corporate clients across Canada and abroad, and with providing leadership on strategic initiatives to enhance CIBC’s position in the market. Mr. Prentice is well known for his contribution to public life in Canada. He was first elected as the Member of Parliament for Calgary Centre North in 2004 and re-elected in 2006 and 2008. From January 2006 until November 2010 he was one of the most senior Ministers in the Canadian Government, serving variously as the Minister of Industry, the Minister of the Environment and the Minister of Indian Affairs and Northern Development. In addition, Mr. Prentice chaired the Operations Committee of Cabinet and sat on the Priorities and Planning Committee from 2006 through November 2010. Prior to entering public office, Mr. Prentice practiced law in Calgary, specializing in commercial law and property rights. He served as the Co-Chair of the Indian Claims Commission of Canada from 1993 until 2000. He graduated from the University of Alberta with a Bachelor of Commerce in 1977 and then entered Dalhousie Law School as a Dunn Scholar, graduating with his Bachelor of Laws in 1980. Mr. Prentice was designated a Queen’s Counsel in 1992.

Board & Committee Attendance during 2011
REGULARLY SCHEDULED		SPECIAL	TOTAL BOARD & COMMITTEE ATTENDANCE
Board	3/3	1/1
Audit (1) Committee	1/1	N/A	100%

Other Public Board Directorships during the last five years
PRESENT BOARDS			PAST BOARDS
N/A			N/A

Ownership and Total Value of Equity
MARCH 10, 2011			MARCH 8, 2012
BCE Common Shares	N/A		BCE Common Shares	1,320
BCE Deferred Share Units	N/A		BCE Deferred Share Units	1,745
Value ($)	N/A		Value ($)	126,799

(1)	Mr. Prentice was appointed to the audit committee on November 2, 2011.

Robert C. Simmonds Ontario, Canada Chairman, Lenbrook Corporation Since April 2002 AGE: 58 STATUS: Independent JOINED BOARD: May 2011 AREAS OF EXPERTISE: Telecommunications Technology

Robert Simmonds is a seasoned Canadian telecommunications executive who has served in public company roles from 1994 to 2006. From 1985 until 2000, he served as Chairman of Clearnet Communications Inc., a Canadian wireless competitor that launched two all-new digital mobile networks. He became the Chairman of Lenbrook Corporation (national distributor of electronics components and radio products) in 2002, having been a founder and director of the company since 1977. Internationally regarded as a leading wireless communications engineer and mobile spectrum authority, Mr. Simmonds has played a key role in the development of Canada’s mobile spectrum policies for more than 30 years. He is an executive with the Radio Advisory Board of Canada (RABC), the body that provides unbiased and technically expert advice to the federal Department of Industry, and is a past Chair of the Canadian Wireless Telecommunications Association (CWTA). A laureate and member of Canada’s Telecommunications Hall of Fame and recipient of the Engineering Medal for Entrepreneurship from Professional Engineers Ontario, Mr. Simmonds earned his B.A. Sc. in Electrical Engineering at the University of Toronto.

	Board & Committee Attendance during 2011
	REGULARLY SCHEDULED		SPECIAL	TOTAL BOARD & COMMITTEE ATTENDANCE
	Board	4/4	2/2
	Audit (1) Committee	2/2	N/A	100%
	CGC (1)	1/1	N/A

	Other Public Board Directorships during the last five years
	PRESENT BOARDS			PAST BOARDS
	N/A			N/A

	Ownership and Total Value of Equity
	MARCH 10, 2011			MARCH 8, 2012
	BCE Common Shares	N/A		BCE Common Shares	68,000
	BCE Deferred Share Units	N/A		BCE Deferred Share Units	2,809
	Value ($)	N/A		Value ($)	2,929,368

(1)	Mr. Simmonds was appointed to the audit committee and the CGC on May 12, 2011.

BCE INC.	2012	MANAGEMENT PROXY CIRCULAR	13

ABOUT THE NOMINATED DIRECTORS

Carole Taylor

British Columbia, Canada

Corporate Director

Since September 2010

AGE: 66

STATUS: Independent

JOINED BOARD: August 2010

AREAS OF EXPERTISE:

Telecommunications

Government &

Regulatory Affairs

From December 2008 to January 2010, Ms. Taylor served as Chair of the Federal Finance Minister’s Economic Advisory Council. Ms. Taylor was also Senior Advisor for Borden Ladner Gervais LLP (law firm) until September 2010. She served as Minister of Finance for British Columbia from June 2005 to June 2008. In May 2005, Ms. Taylor was elected to the Legislative Assembly of British Columbia to represent the riding of Vancouver-Langara. From July 2001 to March 2005, she served as Chair of CBC/Radio-Canada. She is the Chancellor of Simon Fraser University. Ms. Taylor earned her B.A. in English at the University of Toronto’s Victoria College.

Board & Committee Attendance during 2011
REGULARLY SCHEDULED		SPECIAL	TOTAL BOARD & COMMITTEE ATTENDANCE
Board	6/6	2/2
CGC (1)	2/2	N/A
MRCC (1)	1/1	1/1	100%
PFC (1)	2/2	2/2
Audit Committee (1)	3/3	N/A

Other Public Board Directorships during the last five years
PRESENT BOARDS			PAST BOARDS
N/A			The Toronto Dominion Bank	2009 – 2012

Ownership and Total Value of Equity
MARCH 10, 2011			MARCH 8, 2012
BCE Common Shares	24,000		BCE Common Shares	24,000
BCE Deferred Share Units	1,036		BCE Deferred Share Units	3,409
Value ($)	887,276		Value ($)	1,133,910

(1)	Ms. Taylor became a member of the PFC and the MRCC on May 12, 2011, and ceased being a member of the audit committee and the CGC on such date.

Paul R. Weiss FCA

Ontario, Canada

Corporate Director

Since April 2008

and Chartered accountant

AGE: 64

STATUS: Independent

JOINED BOARD: May 2009

AREAS OF EXPERTISE:

Accounting & Finance

Mergers & Acquisitions

Mr. Weiss is director and audit committee Chair at ING Bank of Canada and a director and audit committee member of Empire Life Insurance Company. He is Chair of the Board and a director of Soulpepper Theatre Company, a director of Niagara International Music Festival and past Chair of Toronto Rehab Foundation. For over 40 years, until his retirement in 2008, he was with KPMG Canada. He served as Managing Partner of the Canadian Audit Practice, a member of KPMG Canada’s Management Committee, and a member of the International Global Audit Steering Group. Mr. Weiss holds a Bachelor of Commerce degree from Carleton University.

Board & Committee Attendance during 2011
REGULARLY SCHEDULED		SPECIAL	TOTAL BOARD & COMMITTEE ATTENDANCE
Board	6/6	2/2
PFC	4/4	2/2	100%
Audit Committee (Chair)	5/5	N/A

Other Public Board Directorships during the last five years
PRESENT BOARDS			PAST BOARDS
Torstar Corporation	2009 – present		N/A

Ownership and Total Value of Equity
MARCH 10, 2011			MARCH 8, 2012
BCE Common Shares	0		BCE Common Shares	0
BCE Deferred Share Units	12,986		BCE Deferred Share Units	17,497
Value ($)	460,224		Value ($)	723,850

TOTAL SHAREHOLDINGS OF NOMINATED DIRECTORS

MARCH 10, 2011		MARCH 8, 2012
BCE Common Shares	458,347	BCE Common Shares	556,843
BCE Deferred Share Units	904,287	BCE Deferred Share Units	995,058
Value ($)	48,291,750	Value ($)	64,202,144

(1)	Based on the closing price of common shares on the Toronto Stock Exchange as of the close of business on March 8, 2012 ($41.37) and on March 10, 2011 ($35.44).

14	BCE INC.	2012	MANAGEMENT PROXY CIRCULAR

COMMITTEE REPORTS

This section includes reports from each of the Board’s four standing committees and tells you about their members, responsibilities and activities in the past year.

AUDIT COMMITTEE REPORT

As a public company, we are required by law to have an audit committee. The audit committee assists the Board in its oversight of the integrity of our financial statements, compliance with applicable legal and regulatory requirements, the independence, qualifications and appointment of the external auditors, the performance of both the external and internal auditors, management’s responsibility for assessing and reporting on the effectiveness of internal controls and our enterprise risk management processes.

Also see Schedule 1 — Audit Committee Information in our annual information form for the year ended December 31, 2011 (which you can access on our website at www.bce.ca, on SEDAR at www.sedar.com and on EDGAR at www.sec.gov), for more information about the audit committee, including the audit committee’s charter, information about independence, financial literacy, relevant education and experience of audit committee members, as well as audit committee policies and procedures for engaging the external auditors. The charter of the audit committee is available in the governance section of our website at www.bce.ca.

MEMBERSHIP OF THE AUDIT COMMITTEE

The audit committee is currently made up of

six independent directors: Mr. P.R. Weiss (Chair), Mr. A. Bérard,

Ms. S. Brochu, Mr. A.S. Fell, Mr. J. Prentice, who joined the audit committee on November 2, 2011 and Mr. R.C. Simmonds who

joined the audit committee on May 12, 2011.

P.R. Weiss (Chair)

A. Bérard	S. Brochu	A.S. Fell

J. Prentice	R.C. Simmonds

HIGHLIGHTS FOR 2011

The audit committee communicates regularly and directly with management and the internal and external auditors. The audit committee held five regularly scheduled meetings in 2011. Time is set aside at each regularly scheduled committee meeting for the committee members to meet without management, and without the internal and external auditors, and to meet separately with each of management and the internal and external auditors.

The audit committee continued to focus on four key areas in 2011:

•	assessing the appropriateness of our financial reporting
•

reviewing the adequacy of policies and processes for internal control over financial reporting, risk management and compliance with laws and regulations that apply to us, including oversight of compliance with our code of business conduct and environmental policy

•	monitoring the first time application of International Financial Reporting Standards (IFRS), and
•	overseeing all aspects of the internal and external audit functions.

Since the Corporation has securities registered in the United States, we are subject to the provisions of the Sarbanes-Oxley Act and related rules and regulations of the U.S. Securities and Exchange Commission (SEC) (related SEC rules). In addition, since the Corporation’s common shares are listed on the New York Stock Exchange (NYSE), we follow certain NYSE corporate

BCE INC.	2012	MANAGEMENT PROXY CIRCULAR	15

COMMITTEE REPORTS

governance rules (NYSE rules). The Canadian Securities Administrators (CSA) have rules relating to audit committees and certification of financial information (Canadian Financial rules) with which we also must comply.

MEMBERS’ FINANCIAL LITERACY, EXPERTISE

AND SIMULTANEOUS SERVICE

Under the Sarbanes-Oxley Act and related SEC rules, the Corporation is required to disclose whether its audit committee members include at least one “audit committee financial expert”, as defined by these rules. In addition, the Canadian Financial rules and the NYSE rules followed by the Corporation require that all audit committee members be financially literate.

The Board has determined that all the members of the audit committee during 2011 were, and all current members of the audit committee are, financially literate. In respect of the current audit committee members, as well as members during 2011, the Board determined that at least one of the members of the audit committee, being the current Chair of the audit committee, Mr. P.R. Weiss, is qualified as an “audit committee financial expert”. Please see Schedule 1 — Audit Committee Information in the annual information form for the year ended December 31, 2011, for the relevant education and experience of all our audit committee members.

The NYSE rules followed by the Corporation require that if an audit committee member serves simultaneously on the audit committee of more than three public companies, the Board must determine and disclose that this simultaneous service does not impair the ability of the member to effectively serve on the audit committee.

In addition to serving on the Corporation’s audit committee, Mr. Bérard serves on the audit committees of the following public companies: Bombardier Inc., Groupe BMTC Inc. and TransForce Inc. The Board has carefully reviewed the audit committee service of Mr. Bérard and has concluded that these other activities did not during 2011, and do not currently, impair his ability to effectively serve on the audit committee. This conclusion is based on the following:

•	he is retired and is not involved in professional activities other than serving on various public company boards of directors and audit committees
•	he has extensive accounting and financial knowledge and experience, which serves the best interests of the Corporation, and
•	he makes valuable contributions to the Corporation’s audit committee.

FINANCIAL REPORTING

The audit committee meets to review the following documents with management and the external auditors and recommends them to the Board for approval:

•	our annual financial statements and quarterly interim financial reports
•	the related management’s discussion and analysis of financial condition and results of operations (MD&A)
•	our annual report on Form 40-F for U.S. purposes
•	our annual information form (AIF)
•	our earnings press releases, and
•	our Safe Harbour Notice Concerning Forward-Looking Statements.

This review is to provide reasonable assurance that:

•	the Corporation’s financial reporting is complete and fairly presented in all material respects
•	the accounting principles used to prepare our financial statements are appropriate, in particular where judgements, estimates, risks and uncertainties are involved, and
•	we have provided adequate disclosure of material issues.

The audit committee also reviews new legal and regulatory initiatives that apply to us and the adoption and disclosure of new accounting standards. It also assesses the potential impact of choosing between accounting alternatives, when appropriate.

DISCLOSURE CONTROLS & PROCEDURES

The audit committee is responsible for overseeing management’s assessment of disclosure controls and procedures, related certifications provided by the President and Chief Executive Officer (CEO) and the Executive Vice-President and Chief Financial Officer (CFO) and any related disclosures that may result from management’s assessment.

Under the Sarbanes-Oxley Act and related SEC rules, and Canadian Financial rules, the Corporation is required to establish and maintain disclosure controls and procedures to ensure that the information we publicly disclose is accurately recorded, processed, summarized and reported on a timely basis. The Board has approved guidelines outlining the Corporation’s disclosure controls and procedures, as well as a written charter outlining the responsibilities, membership and procedures of the disclosure and compliance committee. This committee consists of officers and other key employees responsible for overseeing the accuracy and timeliness of the Corporation’s disclosure documents.

16	BCE INC.	2012	MANAGEMENT PROXY CIRCULAR

COMMITTEE REPORTS

As part of our disclosure controls and procedures, we have established a comprehensive process to support the annual certifications required under the Sarbanes-Oxley Act and related SEC rules, and to support the annual and quarterly certifications required under the Canadian Financial rules. Among other things, these certifications by the CEO and the CFO state that:

•	they are responsible for establishing and maintaining the Corporation’s disclosure controls and procedures
•	they have evaluated the effectiveness of these disclosure controls and procedures
•	the Corporation’s annual financial statements, quarterly interim financial reports, related MD&A and the AIF do not contain any untrue statement of a material fact, and
•

the Corporation’s annual financial statements, quarterly interim financial reports and other financial information fairly present in all material respects the Corporation’s financial condition, results of operation and cash flows.

INTERNAL CONTROL OVER FINANCIAL REPORTING

The audit committee is responsible for overseeing management’s assessment of internal control over financial reporting (ICFR), related certifications provided by the CEO and the CFO and any related disclosures that may result from management’s assessment.

Management has established a comprehensive process to document ICFR and evaluate the effectiveness of such controls in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and related SEC rules and Canadian Financial rules. Management has prepared a report on the effectiveness of ICFR as at December 31, 2011, which is filed as part of the Corporation’s annual report. This management report contains:

•	a statement of management’s responsibilities for establishing and maintaining adequate ICFR
•	a description of the framework used to evaluate, and management’s assessment of, the effectiveness of the Corporation’s ICFR, and
•	a statement that the external auditors have issued an opinion to the effect that the Corporation’s ICFR was effective as at December 31, 2011.

Regulations also require that the CEO and CFO, in separate individual certificates, attest as to the Corporation’s ICFR. The CEO and CFO have certified that they have disclosed to the external auditors and the audit committee based on their most recent evaluation of ICFR:

•

all significant deficiencies and material weaknesses, if any, in the design or operation of ICFR which are reasonably likely to adversely affect the Corporation’s ability to record, process, summarize and report financial information, and

•	any fraud, whether or not material, that involves management or other employees who have a significant role in the Corporation’s ICFR.

The audit committee met with management, our internal auditor and the external auditors, Deloitte & Touche LLP, over the course of 2011 to receive status reports on management’s documentation and assessment process. Management and the CEO and CFO provided the audit committee with their report on their review of the design and operating effectiveness of ICFR as at December 31, 2011. No material weakness in the design or operation of ICFR was noted.

The audit committee will continue to regularly monitor management’s evaluation process and our compliance with ICFR processes throughout 2012.

Complaint procedures for accounting and

auditing matters

The audit committee has established procedures for receiving, filing and handling complaints that the Corporation or any of its subsidiaries might receive about:

•	accounting, internal accounting control or auditing matters, and
•	evidence of an activity that may constitute corporate fraud, violation of federal or provincial laws, or misappropriation of property that belongs to the Corporation or any of its subsidiaries.

The audit committee also has established “whistleblowing” procedures for confidentially and anonymously submitting concerns from employees about questionable accounting or auditing matters. Our employees have several means of communication available to them, such as an Employee Help Line which can be accessed either by telephone or online on a completely anonymous and confidential 24/7 basis, e-mail and regular mail.

AUDIT FUNCTION

External auditors

The audit committee is responsible for recommending to the Board the appointment of the external auditors and their compensation. The audit committee is directly responsible for:

•

evaluating the external auditors to make sure that they fulfill their responsibilities. The audit committee reviews the external auditors’ performance against auditing standards, as well as their qualifications, independence, internal quality control procedures, audit plans and fees, and

BCE INC.	2012	MANAGEMENT PROXY CIRCULAR	17

COMMITTEE REPORTS

•

assessing the adequacy of the auditor independence policy and approving recommendations for changes to, and monitoring compliance with, the policy. This includes the process for approving in advance all audit and other services to be provided by the external auditors.

Auditor independence policy

Our Auditor Independence Policy is a comprehensive policy governing all aspects of our relationship with the external auditors, including:

•	establishing a process for determining whether various audit and other services provided by the external auditors affect their independence
•	identifying the services that the external auditors may and may not provide to the Corporation and its subsidiaries
•	pre-approving all services to be provided by the external auditors of the Corporation and its subsidiaries, and
•	establishing a process outlining procedures when hiring current or former personnel of the external auditors in a financial oversight role to ensure auditor independence is maintained.

In particular, the policy specifies that:

•

the external auditors cannot be hired to provide any services falling within the prohibited services category, such as bookkeeping, financial information system design and implementation and legal services

•

for all audit or non-audit services falling within the permitted services category (such as prospectus, due diligence and non-statutory audits), a request for approval must be submitted to the audit committee prior to engaging the external auditors

•	specific permitted services however are pre-approved annually and quarterly by the audit committee and consequently only require approval by the CFO prior to engaging the external auditors
•

at each regularly scheduled audit committee meeting, a consolidated summary of all fees paid to the external auditors by service type is presented. This summary includes the details of fees incurred within the pre-approval amounts.

The Auditor Independence Policy is available in the governance section of our website at www.bce.ca.

External auditors’ fees

The table below shows the fees that BCE’s external auditors, Deloitte & Touche LLP, billed to BCE and its subsidiaries for various services in each of the past two fiscal years.

	2011 (IN $ MILLIONS)	2010 (IN $ MILLIONS)
Audit fees (1)	9.5	9.1
Audit-related fees (2)	1.6	1.4
Tax fees (3)	0.7	0.7
All other fees (4)	—	0.3
Total (5)	11.8	11.5

(1)	These fees include professional services provided by the external auditors for statutory audits of the annual financial statements, the audit of the effectiveness of internal control over financial reporting, the review of interim financial reports, the review of financial accounting and reporting matters, the review of securities offering documents, other regulatory audits and filings and translation services.

(2)	These fees relate to non-statutory audits and due diligence procedures.

(3)	These fees include professional services for tax compliance, tax advice and assistance with tax audits and appeals.

(4)	These fees include any other fees for permitted services not included in any of the above-stated categories. In 2010, the fees are solely for services related to compliance with the Payment Card Industry Data Security Standard.

(5)	The amounts of $11.8 million for 2011 and $11.5 million for 2010 reflect fees billed in those fiscal years without taking into account the year to which those services relate. Total fees for services provided for each fiscal year amounted to $9.7 million in 2011 and $10.5 million in 2010.

Internal auditor

The audit committee also oversees the internal audit function.

This includes:

•	overseeing internal audit plans, staffing and budgets
•	evaluating the responsibilities and performance of the internal auditor, and
•	reviewing periodic internal audit reports and corrective actions being taken.

The Vice-President, Audit and Risk Advisory Services reports directly to the Chair of the audit committee.

RISK MANAGEMENT

The audit committee also reviews, monitors, reports and, where appropriate, provides recommendations to the Board regarding:

•	our processes for identifying, assessing and managing risk, and
•	our major financial risk exposures and the steps we take to monitor and control such exposures.

OTHER

The audit committee also reviews our compliance with respect to our environmental policies and carries out an annual evaluation of its performance with the CGC, including a review of the adequacy of its charter. Finally, the audit committee reports regularly to the Board on its activities.

Report presented March 8, 2012, by:

P.R. Weiss, Chair	A.S. Fell
A. Bérard	J. Prentice
S. Brochu	R.C. Simmonds

18	BCE INC.	2012	MANAGEMENT PROXY CIRCULAR

COMMITTEE REPORTS

PENSION FUND COMMITTEE REPORT

The PFC advises the Board on policies relating to the administration, funding and investment of the pension plans, pension funds and master fund. For the defined benefit component, the master fund is a unitized pooled fund that the Corporation sponsors for the collective investment of its pension fund and the pension funds of its participating subsidiaries. For the defined contribution component, various investment options are offered through a multi-manager structure. The charter of the PFC is available in the governance section of our website at www.bce.ca.

MEMBERSHIP OF THE PENSION FUND COMMITTEE

The PFC is currently made up of five independent directors:
Mr. E.C. Lumley (Chair), Mr. R.A. Brenneman, Mr. R.E. Brown,
Ms. C. Taylor who joined the committee on May 12, 2011 and
Mr. P.R. Weiss. Until May 11, 2011, Mr. R.A. Brenneman acted as
Chair of the PFC. On May 12, 2011, Mr. E.C. Lumley was
appointed Chair.

E.C. Lumley (Chair)

R.A. Brenneman	R.E. Brown	C. Taylor	P.R. Weiss

HIGHLIGHTS FOR 2011

The PFC held four regularly scheduled and two special meetings in 2011. The PFC communicates regularly and directly with the officers of the Corporation. Time is set aside at each regularly scheduled committee meeting for the committee members to meet without management.

The PFC focused on the following key areas in 2011:

•	monitoring the performance of the pension funds
•

thoroughly reviewing and monitoring fund performance and the applicable statements of investment policies and procedures and, in particular, revising investment parameters such as the allocation of the fund’s equity investments and the overall structuring of the pension fund assets and the associated investment performance benchmarks. The PFC also requests regular updates on discussion between management and their pension investment advisory committee. In addition, the PFC continues to monitor the allocation of fund assets between equities and fixed income to align more appropriately with pension liabilities.

•

reviewing the financial situation and ensuing required funding of BCE’s and Bell Canada’s pension plans and, in particular, their sensitivity to the volatility of financial markets and to the applicable long-term discount rates and the effect of applying the new Federal Pension Reform

•	reviewing and approving the master fund’s investment in Maple Leaf Sports & Entertainment Ltd. which was announced on December 9, 2011
•	reviewing the pension integration plan for Bell Media and approving the required amendments to the Bell Media pension plans, and
•	reviewing and recommending to the Board an additional voluntary contribution to the Bell Canada’s pension fund in 2011.

Highlights of items reviewed and reported or recommended by the PFC to the Board in 2011 and up to the date of this Circular include the following:

•	the overall structure of the investment process, including the periodic review of the performance of applicable investment managers, and
•

the review of the operating systems (including control systems and procedures for supervising and monitoring the operating systems) in place for carrying out our responsibilities as employer and administrator of the pension plans, pension funds and master fund.

The PFC also carries out an annual evaluation of its performance with the CGC, including the review of the adequacy of its charter. Finally, the PFC reports regularly to the Board on its activities.

Report presented March 8, 2012, by:

E.C. Lumley, Chair	C. Taylor
R.A. Brenneman	P.R. Weiss
R.E. Brown

BCE INC.	2012	MANAGEMENT PROXY CIRCULAR	19

COMMITTEE REPORTS

CORPORATE GOVERNANCE COMMITTEE REPORT

The CGC assists the Board in developing and implementing our corporate governance guidelines, identifying individuals qualified to become members of the Board and determining the composition of the Board and its committees, determining the directors’ remuneration, developing and overseeing an assessment process for the Board, and reviewing and recommending for Board approval our corporate policies concerning business conduct and ethics. The charter of the CGC is available in the governance section of our website at www.bce.ca.

MEMBERSHIP OF THE CORPORATE GOVERNANCE COMMITTEE

The CGC is currently made up of five independent directors: Mr. R.E. Brown (Chair), Mr. B.K. Allen, Ms. S. Brochu, and Messrs. E.C. Lumley and R.C. Simmonds, who both became members of the CGC on May 12, 2011.

R.E. Brown (Chair)

B.K. Allen	S. Brochu	E.C. Lumley	R.C. Simmonds

HIGHLIGHTS FOR 2011

The CGC held three regularly scheduled meetings in 2011. The CGC communicates regularly and directly with the officers. Time is set aside at each regularly scheduled meeting for the committee members to meet without management.

Highlights of items reviewed and reported, or recommended by the CGC to the Board in 2011 and up to the date of this Circular include the following:

•

the size and composition of the Board to ensure that the Board and its committees continue to benefit from the range of skills, expertise and experience needed to function effectively and for sound succession planning

•

the independence of directors and our director independence standards; these standards can be found in Schedule C of this Circular and are available in the governance section of our website at www.bce.ca

•	the financial literacy and expertise of the members of the audit committee
•

the consideration of existing and new board interlocks and of the possible effect of any change in a director’s external directorships or principal occupation on such director’s suitability to continue to serve as a director

•	the nominees for director who will stand for election at the meeting
•

the annual review of the effectiveness of the Board and of its committees and the assessment of the performance of each director and of the Board, the Board Chair, Board committees and each committee Chair

•	the directors’ attendance record
•

the review of the adequacy and form of non-management directors’ compensation for serving on the Board and its committees, including the requirement for minimum share ownership, to ensure that it continues to be appropriate (please refer to Directors’ Compensation for a complete description of the directors’ compensation in 2011)

•	the monitoring of “Say on Pay” and other corporate governance developments
•

how we align with the corporate governance guidelines of National Instrument 58-101 — Disclosure of Corporate Governance Practices, National Policy
58-201 — Corporate Governance Guidelines, NYSE rules, the Sarbanes-Oxley Act and other corporate governance initiatives

•	the Board’s statement of corporate governance principles and guidelines, including the majority voting guidelines for the election of directors, and
•	the manner in which our shareholders will exercise their voting rights at the meeting.

The CGC also carries out an annual evaluation of its performance with the Board, and reviews annually the adequacy of the charter of the Board, the charter of the CGC and the respective charters of each other committee of the Board. Finally, the CGC reports regularly to the Board on its activities.

The Statement on our Corporate Governance Practices can be found in Schedule B of this Circular.

Report presented March 8, 2012, by:

R.E. Brown, Chair	E.C. Lumley
B.K. Allen	R.C. Simmonds
S. Brochu

20	BCE INC.	2012	MANAGEMENT PROXY CIRCULAR

DIRECTORS’ COMPENSATION

Consistent with the risks and responsibilities in being an effective director, our aim is to ensure that our Board membership is of the highest quality and has a sufficient range of skills, expertise and experience.

NARRATIVE DISCUSSION COVERING 2011 DIRECTORS’ COMPENSATION

In designing a compensation program for non-management directors, the objective is to ensure that the Corporation attracts and retains highly qualified, committed and talented members of the Board with an extensive and relevant breadth of experience, as well as to align the interests of directors with those of its shareholders.

The Board sets the compensation of non-management directors based on the CGC’s recommendations. The CGC regularly reviews the compensation of non-management directors and recommends to the Board such adjustments as it considers appropriate and necessary to recognize the workload, time commitment and responsibility of the Board and committee members and to remain competitive with director compensation trends in Canada and the U.S. Any director who is also an employee of the Corporation or any of its subsidiaries does not receive any compensation as a director.

The CGC undertook in 2009 a comprehensive review of compensation arrangements for non-management directors, which had not been changed since 2002. In August 2009, the CGC retained the services of Hugessen Consulting Inc. (Hugessen) to provide expertise and advice on a compensation market review for the non-management directors. For this study, the CGC asked Hugessen to: 1) confirm the appropriate comparator group for BCE non-management directors, 2) review the level and form of directors’ compensation for the agreed comparator group, 3) review the trends in level and form of director compensation in Canada and the U.S., and 4) review alternative director compensation structure. No other changes have been implemented since then.

Since January 1, 2010, the following applies with respect to non-management directors’ compensation:

•

with respect to the comparator group, as the Corporation has no significant U.S. operations and only one U.S. director, a “Canadian” comparator group is used which is composed of Canadian-based companies operating across all industries, with size similar to BCE

(in terms of employees, revenues and enterprise value) to benchmark the non-management directors’ remuneration.
•

with respect to fee structure and level, an all-inclusive annual flat fee arrangement is paid (in lieu of retainers and attendance fees) in line with market best practices based on a multi-tiered structure, as follows:

COMPENSATION (CDN $) *	LEVEL

160,000	Directors who serve on one committee of the Board

175,000	Directors who serve on two committees of the Board

200,000	Chair of the corporate governance committee

Chair of the pension fund committee

225,000	Chair of the management resources and compensation committee
Chair of the audit committee

350,000	Chair of the Board

*	Non-management directors do not receive additional retainers or attendance fees in respect of their service as directors and as members of any of the Board’s standing committees. Directors are, however, reimbursed for transportation and other expenses incurred for attendance at Board and committee meetings.

•

non-management directors must own at least three times the base annual flat fee arrangement, being 3 x $160,000 ($480,000), worth of BCE shares, to be held either in BCE shares and/or deferred share units (DSUs) under the share unit plan for non-employee directors (1997) (Directors’ Share Unit Plan). Non-management directors must reach such threshold within 5 years from the later of January 1, 2010, and the date of first being appointed to the Board. The Board believes that this share ownership guideline serves to further align the interests of our directors with those of our shareholders.

•

until the minimum share ownership level is attained, 100% of the compensation is paid mandatorily in the form of DSUs. Once a director attains the minimum share ownership level, at least 50% of the compensation is paid mandatorily in DSUs, with the remaining portion to be paid in cash or DSUs, at the discretion of the director.

BCE INC.	2012	MANAGEMENT PROXY CIRCULAR	21

DIRECTORS’ COMPENSATION

COMPENSATION TABLE

The following table provides details of the compensation provided to the non-management directors of the Corporation who served as directors during the financial year ended on December 31, 2011.

NAME	CURRENT COMMITTEE MEMBERSHIPS	FEES EARNED ($)	ALL OTHER COMPENSATION (3) ($)	TOTAL COMPENSATION ($)	ALLOCATION OF TOTAL COMPENSATION
					IN CASH ($	)	IN DSUs ($	)
B.K. Allen	CGC, MRCC	175,000	0	175,000	87,500		87,500
A. Bérard	Audit, MRCC	175,000	0	175,000	0		175,000
R.A. Brenneman	MRCC (Chair), PFC	215,937	0	215,937	107,969		107,968
S. Brochu	Audit, CGC	175,000	0	175,000	0		175,000
R.E. Brown	CGC (Chair), PFC	200,000	0	200,000	100,000		100,000
A.S. Fell	Audit, MRCC	175,000	0	175,000	0		175,000
D.S. Kaufman (1)	N/A	58,461	794	59,255	30,025		29,230
B.M. Levitt (1)	N/A	82,211	1,035	83,246	42,141		41,105
E.C. Lumley	CGC, PFC (Chair)	185,500	0	185,500	0		185,500
T.C. O’Neill	Ex officio on all committees	350,000	0	350,000	175,000		175,000
J. Prentice (2)	Audit	71,200	0	71,200	0		71,200
R.C. Simmonds (2)	Audit, CGC	111,562	0	111,562	0		111,562
C. Taylor	MRCC, PFC	175,000	0	175,000	87,500		87,500
P.R. Weiss	Audit (Chair), PFC	225,000	0	225,000	84,375		140,625

(1)	Mrs. Kaufman and Mr. Levitt retired from the Board on May 12, 2011.

(2)	Mr. Prentice was appointed to the Board on July 21, 2011 and Mr. Simmonds was elected to the Board on May 12, 2011.

(3)	A taxable benefit has been included for the payment by BCE of brokerage fees associated with the payment of their DSUs recorded in their accounts in connection with their retirement from the Board.

Directors’ Share Unit Plan

Under the Directors’ Share Unit Plan each non-management director elects to receive his/her annual fees in cash or in the form of DSUs. One DSU is equal in value to one common share.

Each director has an account where DSUs are credited (at the end of each quarter) and held until the director leaves the Board. The number of DSUs credited to each director’s account is calculated by dividing the amount of the quarterly fee payment by the common share price on the day the credit is made. DSUs vest at time of grant.

Holders of DSUs are credited additional units that are equal to the dividends declared on the Corporation’s common shares. Additional DSUs are credited to each non-management director’s account on each dividend payment date. The number of DSUs is calculated using the same rate as the dividends paid on the common shares.

When a director leaves the Board, the Corporation buys the same number of common shares on the open market as the number of DSUs the director holds in the Directors’ Share Unit Plan, after deducting appropriate taxes. These shares are then delivered to the former director. All administration costs as well as any brokerage fees associated with the purchase and registration of common shares are paid by BCE.

Share ownership requirement

As described above under Narrative discussion covering 2011 Directors’ Compensation, the Board established guidelines for non-management directors’ share ownership requirement.

22	BCE INC.	2012	MANAGEMENT PROXY CIRCULAR

DIRECTORS’ COMPENSATION

The following table lists the number of common shares of BCE and DSUs each of the current non-management director held as of March 8, 2012, with the corresponding dollar value as of such date and highlights where each non-management director stands in terms of the new share ownership guidelines:

Share ownership as of March 8, 2012 of our non-management directors

	NUMBER OF COMMON SHARES	NUMBER OF DSUs	TOTAL NUMBER OF COMMON SHARES & DSUs	TOTAL VALUE (1) $	SHAREHOLDING REQUIREMENTS $	PERCENTAGE OF 5-YEAR TARGET ACHIEVED	TARGET DATE TO MEET REQUIREMENTS
B.K. Allen	20,000	6,595	26,595	1,100,235	480,000	229%	Met
A. Bérard	1,120	48,838	49,958	2,066,762	480,000	431%	Met
R.A. Brenneman	115,000	39,378	154,378	6,386,618	480,000	1,331%	Met
S. Brochu	1,250	8,273	9,523	393,967	480,000	82%	January 1, 2015
R.E. Brown	30,000	5,981	35,981	1,488,534	480,000	310%	Met
A.S. Fell	139,652	48,838	188,490	7,797,831	480,000	1,625%	Met
E.C. Lumley	10,547	33,616	44,163	1,827,023	480,000	381%	Met
T.C. O’Neill	2,745	26,301	29,046	1,201,633	480,000	250%	Met
J. Prentice	1,320	1,745	3,065	126,799	480,000	26%	July 20, 2016
R.C. Simmonds	68,000	2,809	70,809	2,929,368	480,000	610%	Met
C. Taylor	24,000	3,409	27,409	1,133,910	480,000	236%	Met
P.R. Weiss	0	17,497	17,497	723,851	480,000	151%	Met

(1)	The “Total Value” is determined by multiplying the number of common shares and DSUs of BCE held by each director as of March 8, 2012, by the closing price of BCE’s common shares on the Toronto Stock Exchange as of the close of business on March 8, 2012, being $41.37.

Incentive plan awards

The following table includes details of outstanding DSUs for non-management directors of the Corporation who served on the Board during the financial year ended on December 31, 2011, including DSUs granted over 2011.

		SHARE-BASED AWARDS (DSUs) — VALUE VESTED DURING THE YEAR
	OUTSTANDING DSUs AS OF DEC. 31, 2010	DIRECTORS’ FEES PAID IN DSUs IN 2011		DIVIDEND-LIKE CREDIT IN THE FORM OF DSUs AWARDED IN 2011		OUTSTANDING DSUs AS OF DEC. 31, 2011
NAME	(# of DSUs)	(# of DSUs)	$	(# of DSUs)	$	(# of DSUs)
B.K. Allen	4,014	2,271	87,500	236	8,786	6,521
A. Bérard	41,418	4,542	175,000	2,301	85,236	48,261
R.A. Brenneman	34,223	2,794	107,968	1,894	70,121	38,911
S. Brochu	3,423	4,542	175,000	220	8,239	8,185
R.E. Brown	3,130	2,595	100,000	190	7,087	5,915
A.S. Fell	41,418	4,542	175,000	2,302	85,237	48,262
D.S. Kaufman (2)	34,834	811	29,230	1,429	51,981	0	(1)
B.M. Levitt (2)	57,712	1,141	41,105	2,517	91,889	11,370	(1)
E.C. Lumley	26,929	4,788	185,500	1,508	55,839	33,225
T.C. O’Neill	20,309	4,542	175,000	1,145	42,459	25,996
J. Prentice (3)	0	1,735	71,200	0	0	1,735
R. C. Simmonds (4)	0	2,779	111,562	9	329	2,788
C. Taylor	1,030	2,271	87,500	73	2,704	3,374
P.R. Weiss	12,840	3,718	140,625	736	27,311	17,294

(1)	Under the Directors’ Share Unit Plan, participants are entitled to receive payments of their DSUs recorded in their accounts anytime from the date of termination of Board service up to December 1 of the first calendar year commencing after the year in which the termination occurred.

(2)	Mrs. Kaufman and Mr. Levitt retired from the Board on May 12, 2011.

(3)	Mr. Prentice was appointed to the Board on July 21, 2011.

(4)	Mr. Simmonds was elected to the Board on May 12, 2011.

Compensation of directors of subsidiary boards of directors

The directors’ annual flat fee also compensates non-management directors for their services as directors of subsidiaries whose common shares or units are not publicly traded, including Bell Canada. The directors of the Corporation who sit on boards of directors of subsidiaries whose common shares or units are publicly traded may also receive compensation from such publicly traded subsidiaries.

BCE INC.	2012	MANAGEMENT PROXY CIRCULAR	23

EXECUTIVE COMPENSATION (1)

This section describes our compensation philosophy, policies and programs and provides the details related to the compensation of our named executive officers. The main items being discussed can be found in the following order:

24	BCE INC.	2012	MANAGEMENT PROXY CIRCULAR

MANAGEMENT RESOURCES AND COMPENSATION COMMITTEE REPORT

The management resources and compensation committee (MRCC) is the human resources committee of the Board. The Committee assists the Board of Directors in its oversight responsibilities relating to compensation, nomination, evaluation and succession of the President and CEO, other officers and management personnel. In addition, the MRCC oversees the Corporation’s health and safety policies and practices. The charter of the MRCC is available in the governance section of our website at www.bce.ca.

Please refer to Compensation discussion & analysis for a description of our compensation philosophy, policies and programs and how our President and Chief Executive Officer (CEO), our Executive Vice-President and Chief Financial Officer (CFO) and our three other most highly compensated executive officers are remunerated.

MEMBERSHIP OF THE MRCC
The MRCC is currently made up of five independent members:
Mr. R. A. Brenneman (Chair), Mr. B. K. Allen, Mr. A. Bérard,
Mr. A. S. Fell and Ms. C. Taylor. Mr. Brenneman was appointed chair of the MRCC on May 12, 2011 and Mr. Bérard and
Ms. Taylor joined the MRCC on such date.

R. A. Brenneman (Chair)

B.K. Allen	A. Bérard	A.S. Fell	C. Taylor

All members of the MRCC have a thorough understanding of principles and policies underlying executive compensation decisions that they acquired, among other things, through experience as a former chief executive officer or head of human resources of large publicly-traded corporations or as a former chair and chief executive officer of a sizeable business operating inside a large publicly-traded corporation. All members currently serve or have served on compensation or human resources committees of other public companies. They have therefore acquired thorough knowledge of the most important subjects related to executive compensation such as the review of compensation contracts, leadership and succession planning, the development of incentive plans, the analysis of the compensation market, the financial analysis of compensation plans, pension fund administration, the regulatory environment and the negotiation of employment conditions.

As outlined in the chart herein, all five members of the MRCC also sit on other committees of the Board, and collectively they sit on all committees of the Board which provides for in-depth knowledge of and strong alignment with the work of these other committees. This also enables the MRCC members to adequately assess the company’s risk profile in order to make decisions about the suitability of the company’s compensation policies and practices.

BCE INC.	2012	MANAGEMENT PROXY CIRCULAR	25

MANAGEMENT RESOURCES AND COMPENSATION COMMITTEE REPORT

HIGHLIGHTS FOR 2011

The MRCC held four regularly scheduled meetings and two special meetings in 2011. At each regularly scheduled meeting, an in-camera session was held with no members of management or advisors present.

Highlights of items reviewed, reported, or recommended by the MRCC to the Board in 2011 and up to the date of this Circular include the following:

•

the review of executive compensation philosophy, policies and arrangements, including the implementation of the completely redesigned long-term incentive plan and the determination of associated performance criteria. These are further detailed under The Board of Directors’ letter to shareholders and under Compensation discussion & analysis.

•	the appointment or resignation of officers and the consequent compensation changes to ensure that they are appropriate in relation to both external and internal benchmarks
•	the review of proposed major changes in organization or personnel with the President and CEO
•	the review of the President and CEO’s performance and recommendation of the terms of his compensation to the independent directors of the Board for their approval
•

the review with the President and CEO of the performance of the other executive officers including the review of their personal leadership development plans and the determination of their short-term incentive awards

•	the review with the President and CEO of the company’s management resources and plans for ensuring appropriate succession for officers and other senior management personnel
•	the review of benefit plans under the MRCC’s authority
•

the determination of equity-based grants for in-year promoted employees and new hires. Key terms of equity-based plans are disclosed under Compensation discussion & analysis and Compensation of our named executive officers.

•	the monitoring of corporate governance developments related to executive compensation
•	the monitoring of the “Say on Pay” voting results obtained at the Annual General Meeting and related feedback received by shareholders
•	the review of compliance by executive officers with share ownership requirements and monitoring of interim measures if requirements are not met
•	the review of this report of the MRCC and the Compensation discussion & analysis and Compensation of our named executive officers disclosure
•	the review of health and safety procedures and compliance with respect to health and safety policies
•	the determination and review of the compensation offered to Bell Media employees as their policies were harmonized with the Bell compensation model

The MRCC also carries out an annual evaluation of its performance with the corporate governance committee including the review of the adequacy of its charter. At each regularly scheduled Board meeting, the MRCC, through its Chair, provides a report to the Board on its activities.

INDEPENDENT ADVICE

Please refer to Compensation discussion & analysis for a description of fees paid to external independent compensation advisors in 2011.

Report presented on March 8, 2012 by:

R.A. Brenneman, Chair B.K. Allen A. Bérard	A.S. Fell C. Taylor

26	BCE INC.	2012	MANAGEMENT PROXY CIRCULAR

THE BOARD OF DIRECTORS’ LETTER TO SHAREHOLDERS

Dear fellow shareholders:

On behalf of the MRCC and the Board, we are pleased to share with you our approach to executive compensation, including the framework we have used to make our compensation decisions for 2011, and highlight the compensation changes we implemented in early 2011, namely the redesigned long-term incentive plan.

Our second “Say on Pay” shareholder advisory vote was held at our 2011 AGM. In addition to the details of the 2010 compensation, our 2011 circular included the outline of our new long-term incentive plan and so we were pleased with the support the programs received, at 93.6% of the total votes cast.

OUR APPROACH TO EXECUTIVE COMPENSATION

BCE is focused on a pay-for-performance approach to compensation for all team members, including our executive team. This philosophy supports the execution of Bell’s Strategic Imperatives and our commitment to deliver ongoing and consistent returns to shareholders.

OUR APPROACH TO COMPENSATION IS SET TO ACHIEVE ONE ULTIMATE GOAL: TO CREATE SUSTAINED VALUE FOR YOU.

As a result, our executive compensation policies and programs are designed to attract and retain the highest caliber of individuals at a competitive cost to the company, and to ensure that they are motivated to pursue our goal to create long-term sustainable shareholder value. We recognize that this must be done within an acceptable level of risk and we are responsible for ensuring our compensation policies and practices do not encourage undue risk-taking on the part of our executives. To this end, we undertook a complete assessment of risks associated with our compensation practices and programs in 2011. While we were generally satisfied with our findings and we did not identify any risks that are reasonably likely to have a material adverse effect on the company, we did identify a few opportunities to further mitigate compensation risk. For example, we updated our policy prohibiting the hedging of share ownership and incentive compensation for our executives. Further details on our compensation risk assessment may be found in the Compensation discussion and analysis section of this Circular.

OUR COMPENSATION DECISIONS FOR 2011

Base salary

As a policy, salaries are reviewed from time to time and for 2011 there were no changes to the base salaries of our executive officers. Since 2006, annual base salaries have only been adjusted to reflect increases in responsibilities.

Short-term incentive plan

Short-term incentive targets remained at their 2010 level of 125% of base salary for our President and CEO and 100% of base salary for our other executive officers.

We designed the short-term incentive compensation to reward a range of critical financial and operating metrics. The financial metrics used in 2011 — EBITDA, Revenue and Free Cash Flow — are key indicators widely employed to measure financial performance in the communications industry across North America. The operating metrics were based on the 5 Strategic Imperatives that have guided the renewal of the Bell brand, our improved competitiveness and market performance, and an enhanced ability to return value to shareholders. This combination of well-established financial measures aligned with Bell’s strategy provide the team with a clear and motivational compensation structure.

In 2011, the company was able to achieve the majority of its financial targets and exceed expectations on both
EBITDA and Free Cash Flow. Progress on the operating metrics related to our Strategic Imperatives was also significant and therefore, the corporate performance index was set at 95% of target, out of a possible 150%. This index accounts for 70% of the short-term incentives paid out to executive officers, while the remaining 30% accounts for personal performance.

BCE INC.	2012	MANAGEMENT PROXY CIRCULAR	27

THE BOARD OF DIRECTORS’ LETTER TO SHAREHOLDERS

Long-term incentive plan

Our long-term incentive plan was significantly redesigned and reintroduced performance vesting on a portion of the equity granted. We also moved away from a front-loaded multi-year grant to an annual grant which enables the company to review the objectives and grant levels associated with its long-term incentive plan annually rather than on a three-year basis. The components of the grants made to our executives in 2011 were allocated as shown in the table below.

RESTRICTED SHARE UNITS (RSUs)	PERFORMANCE SHARE UNITS (PSUs)	STOCK OPTIONS
(50%)	(25%)	(25%)
100% vesting at the end of 3 years	Vesting at the end of 3 years contingent on earnings growth targets	100% vesting at the end of 3 years Option term: 7 years

To achieve 100% vesting of the PSUs at the end of 2013, earnings growth must be sufficient to provide the Board with the ability to increase the dividend by a target compound annual dividend growth rate over the three-year performance period while keeping the dividend payout ratio between 65% and 75% of the adjusted earnings per share available to common shareholders. Prorated payment is made if the target is only partially attained.

MOVING FORWARD IN 2012

Following the thorough review of compensation practices introduced in 2011, and the usual benchmarking exercise conducted during the course of the year, we are confident that the current compensation structure is competitive and fully meets the objectives of our compensation philosophy. As such, we do not expect any major changes to our programs in 2012.

CONCLUSION

The responsibility for executive compensation rests with the Board of Directors, and we confirm that we fully understand the long-term implications of the executive compensation decisions we make and the programs we approve.

Members of the Board will be present during the Annual General Shareholder Meeting, to be held on May 3, 2012, to answer any questions you may have about executive compensation.

Our approach to executive compensation supports the execution of the company’s strategy, and we remain committed to developing the compensation policies and programs that will continue to produce the results that deliver value to you, our shareholders.

Thomas C. O’Neill	Ronald A. Brenneman
Chair of the Board	Chair of the Management
Resources and Compensation Committee

March 8, 2012

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COMPENSATION DISCUSSION & ANALYSIS

This CD&A describes our compensation philosophy, policies and programs and discusses the compensation provided in 2011 to our President and Chief Executive Officer (CEO), our Executive Vice-President and Chief Financial Officer (CFO) and our three other most highly compensated executive officers. These executive officers are referred to in this document as the “named executive officers” and are as follows:

•	George A. Cope, President and CEO of BCE and Bell Canada
•	Siim A. Vanaselja, Executive Vice-President and CFO of BCE and Bell Canada
•	Kevin W. Crull, President of Bell Media
•	Wade Oosterman, President — Bell Mobility and Bell Residential Services & Chief Brand Officer of Bell Canada
•	David D. Wells, Executive Vice-President — Corporate Services of BCE and Bell Canada

COMPENSATION OVERALL OBJECTIVE

Our executive compensation is based on a pay-for-performance philosophy. Its overall goal is to increase shareholder value by:

•	attracting, motivating and retaining the executive officers needed to drive the business strategy; and
•	rewarding them for financial and operating performance and leadership excellence.

COMPENSATION POLICY AND COMPONENTS

To achieve our objective, we use three key elements of compensation with an aggregate target value positioned at the 60th percentile of what is paid in the competitive market for similar positions. Consideration is also given to pay levels among our most direct competitor businesses within our comparator group and their relative size, scope and complexity, which also have a bearing on the target compensation.

	PRIMARY OBJECTIVE	WHAT DOES THE COMPENSATION ELEMENT REWARD?	HOW IS THE AMOUNT OR TARGET DETERMINED?	HOW DOES THE COMPENSATION ELEMENT FIT INTO THE OVERALL OBJECTIVE?	FORM OF PAYMENT

ANNUAL BASE SALARY	Provides a market competitive fixed rate of pay	Rewards the scope and responsibilities of the position and the specific skills needed to fulfill them	Is set at the 50th percentile of what is paid in the competitive market for similar positions Since 2006, there has been no across the board salary increase	Provides for a vehicle to attract and retain skilled executives who can deliver on our overall goal while keeping the emphasis on rewarding actual performance	Cash

ANNUAL SHORT-TERM INCENTIVE	Encourages performance against our annual corporate and individual objectives	Rewards the achievement of our annual objectives	Is set at the 75th percentile of what is paid in the competitive market for similar positions	Provides for a vehicle to reward actual performance against objectives that are designed to support our overall goal	Choice of cash and/or Deferred Share Units (DSUs) • Payment in DSUs further aligns the interests of executives and shareholders as DSUs are only payable upon cessation of employment

EQUITY-BASED LONG-TERM INCENTIVE PLAN (LTIP)	Aligns interests of executives and shareholders	Rewards the creation of shareholder value	Brings total direct compensation (1) to the 60th percentile of what is paid in the competitive market for similar positions	Provides for a vehicle to attract and retain skilled executives while rewarding the achievement of our overall goal of creating sustained shareholder value

Restricted Share Units (RSUs) (50%)

•  Aligns executives’ interest to share price growth

Performance Share Units (PSUs) (25%)

•  Aligns executives’ interests to dividend growth and their compensation to the Corporation’s performance

Stock Options (25%)

•  Aligns executives’ interest with share price growth and their compensation to the Corporation’s performance

(1)	Total direct compensation is comprised of base salary, short-term incentive and long-term incentives.

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COMPENSATION DISCUSSION & ANALYSIS

We also offer competitive pension, benefits and perquisites to promote the hiring and retention of qualified executives. These are discussed under Pension, benefits and perquisites.

IDENTIFICATION AND MITIGATION OF RISKS ASSOCIATED WITH OUR COMPENSATION POLICIES AND PRACTICES

As part of a company-wide risk evaluation initiative, our Risk Advisory Services and Human Resources groups conducted a comprehensive evaluation of risks associated with our compensation practices to ensure that such practices do not encourage executives to take undue risk on behalf of the corporation for personal financial gain.

A balanced compensation plan should encourage executives to assume risk commensurate with delivery against strategic objectives and shareholders appetite for risk. The plan should align the interests of management with those of shareholders and motivate achievement of an acceptable level of return. Balanced performance is supported by transparency around risk-taking behaviour and a clear governance and oversight framework. Risk arises in relation to the compensation plan when factors exist within the design and operation of the compensation framework which prevent achievement of these goals.

As part of the risk assessment process, a five pillar framework was developed and relevant potential risks were identified for each of the pillars.

The risk factors identified across the five pillars form the focus of the risk assessment associated with compensation policies and practices. Each risk factor is considered in the context of specific plan design characteristics and relevant risk mitigation practices in order to reach a conclusion on the residual risk exposure. The risk assessment process did not identify any risks associated with our compensation policies and practices that are reasonably likely to have a material adverse effect on the company. Relevant risk mitigation practices considered as part of the assessment are described below.

MRCC independence and use of external consultants

By being composed entirely of independent members, the MRCC avoids conflicts of interests with respect to the compensation awarded to executives. The MRCC is also supported by advice from their own compensation consultants, independent from the consultants used by management.

Structure of variable compensation plans

The basic structure of our compensation plans helps reduce the likelihood that executives will take undue risk to enhance their remuneration. The annual short-term incentive plan is structured so that the maximum payout possible is capped at two times the target award. The combination of performance metrics used (both financial and operational targets) also ensures that no single element is maximized at the expense of the health of the overall business. For example, financial performance could not be driven at the expense of customer service without impacting the service metric. Furthermore, executive vice-presidents share the same financial targets associated with their short-term incentive plan and these are based on total company results, thereby incenting all members of the senior team to enhance overall company performance.

The considerable proportion of compensation allocated to long-term incentives ensures that executives focus on sustainable value creation. An executive is not motivated to take undue short-term risks because the short term reward would not offset the negative impacts on share ownership and the equity components of compensation. In addition, stock options, the component of compensation with the greatest leverage to share price fluctuation, only represent approximately 12.5% of the

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COMPENSATION DISCUSSION & ANALYSIS

total direct compensation awarded to executive officers, thereby providing alignment of management objectives with share holders while mitigating the likelihood of undue risk taking associated with this component.

It is also to be noted that the shift in 2011 to annual LTIP grants enables the MRCC to continually review targets and grant levels to ensure incentives remain properly aligned. As part of the process to set annual targets, the MRCC “back-tests” the results achieved on previous targets to make sure that payout is commensurate with the level of performance achieved.

Finally, for total direct compensation, stress tests are performed on various payout scenarios to ensure the MRCC is comfortable with the range of potential payouts.

Internal controls and testing

To provide the MRCC and the Board with the assurance that the approved compensation policies are applied as intended, the Corporation has set up a comprehensive set of internal controls that are performed as frequently as biweekly by members of the Human Resources, Finance and Legal groups. Any deviation from the set policies is then identified and presented to senior management for corrective action to be taken.

Clawback provisions

When Mr. Cope was appointed to the position of President and CEO in July 2008, a clawback clause was included in his employment agreement. It provides for the company, at its discretion, to claw back a portion of cash and equity compensation awarded to him, as well as obtain reimbursement for a portion of the gains realized on the exercise of options granted to him after his appointment. This may occur if there is a financial restatement due to gross negligence, intentional misconduct or fraud during the 24 months preceding the restatement, and it is determined that the cash or equity awards paid would have been lower had the restatement occurred prior to the payment of such awards.

In addition, our stock option plan includes clawback provisions in case employees, including executive officers, engage in prohibited behaviours, as described in greater detail under Equity-based long-term incentive plan.

Share ownership

We believe in the importance of substantial share ownership to align executives’ interests with those of shareholders.
A minimum share ownership level has been set for each executive position as a percentage of annual base salary.
Share ownership requirements are discussed under Share ownership requirements.

Deferred share units (DSUs)

The deferred share unit plan is designed to align the interests of the executive officers with those of the shareholders by providing a mechanism for executives to receive incentive compensation earned in the form of equity.

Executives can defer up to 100% of the payout of their vested performance share units and restricted share units by rolling those units into the DSU plan. In addition, the annual short-term incentive award can also be converted into DSUs at time of payout. The DSU plan is explained in greater detail under Deferred share unit plan.

Trading and hedging restrictions

To help minimize the risk of an unintentional violation of insider trading prohibitions, we recommend that our executives trade BCE securities (including exercising stock options) only during company-set permissible trading window periods, provided they are not otherwise aware of undisclosed material information following the release of financial results.

Following this year’s compensation risk assessment exercise, the MRCC also adopted a formal policy prohibiting all executives from hedging the economic exposure of their BCE share ownership and equity-based compensation. This ensures that the alignment between executive and shareholder incentives created by our share ownership and equity-based LTIP programs are fully maintained.

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COMPENSATION DISCUSSION & ANALYSIS

SETTING EXECUTIVE COMPENSATION

The roles of management and the MRCC in setting and administering executive compensation are described below.

MANAGEMENT	MRCC

•  Proposes the elements of a compensation program that supports a performance culture

•   Implements the processes required to administer the program

•  Manages the process used to establish performance objectives and to measure individual and corporate performance against set objectives

•   Provides the MRCC with an assessment of the Business Unit results achieved by each of the Business Unit officers as well as an assessment of the leadership attributes demonstrated in fulfilling their roles and responsibilities

•   Recommends to the MRCC the base salary as well as the short-term, and long-term incentive awards for the officers of the corporation

•   Proposes the succession plan for the officers of the Corporation

•  Oversees and recommends for approval by the Board the company’s executive compensation philosophy, policies and programs

•  Reviews with the CEO any proposed major changes in organization or personnel including the succession plan

•   Reviews any proposed major changes in the company’s benefit plans and recommends for approval any change requiring Board approval

•   Reviews annually with the members of the Board the performance of the CEO and other executive officers

•   Recommends annually to the members of the Board all forms of compensation for the CEO and other officers

•   Reviews the company’s executive compensation disclosure for inclusion in the company’s public disclosure documents

•  Seeks advice from independent compensation consultants on emerging trends in executive compensation and, when considered advisable by the Committee, other professional advice to enable the Committee to function independently of management

In addition to the above, the MRCC is responsible on an on-going basis for the oversight of our compensation policies and practices to ensure they do not encourage undue risk taking on behalf of the company for personal financial gain.

Succession Planning

A critical responsibility of the MRCC is to ensure that a comprehensive succession plan is in place for the company’s most senior executive leaders. To achieve this, the Committee meets annually with the CEO to review and update the succession plan for all executive officers, including the CEO position.

The plan identifies potential successors for each executive and highlights any personal development experiences required for each candidate to be fully prepared to take on the position. In addition, if appropriate, the plan identifies any candidates who could assume critical leadership roles in the short term should unexpected events leave such roles vacant earlier than expected.

The executive succession plan is fully integrated with the company’s overall succession planning process, which covers all key management positions and ensures a strong pipeline of talent is being developed at all levels in the organization. In addition to the regular annual review, key executive talent and succession plans are discussed by the MRCC throughout the year; for example, as part of the performance reviews used to determine executive compensation.

Benchmarking

To ensure the competitiveness of the compensation offered to our executives the MRCC regularly reviews the compensation offered for similar executive positions at other companies with whom we compete for talent (our comparator group).

In 2010 the company’s management retained the services of Towers Watson to select an appropriate comparator group and perform a compensation market review for key executive positions. While consideration was given to companies in BCE’s prior comparator group, the revised comparator group was designed to avoid overweighting industries (e.g., no more than three companies from the same industry) in order to be more representative of the Canadian marketplace.

The composition of the revised group was reviewed by the MRCC’s independent advisor on executive compensation, Hugessen Consulting, for adequacy in light of the company’s compensation philosophy and objectives.

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COMPENSATION DISCUSSION & ANALYSIS

In its deliberations, the MRCC considered Towers Watson’s rationale for the selection of the group of companies and comments from Hugessen Consulting to confirm their agreement with the proposed comparator group. Given that the revised comparator group was approved late in the year and that there were no major changes to the group in 2011, the MRCC confirmed that the same companies represented an appropriate benchmark for 2011.

The comparator group of 21 companies, the rationale for its use and comparative financial information are outlined in the two tables below.

DESCRIPTION	RATIONALE FOR USE	LIST OF COMPANIES
Represents a select sample of the largest Canadian companies based on revenues and market capitalization and reflects an approximately equal representation of industries	Ensures the competitiveness of our executive compensation by comparing it to that offered at companies that are similar to us in terms of size, revenues and market capitalization and that compete with us for key talent. The equal representation of industries ensures that our comparator group is representative of the marketplace where we compete for talent	Agrium Inc., Air Canada, Alimentation Couche-Tard Inc., Barrick Gold Corporation, Bombardier Inc., Canadian National Railway Company, EnCana Corporation, Kinross Gold Corporation, Magna International Inc., Manulife Financial Corporation, Metro Inc., Potash Corporation of Saskatchewan Inc., Research In Motion Limited, Rogers Communications Inc., Royal Bank of Canada, Shoppers Drug Mart Corporation, Suncor Energy Inc., Teck Resources Limited, TELUS Corporation, The Toronto-Dominion Bank, TransCanada Corporation

Comparative financial information

	BCE INC.	COMPARATOR GROUP
INDUSTRY	Telecommunications	Financial services, manufacturing, retail, oil & gas, telecommunications, transportation and mining/chemicals
		MEDIAN	75th PERCENTILE
Total revenue ($M)	$19,497	$11,563	$19,641
Market capitalization ($M)	$31,272	$15,070	$34,843
Net income ($M)	$ 2,574	$ 1,461	$ 3,003
Dividend yield	5.33%	2.4%	3.8%
Employees	55,000	23,750	54,500

The comparative financial information was obtained from public continuous disclosure filings for the most recently available fiscal year.

The comparator group information is just one of the factors the MRCC takes into consideration when making recommendations to the Board with regards to target executive compensation. The MRCC also considers the relative pay levels among its most direct industry competitors within the comparator group, the relative size, scope and complexity of comparator businesses, as well as BCE’s relative performance against these comparators.

SERVICES RENDERED BY INDEPENDENT COMPENSATION CONSULTANTS

2010

Following the collapse of the privatization transaction in December of 2008, the MRCC put in place a strong retention incentive in the form of a restricted share unit plan with time-based vesting to occur in December of 2010 conditional upon the recipient being in the employ of Bell Canada at that time. With these times behind us, the MRCC recognized the need to transition from a very unique equity program to one that would continue to align the interests of the executives with the interests of our shareholders and be commensurate with programs offered by those companies that compete for similar talent. To that end, the MRCC worked closely with Hugessen Consulting, the MRCC’s independent compensation consultant since 2009, to craft the new equity program with an appropriate mix of time-based and performance-based elements, in light of compensation trends and market practices.

The company’s management retained in 2010 the services of Towers Watson to benchmark the compensation paid to our executives to the market. As part of this exercise, the composition of our comparator group was reviewed and modified to ensure its continued relevance. Towers Watson compiled and analyzed compensation data from the company’s new comparator group, as described under Benchmarking.

Hugessen Consulting reviewed the composition of the new 2010 comparator group for adequacy in light of the company’s compensation philosophy and objectives.

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COMPENSATION DISCUSSION & ANALYSIS

2011

Early in 2011, the MRCC, advised by Hugessen Consulting, finalized the key terms related to the 2011 grants under our long-term incentive plan, including treatment in case of involuntary termination, change in control and resignation. Hugessen Consulting and Towers Watson also provided an opinion on the methodology for valuation of stock options for the February 2011 grants and the MRCC established a stock option value based on a binomial model.

In advance of establishing the compensation for 2012, management and Towers Watson reviewed the positioning of the executive vice-presidents’ remuneration versus those in our comparator group. The MRCC asked Hugessen Consulting to review the work performed by management and Towers Watson with respect to compensation levels and benchmarking.

Independence of the compensation consultants

None of our directors or executive officers has any affiliation or relationship with Hugessen Consulting and all services provided were reviewed and approved by the MRCC. Hugessen Consulting does not provide any services to management directly without the prior consent of the MRCC. No such services were provided by Hugessen Consulting in 2010 or 2011. We therefore consider Hugessen Consulting to be independent of our company.

The executive compensation recommendations the MRCC makes to the Board are the responsibility of the Committee and may reflect factors and considerations other than the information and recommendations provided by the Committee’s consultant.

Executive compensation – related fees

The table below summarizes the aggregate fees paid to the compensation advisors for services they provided for years 2010 and 2011. Hugessen Consulting and Towers Watson have both confirmed that the fees received from BCE in 2010 and 2011, relative to the aggregate fees received from all of their clients in 2010 and 2011, are not of such magnitude as to compromise their independence from BCE or its executives.

	HUGESSEN CONSULTING		TOWERS WATSON

	2010	2011	2010	2011
MRCC mandates	$360,277	$64,690	$—	—
	100%	100%	0%	0%
Management mandates	—	—	$54,828	$131,852
	0%	0%	100%	100%
Total annual fees	$360,277	$64,690	$54,828	$131,852

2011 COMPENSATION ELEMENTS

Base salaries

The MRCC recommends for Board approval the base salary of each executive officer within a salary range that reflects the scope and responsibilities of the position, the executive officer’s experience, the positioning of his base salary versus the comparator group and internal equity. The mid-point of the salary range corresponds to the median of the salary paid by our comparator group for similar positions. The minimum for the salary range is 20% below the mid-point and the maximum is 20% above.

For six years, since 2006, no annual base salary increases have been granted across the board to our executives. In order to encourage a cultural shift towards greater individual accountability and higher levels of performance, base salaries offered to all of our executives have been adjusted only to reflect an increase in responsibilities or job scope, with adjustments made to variable compensation when required to maintain competitive market positioning of our total direct compensation.

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COMPENSATION DISCUSSION & ANALYSIS

Consequently, the 2011 base salaries of our named executive officers remained at their 2010 level and are disclosed in the table beside.	NAMED EXECUTIVE OFFICER	2011 BASE SALARY

	George A. Cope	$1,250,000
	Siim A. Vanaselja	$ 575,000
	Kevin W. Crull	$ 700,000
	Wade Oosterman	$ 700,000
	David D. Wells	$ 525,000

Annual short-term incentive awards

The annual short-term incentive applicable to the CEO and all executive officers has two components. The corporate performance component is based on quantitative financial targets and qualitative objectives aligned with our 5 Strategic Imperatives. There is also an individual component that allows the MRCC to assess and reward leadership behaviours demonstrated by the executive in the achievement of business unit and overall corporate results.

The MRCC reviews short-term incentive targets for our executive officers each year as well as upon hire, promotion or when there are significant changes in the responsibilities of an executive officer. When making a recommendation to set or increase the incentive target of an executive officer, the MRCC takes into consideration the scope of the executive officer’s responsibilities, the executive officer’s base salary, internal equity and the positioning of his short-term incentive target compared to market.

In 2011, short-term incentive targets remained at their 2010 level of 125% of base salary for our President and CEO and 100% of base salary for our other named executive officers.

Short-term incentive awards are calculated as follows:

In order to reinforce our One Company / One Team concept, 70% of the executive officers’ annual short-term incentive award is based on corporate objectives. In order to recognize and reward personal accomplishments, 30% of the executive officers’ annual short-term incentive award is based on individual performance.

Following the end of each year, the MRCC and the Board evaluate the performance of the company against the corporate objectives established for the year to determine the corporate performance index. This can vary between 0% and 150% with a target performance of 100%. The MRCC has discretion to recommend to the Board a different payout level from that suggested by the quantitative results to take into account unforeseen occurrences and non-recurring events and also to ensure that the payout is appropriate in the MRCC’s judgment.

At the conclusion of the year, the MRCC and the independent directors of the Board assess the individual performance and the demonstration of leadership skills of the CEO. In addition, the CEO provides the MRCC with his assessment of the leadership behaviours demonstrated by the other executive officers. Taking into account all information provided, including the recommendations of the CEO, the MRCC exercises its discretion and recommends for Board approval the individual performance index for each of the executive officers. The index may vary between 0% and 300% with a target performance of 100%.

The maximum payout that can be achieved on the combined corporate and individual performance under the short-term incentive formula is two times the target award.

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COMPENSATION DISCUSSION & ANALYSIS

2011 SHORT-TERM INCENTIVE

Corporate performance objectives

At the beginning of the year, the MRCC recommends for approval by the Board the company’s financial and operating objectives used to determine the corporate performance objectives that will account for 70% of the weighting of the short-term incentive award for that year.

The following illustration indicates the corporate performance objectives employed for setting short-term incentive awards for 2011, and the rationale for their use.

(1)	The term EBITDA does not have any standardized meaning under International Financial Reporting Standards (IFRS). Therefore, it is unlikely to be comparable to similar measures presented by other companies. We define EBITDA as operating revenues less operating costs, as shown in BCE’s consolidated income statements. We use EBITDA to evaluate the performance of our businesses as it reflects their ongoing profitability. We believe that certain investors and analysts use EBITDA to measure a company’s ability to service debt and to meet other payment obligations or as a common measurement to value companies in the telecommunications industry. EBITDA also is one component in the determination of short-term incentive compensation for all management employees. EBITDA has no directly comparable IFRS financial measure.

(2)	The term free cash flow does not have any standardized meaning under IFRS. Therefore, it is unlikely to be comparable to similar measures presented by other companies. We define free cash flow as cash flows from operating activities, excluding acquisition costs paid, and dividends/distributions received from Bell Aliant less capital expenditures, preferred share dividends, dividends/distributions paid by subsidiaries to non-controlling interest, and Bell Aliant free cash flow. We consider free cash flow to be an important indicator of the financial strength and performance of our business because it shows how much cash is available to repay debt and reinvest in our company. We present free cash flow consistently from period to period, which allows us to compare our financial performance on a consistent basis. We believe that certain investors and analysts use free cash flow to value a business and its underlying assets. The most comparable IFRS financial measure is cash from operating activities. Please refer to our MD&A for a reconciliation to our cash from operating activities, the most comparable IRFS financial measure.

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COMPENSATION DISCUSSION & ANALYSIS

Financial Objectives

The financial objectives account for 75% of the weighting of the overall corporate objectives (EBITDA 40%, Revenue 20% and Free Cash Flow 15%). The MRCC sets a threshold, a low, a target and a maximum value for each financial objective. The payout varies between 0% and 150% depending on the performance, as illustrated in the table below.

Target values are set within the financial guidance ranges provided to the investment community which ensures that payouts are well aligned to the performance expectations of our shareholders. A payout exceeding the target award requires exceptional performance versus market expectations on these measures and versus other companies in the sector.

OVERALL PERFORMANCE	THRESHOLD	LOW	TARGET	STRETCH
Payout*	0%	50%	100%	150%

*	The overall performance takes into account the results and relative weight of each financial objective. Results achieved between these values are interpolated.

Strategic Imperatives

The remaining 25% weighting of the overall corporate objectives is used to recognize the achievements related to the company’s 5 Strategic Imperatives:

• Improve customer service	• Accelerate wireless
• Leverage wireline momentum	• Invest in broadband
• Achieve a competitive cost structure

Progress on the 5 Strategic Imperatives is evaluated by measuring performance against a set of operating metrics, many of which are commonly used across the industry. Each strategic imperative carries a weight of 5% (for a total of 25%). The following point ranking scale applies:

POINTS	0	1	2	3	4	5	6
Results	Failed	Significantly Below	Below	Slightly Below	Met	Exceeded	Stretched

The cumulative total of points earned for the 5 Strategic Imperatives determines the payout according to the following table:

SUM OF POINTS	THRESHOLD 0 POINTS (5 x 0 POINTS)	TARGET 25 POINTS (5 x 5 POINTS)	STRETCH 30 POINTS (5 x 6 POINTS)
Payout*	0%	100%	120%

*	The results achieved between these values are interpolated.

The Board and the MRCC believe that these operating objectives were set for 2011 at an ambitious level but could be achieved under normal economic and market conditions. Payout at target may only be achieved by exceeding these ambitious operating objectives and hence exceeding the targets for all 5 Strategic Imperatives would have required exceptional performance.

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COMPENSATION DISCUSSION & ANALYSIS

2011 corporate performance index

The following table outlines the corporate results achieved for 2011

COMPONENT	WEIGHTING	CALCULATED PAYOUT	2011 TARGET	2011 RESULTS	COMMENTS
EBITDA	40%	Payout: 44.9% Min: 0% Max: 60%	$6,335 million	$6,356 million (1)

Bell reported EBITDA growth of 8.6% for 2011 which was within our range of financial guidance and exceeded our internal target for the year.

Results were due to disciplined cost controls and strong performance at Bell Media.

Revenue	20%	Payout: 13.4% Min: 0% Max: 30%	$17,236 million	$17,133 million

Bell reported revenue growth of 9.3% for 2011 which was at the low end of our financial guidance range and fell slightly below our internal targets, largely due to the high competitive intensity in the market.

Our revenues reflected growth of 6.6% from Wireless, a strong contribution from Bell Media and the Wireline segment showing a decline of 3% year over year.

Free Cash Flow	15%	Payout: 16.0% Min: 0% Max: 22.5%	$2,250 million	$2,261 million

Bell reported Free Cash Flow at the mid-point of our financial guidance range and exceeded our internal target largely due to solid EBITDA performance and strong working capital management, while continuing to invest in the business and delivering dividend growth to shareholders.

Strategic Imperatives Progress	25%	Payout: 20.5% Min: 0% Max: 30%	various	partially met	The Board sets a variety of operating targets for each of the strategic imperatives. Considerable progress was made on each imperative in 2011. (2)
Total	100%	95%

(1)	Reflects a Purchase Price Adjustment related to Bell Media Acquisition.

(2)	Targets set by the Board to evaluate achievement of our 5 Strategic Imperatives are not disclosed as this could serious prejudice the company’s interest given that this information is competitively sensitive.

The financial results for 2011, along with the progress made against the 5 Strategic Imperatives, were reviewed by the MRCC against the set of financial and operating objectives used for setting short-term incentive awards. Based upon their assessment, the MRCC recommended, and the Board approved, a 2011 corporate payout index of 95%.

Individual performance objectives

The individual performance component is based upon an assessment of the performance of an executive on two dimensions.

One dimension is the achievement of results measured against the pre-determined business unit objectives. At the beginning of the year, the MRCC reviews the CEO’s individual performance goals for that year and recommends them to the Board for approval. Our CEO’s goals, as well as those of our other executive officers, are designed to support the execution of the 5 Strategic Imperatives and thereby create value for shareholders.

The other dimension is the demonstration of the leadership attributes required to achieve those results. They include people leadership attributes which serve to build and leverage talent and drive team effectiveness, along with strategic leadership attributes which serve to transform the business and execute the strategy.

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COMPENSATION DISCUSSION & ANALYSIS

At the conclusion of the year, the MRCC and the independent directors of the Board assess the CEO’s performance on both the achievement of results against the pre-determined objectives as well as the demonstration of leadership in the attainment of those results. Likewise, the CEO provides the MRCC with his assessment of the performance of the other executive officers.

Taking into account all information provided, including the recommendations of the CEO, the MRCC makes an informed judgment and recommends for Board approval the individual performance index (between 0% and 300%, with a target performance of 100%) for each of the executive officers.

In 2011, individual performance indexes for the named executive officers ranged from 220% to 300%, with an average index of 249%. Consequently, combined with the corporate performance factor that was achieved at 95%, the 2011 short-term incentive awards for our named executive officers ranged from $695,625 to $2,445,313, with an average payout of $1,176,613.

Deferred share unit plan

The deferred share unit plan is designed to further align the interests of the executive officers to those of the shareholders by providing a mechanism to receive incentive compensation earned in the form of equity. Executive officers and other key employees of the company and those of certain subsidiaries may elect to participate in the deferred share unit plan.

Executive officers can choose to have up to 100% of their annual short-term incentive award paid in deferred share units instead of cash. The award is converted into deferred share units based on the market value of a BCE common share on the day before the award becomes effective. Vested performance share units and restricted share units may also be rolled into deferred share units at time of payout. Deferred share units count towards the minimum share ownership requirements, which are described under Share ownership requirements.

Deferred share units have the same value as BCE common shares. The number and terms of outstanding deferred share units are not taken into account when determining if and how many deferred share units will be awarded under the plan. No vesting conditions are attached to deferred share units and they therefore vest at time of grant.

Dividend equivalents in the form of additional deferred share units are equal in value to dividends paid on BCE common shares and credited to the participant’s account on each dividend payment date based on the number of units in the account as of the dividend record date.

The MRCC may also recommend for Board approval special awards of deferred share units to recognize outstanding achievements or for reaching certain corporate objectives. There were no such awards made in 2011.

Holders of deferred share units may not settle their deferred share units while they are employed by a company within the BCE group of companies. Once they leave the BCE group, the company will buy, through a trustee, a number of BCE common shares on the open market equal to the number of deferred share units a participant holds in the plan, after withholding taxes and any other deductions. These shares are then delivered to the former employee or to the estate in case of death. All administration costs as well as brokerage fees associated with the purchase and registration of common shares are paid by the company.

EQUITY-BASED LONG-TERM INCENTIVE PLAN

As part of the 2010 compensation review, a new long-term incentive plan was designed which reintroduced a performance component to our equity-based plan. In addition, the MRCC moved away from a front-loaded multi-year grant to an annual grant which enables the company to review the objectives and grant levels associated with its long-term incentive plan annually rather than on a three-year basis. For the first time in 2011, grants under our long-term incentive plan were allocated between restricted share units, performance share units and stock options as follows:

RESTRICTED SHARE UNITS (RSUs)	PERFORMANCE SHARE UNITS (PSUs)	STOCK OPTIONS
(50%)	(25%)	(25%)
100% vesting at the end of 3 years	Vesting at the end of 3 years contingent on earnings growth targets	100% vesting at the end of 3 years Option term: 7 years

BCE INC.	2012	MANAGEMENT PROXY CIRCULAR	39

COMPENSATION DISCUSSION & ANALYSIS

Below are the key terms that apply to each part of the 2011 LTIP:

ELEMENT	RESTRICTED SHARE UNITS	PERFORMANCE SHARE UNITS	STOCK OPTIONS
Shareholder interest alignment	RSUs align executives’ and shareholders’ interests in share price growth. Time-vesting also supports the retention of executives to better enable the company to execute its long-term strategy.	PSUs align executives’ and shareholders’ interests in dividend growth and their compensation to the Corporation’s performance. Multi-year vesting also supports the retention of executives to better enable the company to execute its long-term strategy.

Stock options align executives’ and shareholders’ interests in share price growth and their compensation to the Corporation’s performance.

Multi-year vesting also supports the retention of executives to better enable the company to execute its long-term strategy.

Term	3 years		7 years (10-year maximum under the plan text)
Vesting Type	3-year cliff vesting
Vesting date	December 31, 2013		February 20, 2014 (3 years from the date of grant)
Vesting criteria	Being employed by BCE or Bell on the vesting date

Being employed by BCE or Bell
on the vesting date

To achieve 100% vesting of the PSUs at the end of 2013, earnings growth must be sufficient to provide the Board with the ability to increase the dividend by a target compound annual dividend growth rate over the three-year performance period while keeping the dividend payout ratio between 65% and 75% of the adjusted earnings per share available to common shareholders. Prorated payment is made if the target is only partially attained.

Being employed by BCE or Bell on the vesting date
Dividend equivalents	Credited as additional units, at the same rate as dividends declared on BCE common share		None
Methods of payment (1)	Cash, BCE common shares or Deferred Share Units		BCE common shares when options are exercised
Pricing at time of grant	Conversion from dollar value to units made using the volume weighted average of the trading price per common share for the last 5 consecutive trading days ending immediately on the last trading day prior to the effective date of the grant and rounded up to the nearest unit	Higher of the volume weighted average of the trading price per common share of a board lot of common shares traded on the Toronto Stock Exchange; 1) on the trading day immediately prior to the effective date of the grant, or if at least one board lot of common shares has not been traded on such day, then the volume weighted average of the trading price per common share of a board lot of common shares for the next preceding day for which at least one board lot was so traded; and 2) for the last 5 consecutive trading days ending immediately on the trading day prior to the effective date of the grant.

40	BCE INC.	2012	MANAGEMENT PROXY CIRCULAR

COMPENSATION DISCUSSION & ANALYSIS

ELEMENT	RESTRICTED SHARE UNITS	PERFORMANCE SHARE UNITS	STOCK OPTIONS
Clawback	With the exception of Mr. Cope, for whom the clawback clause of
	his employment agreement is disclosed under Identification and mitigation of risks associated with our compensation policies and practices, no clawback clause is applicable on restricted share units and performance share units		Option holders will lose all of their unexercised options granted after 2001 if they engage in prohibited behaviours after they leave our company. This includes using our confidential information for the benefit of another employer. In addition, the option holder must reimburse the after-tax profit realized on exercising any options during the six-month period preceding the date on which the prohibited behaviour began.

(1)	At any time, the MRCC may require that a participant receive an LTIP payment in BCE common shares or in deferred share units as an interim measure to help the participant reach his mandatory share ownership requirement.

The MRCC may also recommend special grants to recognize specific achievements or, in some cases, to retain or motivate executive officers and key employees. There were none made in 2011.

Information on change in control and termination provisions applicable to stock options can be found under Compensation of our named executive officers — Termination and change in control benefits.

The company uses the fair value method of accounting for equity-based compensation.

PENSION, BENEFITS AND PERQUISITES

Pension

No change was made to our pension plan in 2011 as it was well positioned relative to market.

With the exception of Mr. Vanaselja, all named executive officers participate in the Defined Contribution (DC) pension plan which has been the only pension plan available to employees hired since 2004. Mr. Vanaselja, who was hired prior to 2004, participates in Bell Canada’s Defined Benefit (DB) pension plan.

Our named executive officers have also entered into supplementary retirement arrangements. The pension benefits provided to our named executive officers are described under Compensation of our named executive officers — Pension arrangements.

Benefits and Perquisites

We believe that offering competitive and flexible benefits is essential to attract and retain qualified employees. The Corporation provides the Omniflex benefit program which gives employees the flexibility to choose health, life and accident insurance most suited to their individual needs. The named executive officers are provided with additional benefits, mainly relating to incremental life and accident insurance.

We also offer to all of our employees the possibility to participate in our Employees’ Savings Plan. The Employees’ Savings Plan is focused to support long-term share ownership and to build greater interest in the growth and success of our company. Under the Employees’ Savings Plan, when employees elect to contribute up to 6% of their eligible earnings to buy BCE common shares, the company contributes $1 for every $3 that the employee contributes. The shares purchased with the company contributions are vested to employees after two years. More information on the Employees’ Savings Plan can be found under Compensation of our named executive officers — Employees’ Savings Plans (ESPs).

The named executive officers receive a competitive cash allowance for perquisites.

SHARE OWNERSHIP REQUIREMENTS

We believe in the importance of substantial share ownership and our compensation programs are designed to encourage share ownership by executive officers. A minimum share ownership level has been set for each position as a percentage of annual base salary.

• President and CEO — 750%	• Senior Vice-Presidents — 200%
• Executive Vice-Presidents — 300%	• Vice-Presidents — 100%

BCE INC.	2012	MANAGEMENT PROXY CIRCULAR	41

COMPENSATION DISCUSSION & ANALYSIS

Executives must meet their target within five years of their hire or promotion date, with the objective that 50% of their target will be reached within three years of such date (three-year target). Direct and indirect holdings of common shares of BCE and Bell Aliant, including shares or deferred share units received under the following programs, can be used to reach the minimum share ownership level:

•	deferred share unit plan, described under Deferred share unit plan
•	Employees’ Savings Plan, described under Benefits and Perquisites
•	shares acquired and held by exercising stock options granted under our stock option plans, described under Equity-based long-term incentive plan
•	shares received upon payment of restricted share units and performance share units, described under Equity-based long-term incentive plan

In-the-money option grants and unvested equity grants do not count towards meeting the minimum share ownership level.

Share ownership status is calculated using the higher of acquisition cost and the current market value at time of review. The MRCC reviews at least annually the status of compliance with the share ownership requirements. Concrete measures may be taken if the three-year target or the five-year target is missed. These measures include, but are not limited to, the payment of a portion of the short-term annual incentive award in deferred share units, the payment of restricted share units or performance share units in shares or in deferred share units and, when stock options are exercised, the requirement to hold BCE common shares having a market value equal to a portion of the after-tax financial gain resulting from the exercise. These measures remain in effect until the target is reached. As shown in the table below, all of our named executive officers have achieved and surpassed their five-year targets.

Below is the share ownership status for our named executive officers as of March 8, 2012.

NAMED OFFICER	BASE SALARY ($)	OWNERSHIP REQUIREMENT	TOTAL BCE EQUITY OWNERSHIP VALUE (1) ($)	PERCENTAGE OF OWNERSHIP IN DSUs	PERCENTAGE OF 5-YEAR TARGET ACHIEVED

George A. Cope	1,250,000	750%	$37,400,747	83.2%	399%
Siim A. Vanaselja	575,000	300%	$ 9,039,092	98.1%	524%
Kevin W. Crull	700,000	300%	$ 3,416,733	85.1%	163%
Wade Oosterman	700,000	300%	$30,753,642	44.1%	1,464%
David D. Wells	525,000	300%	$ 2,926,638	94.2%	186%

(1)	Estimated using a BCE share price of $41.37 and a Bell Aliant share price of $27.96 as of March 8, 2012.

42	BCE INC.	2012	MANAGEMENT PROXY CIRCULAR

COMPENSATION DISCUSSION & ANALYSIS

SHAREHOLDER RETURN PERFORMANCE GRAPH

FIVE-YEAR CUMULATIVE TOTAL RETURN ON $100 INVESTMENT

DECEMBER 31, 2006 – DECEMBER 31, 2011

	2006	2007	2008	2009	2010	2011
BCE COMMON SHARES	100	131	85	105	135	171
S&P/TSX COMPOSITE INDEX	100	110	74	99	117	107
NEOS’ COMPENSATION	100	104	112	108	113	113

The graph compares the cumulative annual total return of BCE Inc.’s common shares against the cumulative annual total return of the S&P/TSX Composite Index assuming an initial investment of $100 and that all subsequent dividends were reinvested. Also shown is the growth rate of the named executive officers’ compensation (NEOs’ compensation) over the same five-year period. Compensation is defined as total direct compensation awarded to named executive officers, including salary, short-term incentive awards, annualized value of restricted share unit, performance share unit and stock option awards at time of grant. The MRCC is satisfied that, while the compensation awarded to our named executive officers remained fairly constant, a large portion of total compensation is awarded in the form of equity and the actual payouts related to those awards are linked very closely to the evolution of the company’s share price and dividend growth.

BCE INC.

BCE Inc.’s total return is based on BCE Inc.’s common share price on the Toronto Stock Exchange and assumes the reinvestment of dividends.

S&P/TSX COMPOSITE INDEX

With approximately 95% coverage of the Canadian equities market, the S&P/TSX Composite Index is the primary gauge for Canadian-based, Toronto Stock Exchange-listed companies. Such companies include amongst others: BCE Inc., Royal Bank of Canada, Toronto-Dominion Bank, Suncor Energy Inc., Canadian Natural Resources and Canadian National Railway Company.

BCE INC.	2012	MANAGEMENT PROXY CIRCULAR	43

COMPENSATION DISCUSSION & ANALYSIS

CEO COMPENSATION

George A. Cope
President and Chief Executive Officer, BCE and Bell Canada
George Cope has been President and CEO of BCE and Bell Canada since July 11, 2008. He was previously President and Chief Operating Officer of Bell Canada.
Mr. Cope is a seasoned Canadian telecommunications executive who had served in public-company CEO roles in the industry for more than 15 years prior to joining Bell in 2005. He has earned a reputation as an innovative telecom strategist and builder of high-performance teams, successfully launching three next-generation digital networks during his career.
Mr. Cope holds an Honours B.Comm. degree from the University of Western Ontario. He serves on the Advisory Board of the Richard Ivey School of Business at the University of Western Ontario.
He is also a director of the Bank of Montreal and of Bell Aliant Inc.

2011 Key accomplishments and determination of short-term incentive award

The MRCC evaluated Mr. Cope’s performance for 2011 based on demonstrated leadership behaviours and comprehensive objectives related to:

•	The evolution of BCE’s strategy
•	The execution of BCE’s strategy

The evolution of BCE’s strategy was significantly advanced in 2011:

•

Invested in world-leading wireless and wireline networks supporting Bell’s broadband 4-screen strategy while maintaining capital intensity below targeted 16% of Bell operating revenues, on par with the major telecom companies in North America.

•	Completed the acquisition of CTV and its successful integration into the newly launched Bell Media business unit, encompassing all CTV and other Bell content assets.
•	Announced the acquisition of an ownership position in Maple Leaf Sports and Entertainment (MLSE) in a joint ownership arrangement with Rogers Communications.
•	In recognition of the Let’s Talk mental health initiative, Bell was named Most Outstanding Philanthropic Corporation by the global Association of Fundraising Professionals (AFP).

The strong execution of BCE’s strategy continued in 2011:

•

First wireless service provider in Canada to launch a 4G Long Term Evolution (LTE) network in the Greater Toronto Area and other major centres. At December 31, 2011, Bell had deployed its 4G LTE network in 7 urban areas across Canada, expanded to 7 more centres in February 2012.

•

Continued to build strength in the wireless market, achieving industry leading share of postpaid net subscriber additions in 2011. Bell maintained more than one-third market share of postpaid gross and net activations among the three major wireless carriers.

•

Increased smartphone customer base by 73% in 2011, driving wireless data revenue growth of 34% and blended ARPU growth of 2.9% by the end of the year. Smartphone users accounted for 48% of Bell’s postpaid subscriber base, up from 31% the year before.

•	Accelerated Bell Fibe TV service footprint expansion to approximately 2 million households in Toronto and Montreal.
•	Increased in triple-play – Bell home phone, TV and Internet – households by 11%.
•	Leveraged CTV acquisition to greatly expand Bell Mobile TV offerings with more live and on-demand content from Canada’s leading specialty channels.
•	Achieved Canadian industry-leading wireline EBITDA growth as a result of continued rigorous management of operating costs, with savings of approximately $290 million year over year.
•	Reduced size of management workforce by approximately 1,200 employees, resulting in annualized cost savings of approximately $100 million.
•	Invested more than $100 million in call centre tools, training and technology to improve customer service.
•	Invested in Bell Business Markets data hosting and cloud computing solutions: New data hosting facilities in Markham and Vancouver and expansion of Saint-Laurent and Calgary hosting centres completed.

44	BCE INC.	2012	MANAGEMENT PROXY CIRCULAR

COMPENSATION DISCUSSION & ANALYSIS

As a result of strong operational and financial performance, the Board was able to announce two dividend increases during the course of 2011, delivering 10.2% growth of the annualized dividend from $1.97 per share at December 2010 to $2.17 per share at December 2011. The most recent dividend increase announced on December 8, 2011 represents BCE’s seventh increase to the annual common share dividend in the past three years, continuing its strong track record as a dividend growth company. With this latest increase, BCE’s annual common share dividend has grown 49% since the fourth quarter of 2008.

In 2011, Mr. Cope’s salary and annual short-term incentive target award remained unchanged from their 2010 level of $1,250,000 and 125% of base salary, respectively.

AWARDED COMPENSATION	2011 ($)	2010 ($)	2009 ($)
Base Salary	1,250,000	1,250,000	1,250,000
Annual Short-Term Incentive Award	2,445,313	2,456,250	2,156,250
Restricted Share Units (1)	2,650,000	3,750,000	3,750,000
Performance Share Units (1)	1,325,000	—	—
Stock Options (1)	1,325,000	1,250,000	1,250,000
Total Direct Compensation	8,995,313	8,706,250	8,406,250
(1)	Restricted share units and stock options were awarded in 2008 to cover the years 2009 and 2010. For comparison purposes, the total value of the grant was divided over the course of the 3 years.

Fixed Compensation	15.4%
Variable Compensation	84.6%

Share Ownership and Value at Risk

The table below shows the total vested and unvested BCE equity owned by Mr. Cope as of the date of this Circular:

OWNERSHIP AND VESTED VALUE					UNVESTED VALUE				TOTAL OWNERSHIP AND VALUE AT RISK:
HOLDINGS	SHARES (1)	DEFERRED SHARE UNITS	VESTED OPTIONS (2)	TOTAL VESTED	PERFORMANCE SHARE UNITS	RESTRICTED SHARE UNITS	UNVESTED OPTIONS (2)	TOTAL UNVESTED
Number	154,472	751,778	250,000	1,156,250	39,164	78,328	323,171	440,663	$46,654,032
Value	$6,239,470	$31,101,056	$2,662,500	$40,003,026	$1,620,228	$3,240,412	$1,790,367	$6,651,007

(1)	BCE shares valued at $41.37. Includes 11,263 Bell Aliant shares valued at $27.96.

(2)	Represents the estimated gain from the exercise of the underlying options.

BCE INC.	2012	MANAGEMENT PROXY CIRCULAR	45

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

The table below summarizes the compensation of our named executive officers. The named executive officers are our President and CEO, our Executive Vice-President and CFO and our three most highly compensated executive officers ranked by their total compensation in the table below.

For more information regarding our compensation philosophy and policies and a discussion of the elements of our compensation programs, see Compensation discussion & analysis.

The material factors necessary for an understanding of the compensation detailed in the following table are described under Compensation discussion & analysis and the footnotes to the table.

NAME AND PRINCIPAL POSITION [1]	YEAR	SALARY ($)	SHARE-BASED AWARDS ($) [2] [3]	OPTION-BASED AWARDS ($) [4]	NON- EQUITY INCENTIVE PLAN COMPENSATION (ANNUAL INCENTIVE PLANS) ($) [5]	PENSION VALUE ($) [6]	ALL OTHER COMPENSATION ($) [7]	TOTAL COMPENSATION ($)
George A. Cope	2011	1,250,000	3,975,000	1,325,000	2,445,313	455,869	164,255	9,615,437
President and CEO,	2010	1,250,000	—	—	2,456,250	398,531	162,643	4,267,424
BCE and Bell Canada	2009	1,250,000	—	—	2,156,250	273,828	128,868	3,808,946
Siim A. Vanaselja	2011	575,000	937,500	312,500	813,625	392,612	22,818	3,054,055
Executive Vice-President	2010	575,000	—	—	731,400	360,915	21,451	1,688,766
and CFO, BCE and Bell Canada	2009	575,000	—	—	621,000	1,068,100	20,084	2,284,184
Kevin W. Crull	2011	700,000	1,125,000	375,000	990,500	162,221	103,221	3,455,942
President –	2010	700,000	—	—	890,400	149,856	117,508	1,857,764
Bell Media	2009	700,000	—	—	861,000	73,483	145,315	1,779,798
Wade Oosterman	2011	700,000	1,125,000	375,000	938,000	194,443	22,998	3,355,441
President – Bell	2010	700,000	—	—	1,100,400	81,060	22,297	1,903,757
Mobility and Bell	2009	700,000	—	—	651,000	76,038	20,023	1,447,061
Residential Services & Chief Brand Officer, Bell
David D. Wells	2011	525,000	937,500	312,500	695,625	157,081	17,762	2,645,468
Executive Vice-President –	2010	525,000	—	—	589,050	147,420	15,290	1,276,760
Corporate Services, BCE and Bell Canada	2009	525,000	—	—	567,000	42,494	13,585	1,148,079

(1)	MR. CRULL was appointed President of Bell Media on April 1, 2011. He remains an officer of Bell Canada and member of the Executive Committee of BCE Inc. and Bell Canada.

(2)	Represents the grant date fair value of the 2011 restricted share unit and performance share unit awards using a share price at the time of grant of $35.66. The share price at time of grant was equal to the volume weighted average of the trading price per BCE common share of a board lot of BCE common shares traded on the Toronto Stock Exchange for the five consecutive trading days ending on the trading day prior to the day the grant became effective.

For purposes of financial statement disclosure as at December 31, 2011, the 2011 restricted share unit and performance share unit awards were valued using a share price of $35.67. Such accounting fair value is amortized over the vesting period of the awards, in this case being the period from February 21, 2011 to December 31, 2013. The difference between the grant date fair value and the accounting fair value as at December 31, 2011 is approximately $0.01 greater per unit or $2,369 for the 227,148 restricted share units and performance share units awarded to the named executive officers on February 21, 2011.

(3)	The value shown under this column was allocated as per our compensation plan policy, 50% of the total long-term incentive plan value in restricted share units and 25% of the total long-term incentive plan value in performance share units. The following table details the amounts awarded under both plans:

NAMED EXECUTIVE OFFICER	RESTRICTED SHARE UNITS	PERFORMANCE SHARE UNITS
G.A. Cope	$2,650,000	$1,325,000
S.A. Vanaselja	$ 625,000	$ 312,500
K.W. Crull	$ 750,000	$ 375,000
W. Oosterman	$ 750,000	$ 375,000
D.D. Wells	$ 625,000	$ 312,500

(4)	BCE started to use the binomial method for purposes of compensation in 2007. The binomial model provides flexibility in the determination of the theoretical value of options for assumptions regarding parameters such as dividends, vesting period and exercise before expiry. The binomial model is a recognized method for the valuation of stock options of a company that has a high dividend yield.

46	BCE INC.	2012	MANAGEMENT PROXY CIRCULAR

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

A binomial value of $4.10 was used to convert the value awarded by the Board to the named executive officers into 658,539 options. The main assumptions that were used in determining such value are described in the following table:

Vesting Period	3 years
Dividend Yield	5.5%
Expected Volatility	21.7%
Risk Free Interest Rate	2.27%
Total Exercise Period	7 years
Expected Life	4.5 years

The accounting fair value for the purposes of the financial statements is also calculated using a binomial methodology, which meets requirements under International Financial Reporting Standards, but uses slightly different assumptions, most importantly, the dividend is calculated assuming a dividend growth commensurate with the Corporation’s dividend growth strategy instead of a fixed dividend.

For purposes of financial statement disclosure as at December 31, 2011, the difference between the stock option award grant date fair value and the accounting fair value of the stock option award as at December 31, 2011 is approximately $1.00 less per option or $658,529 for the 658,539 stock options awarded to the NEOs on February 21, 2011. The main assumptions that were used in determining such accounting value are described in the following table:

Vesting Period	3 years
Dividend Yield	5.5% (initial dividend)
Expected Volatility	21.0%
Risk Free Interest Rate	2.72%
Total Exercise Period	7 years
Expected Life	4.5 years

(5)	This column only includes the annual short-term incentive awards paid to the named executive officers. Our named executive officers have the choice to participate in the deferred share unit plan by electing to receive all or a portion of their annual short-term incentive award in deferred share units. Detailed below are the annual elected percentages by named executive officer:

YEAR OF ANNUAL SHORT-TERM INCENTIVE AWARD	GEORGE A. COPE	SIIM A. VANASELJA	KEVIN W. CRULL	WADE OOSTERMAN	DAVID D. WELLS
	ELECTED PERCENTAGE OF THE ANNUAL SHORT-TERM INCENTIVE AWARD IN DEFERRED SHARE UNITS
2011	—	100%	—	80%	100%
2010	100%	—	—	65%	25%
2009	50%	100%	35%	100%	100%

The effective date of the grants of deferred share units for the 2011 annual short-term incentive was February 14, 2012 and the share price used for conversion was $39.47. For the 2010 and the 2009 annual short-term incentive, the effective date of the grants of deferred share units were February 15, 2011 and February 10, 2010, respectively. The share price used for conversion was $35.61 for the 2010 annual short-term incentive and $28.56 for the 2009 annual short-term incentive. For all grants, the share price is equal to the closing share price of a board lot of common shares of BCE on the Toronto Stock Exchange on the last trading day before the grant comes into effect.

Short-term incentive targets for all named executive officers, except for MR. COPE were increased from 82.5% to 100% on January 1, 2009.

(6)	As described under Pension arrangements, for all named executive officers except for MR. VANASELJA, this represents the employer contribution for each of the three most recently completed years for the different defined contribution arrangements and related effects on the value of the executive officer’s SERP account when applicable. For 2011 and 2010, for MR. VANASELJA, it represents the service cost evaluated at the end of such year of an additional year of service. For 2009, it also represents the current service cost of an additional year of service and it includes the impact of the increase in his annual base salary and short-term incentive target as of January 1, 2009.

(7)	All Other Compensation is comprised of the following components :

NAME	YEAR	PERQUISITES AND OTHER PERSONAL BENEFITS (a) ($)	COMPANY CONTRIBUTION UNDER EMPLOYEES' SAVINGS PLAN (b) ($)	OTHER (c) ($)	TOTAL ALL OTHER COMPENSATION ($)
George A. Cope	2011	122,373	25,000	16,882	164,255
	2010	122,205	25,000	15,438	162,643
	2009	92,205	22,917	13,746	128,868
Siim A. Vanaselja	2011	—	11,500	11,318	22,818
	2010	—	11,500	9,951	21,451
	2009	—	10,542	9,542	20,084
Kevin W. Crull	2011	77,873	14,000	11,348	103,221
	2010	77,705	14,000	25,803	117,508
	2009	77,705	12,833	54,777	145,315
Wade Oosterman	2011	—	14,000	8,998	22,998
	2010	—	14,000	8,297	22,297
	2009	—	12,833	7,190	20,023
David D. Wells	2011	—	10,500	7,262	17,762
	2010	—	10,500	4,790	15,290
	2009	—	9,625	3,960	13,585

a)	Perquisites and other personal benefit that in aggregate are worth less than $50,000 or 10% of the total annual base salary of a named executive officer for the financial year are not included. For MR. COPE, it consists mainly in a perquisite allowance in the amount of $120,000 for years 2011 and 2010 and of $90,000 for 2009, respectively. For MR. CRULL, it is essentially composed of a perquisite allowance of $45,500 and of tuition fees in the amount of $30,000 for each of years 2011, 2010 and 2009.

b)	Under the Employees’ Savings Plan, when employees, including named executive officers, elect to contribute up to 6% of their eligible earnings to buy BCE common shares, the company contributes $1 for every $3 that the employee contributes. Starting in July 2010 and so as to encourage share ownership over the longer term, participants may not withdraw any common shares bought with their own contributions under the plan for a two-year period to allow employer contributions to vest. For 2011, all amounts reported represent unvested employer contributions. For 2010, the amounts reported include the following unvested employer contributions: $11,458 for MR. COPE, $5,271 for MR. VANASELJA, $4,813 for MR. WELLS and $6,417 for MESSRS. CRULL AND OOSTERMAN.

c)	For all named executive officers, this column includes mainly company-paid life insurance premiums and gross-up payments. For MR. CRULL it also includes a market locality differential payment of $15,068 for year 2010 and $45,204 for year 2009 in accordance with the terms of his employment. Such benefit was intended to offset higher housing costs resulting from his relocation to Canada upon hire. His benefits under such plan expired in June 2010.

BCE INC.	2012	MANAGEMENT PROXY CIRCULAR	47

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

INCENTIVE PLAN AWARDS

Outstanding unexercised option-based awards and unvested share-based awards

The following table includes all unexercised option-based awards and all share-based awards outstanding at the end of the financial year ended December 31, 2011. Refer to the Equity-Based Long-Term Incentive Plan section for key features of the plans.

	OPTION-BASED AWARDS								SHARE-BASED AWARDS

		NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS			OPTION		VALUE OF UNEXERCISED		NUMBER OF SHARES OR UNITS OF SHARES THAT	MARKET OR PAYOUT VALUE OF SHARE-BASED AWARDS THAT	MARKET OR PAYOUT VALUE OF SHARE-BASED AWARDS NOT
NAME	GRANT DATE	VESTED (#)	NOT VESTED (#)	TOTAL OPTIONS (#)	EXERCISE PRICE (1) ($)	OPTION EXPIRATION DATE (2)	IN-THE-MONEY OPTIONS (3) ($)		HAVE NOT VESTED (#)	HAVE NOT VESTED (4) ($)	PAID OUT OR DISTRIBUTED (4) ($)

George A. Cope	2007-03-12	250,000	0	250,000	30.72	2013-03-11	2,937,500		116,075	4,929,712	31,543,052
	2011-02-21	0	323,171	323,171	35.83	2018-12-20	2,145,855

Siim A. Vanaselja	2011-02-21	0	76,220	76,220	35.83	2018-12-20	506,101		27,377	1,162,708	8,127,264

Kevin W. Crull	2005-03-07	50,000	0	50,000	29.30	2015-03-06	658,500		32,851	1,395,197	2,950,615
	2007-03-12	130,000	0	130,000	30.72	2013-03-11	1,527,500
	2011-02-21	0	91,464	91,464	35.83	2018-12-20	607,321

Wade Oosterman	2006-08-07	180,000	0	180,000	26.08	2016-08-06	2,950,200	(5)	32,851	1,395,197	12,948,631
	2007-03-12	130,000	0	130,000	30.72	2013-03-11	1,527,500	(5)
	2011-02-21	0	91,464	91,464	35.83	2018-12-20	607,321

David D. Wells	2011-02-21	0	76,220	76,220	35.83	2018-12-20	506,101		27,377	1,162,708	2,055,501

(1)	The exercise price is the price at which a common share may be purchased when an option is exercised. Effective June 6, 2007, shareholders approved that the exercise price be the higher of the volume weighted average of the trading price per BCE common share of a board lot of BCE common shares traded on the Toronto Stock Exchange: (i) on the trading day prior to the day the grant becomes effective or, if at least one board lot of BCE common shares has not been traded on such day, then the volume weighted average for the next preceding day for which at least one board lot was so traded; and (ii) for the five consecutive trading days ending on the trading day prior to the day the grant becomes effective. For options granted prior to June 6, 2007, the exercise price was equal to the closing price of a board lot of common shares of BCE on the last trading day before the grant came into effect.

(2)	The term of any option may not exceed ten years from the effective date of the grant. Until 2004, options were granted for a term of ten years from the effective date of the grant. Since 2004, options were generally granted with a term of six years from the effective date of the grant. Starting with the 2011 grants, options are now granted with a seven-year term. The MRCC can always recommend and the Board approve another option term at time of grant as long as the maximum ten-year expiry date is respected.

(3)	The value of unexercised in-the-money options is calculated using the closing price of a board lot of common shares of BCE on the Toronto Stock Exchange on December 31, 2011, i.e. $42.47, less the exercise price of those options.

(4)	The value of the outstanding share units is calculated using the closing price of a board lot of common shares of BCE on the Toronto Stock Exchange on December 31, 2011, i.e. $42.47, times the number of share units held by the employee in the restricted share units, performance share units and deferred share units plans, as applicable.

(5)	These options were exercised by Mr. Oosterman in early March 2012 and all underlying shares were retained.

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COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Incentive plan awards — value vested or earned during the year

The following table summarizes option-based awards and share-based awards that vested during 2011 as well as short-term incentive awards earned during 2011. Refer to the Compensation discussion & analysis — Equity-Based Long-Term Incentive Plan and Annual short-term incentive awards sections for the key features of the plans.

	OPTION-BASED AWARDS				SHARE-BASED AWARDS	NON-EQUITY INCENTIVE PLAN COMPENSATION
NAME	VESTING DATE	VESTED OPTIONS DURING 2011 (#)		VALUE ON VESTING DATE (1) ($)	VALUE VESTED DURING THE YEAR ($)	VALUE EARNED DURING THE YEAR (2) ($)
George A. Cope	2011-03-12	62,500	(3)	250,625	—	2,445,313
Siim A. Vanaselja	2011-03-12	27,500	(3)	110,275	—	813,625
Kevin W. Crull	2011-03-12	32,500	(3)	130,325	—	990,500
Wade Oosterman	2011-03-12	32,500	(3)	130,325	—	938,000
David D. Wells	—	—	(3)	—	—	695,625

(1)	This value was determined by calculating the difference between the closing price of a board lot of common shares of BCE Inc. on the Toronto Stock Exchange on the vesting date and the exercise price of the options.

(2)	These amounts are the same as those included in the Summary compensation table under the column Non-equity incentive plan compensation (Annual incentive plans) and include the entire 2011 annual short-term incentive awards paid in cash and/or in deferred share units.

(3)	On March 12, 2007, all of the named executive officers, with the exception of Mr. Wells who had not then joined the company, received a grant of 2007-2008 options for a two-year period ending December 31, 2008. These options vested at a rate of 25% per year over a four-year period as per standard plan provisions. The final 25% vested on March 12, 2011.

STOCK OPTION PLAN

The number of shares issuable to insiders, at any time, under the stock option plan and all equity-based compensation arrangements of BCE, cannot exceed 10% of issued and outstanding shares; and the number of shares issued to insiders, within any one-year period, under all security-based compensation arrangements of BCE, cannot exceed 10% of issued and outstanding shares. As of December 31, 2011, they represented 0.2% of issued and outstanding shares.

Options are not assignable by the optionee, except to the optionee’s estate upon the optionee’s death.

Under the terms of the stock option plan, the MRCC has the authority to depart from standard vesting provisions, exercise schedules or termination provisions at the time of grant of new options or later on with respect to any outstanding option, without shareholder approval. However, the MRCC may not, without shareholder approval:

•	increase the number of common shares that can be issued under the stock option plan
•	reduce the strike price of an outstanding option (including a cancellation and regrant of an option, constituting a reduction of the exercise price of an option)
•	extend the expiry date of an outstanding option or amend the stock option plan to permit the grant of an option with an expiry date beyond the maximum term allowed under the stock option plan
•	change the provisions relating to the transferability of options except if the transfer is for normal estate settlement purposes
•	make amendments to eligible participants that may permit the introduction of non-employee directors on a discretionary basis, and
•	make amendments to provide for other types of compensation through equity issuance, unless the change results from application of the anti-dilution provisions of the stock option plan.

In 2011, we did not amend our stock option plan.

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COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

NAME	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (#) (A)	WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS ($) (B)	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS EXCLUDING SECURITIES REFLECTED IN COLUMN (A) (#) (C)
Equity compensation plans approved by securityholders	—	—	—
Equity compensation plans not approved by securityholders (1)	4,027,309	33	44,735,656	(2)
Total	4,027,309	33	44,735,656

(1)	The key features of the BCE Inc. Long-Term Incentive (Stock Option) Program (1999) are provided under Compensation discussion & analysis — Equity-based long-term incentive plan.

(2)	This number includes 13,513,812 BCE common shares issuable pursuant to employee subscriptions under the BCE Inc. Employees’ Savings Plans (1970) and (2000).

The following table sets out the number of securities issued and issuable under each of the company’s security-based compensation arrangements and the number of BCE common shares underlying outstanding options and percentages represented by each calculated over the number of BCE common shares outstanding as at December 31, 2011.

	COMMON SHARES ISSUABLE (1)			COMMON SHARES ISSUED TO DATE		COMMON SHARES UNDER OUTSTANDING OPTIONS
	#		% (2)	#	% (2)	#		% (2)
BCE Inc. Long-Term Incentive (Stock Option) Program (1999) (3)	35,249,153	(4)	4.5	14,444,752	1.9	4,027,309	(5)	0.5
Employees’ Savings Plans (1970) and (2000)	13,513,812	(6)	1.7	16,574,937	2.1	N/A		N/A

(1)	This number excludes BCE common shares issued to date and represents the aggregate of BCE common shares underlying outstanding options and BCE common shares remaining available for future grants of options and subscriptions under the Employees’ Savings Plans.

(2)	Outstanding BCE Common Shares as at December 31, 2011 = 775,587,100.

(3)	As at the date of this Circular, there were 34,800,331 common shares issued and issuable under the Stock Option Program (1999), which represented 4.5% of the then outstanding common shares.

(4)	Out of a maximum number of issuable BCE common shares of 50,000,000 under the Stock Option Program (1999) after deduction of 306,095 common shares transferred to and issued or issuable under the BCE Inc. Replacement Stock Option Plan (Plan of Arrangement 2000).

(5)	As at the date of the Circular, there were 6,150,692 common shares underlying outstanding options, which represented 0.8% of the then outstanding common shares.

(6)	Out of an aggregate maximum number of issuable BCE common shares of 20,000,000 under the Employees’ Savings Plans (1970) and (2000).

EMPLOYEES’ SAVINGS PLANS (ESPs)

ESPs are designed to encourage our employees and those of our participating subsidiaries to own shares of the company. In most instances, employees who have completed at least six months of service and who do not control directly or indirectly 5% or more of the outstanding common shares of BCE can choose to have up to 12% of their annual eligible earnings withheld through regular payroll deductions to buy BCE common shares. The employer contributes up to 2% of the employee’s annual eligible earnings to the plan. Two ESPs are in place: the BCE Inc. Employees’ Savings Plan (1970) (the “1970 ESP”) and the BCE Inc. Employees’ Savings Plan (2000) (the “2000 ESP”). The 2000 ESP, which is intended for employees whose principal employment is in the United States, is not currently in use and thus, there are no accumulated shares currently issued under this plan. The terms of both ESPs are substantially similar, with the exception of amendments made in July 2010 to the 1970 ESP only, as discussed below.

The trustee of the ESPs buys BCE common shares for the participants on the open market, by private purchase or from BCE (issuance of treasury shares). The price of the shares purchased by the trustee on the open market or by private purchase is equal to the value paid by the trustee for such shares. The price for treasury shares (if any) purchased from BCE is equal to the weighted average prices of the shares purchased by the trustee on the open market and by private purchase (if any) in the week immediately preceding the week in which the purchase is made from BCE. The purchase price for treasury shares may not be below the market price of the securities, as established pursuant to the plan. All the shares were purchased on the market in 2011 but we may issue shares from treasury from time to time to fill employee subscriptions.

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COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The number of shares that may be issued under the ESPs to insiders of a participating company, within any one-year period, under all security-based compensation arrangements of BCE may not exceed 10% of all issued and outstanding BCE common shares. Participation in the ESPs is not assignable.

Under the terms of the ESPs, the Board has the authority to modify the ESPs without shareholder approval to introduce changes such as (among others) a change in the termination provisions, housekeeping changes (such as to correct an immaterial inconsistency or clerical error or omission), or a change deemed necessary or desirable to comply with applicable law or regulatory requirements.

However, the Board may not, without shareholder approval:

•	amend the limit on employee contribution
•	amend the offering period to more than 27 months
•	introduce a discount purchase price
•	amend the maximum company contribution
•	increase the number of common shares issuable pursuant to the ESPs, and
•	allow for a potential dilution associated with the ESPs, together with all other securities-based compensation arrangements, of more than 10% of outstanding common shares of the company.

In 2010, the 1970 ESP was refocused to better support long-term share ownership and to build greater interest in the growth and success of our company. Shares purchased with employee contributions may not be withdrawn from the plan for a two-year period to allow employer contributions to vest. Shares are then purchased with the employer contributions and become available to the participant. Upon departure from the company, except upon involuntary termination, retirement or death, the unvested employer contributions are forfeited.

No changes were made to the 1970 ESP and to the 2000 ESP in 2011.

PENSION ARRANGEMENTS

All of the named executive officers participate in a Bell pension plan (Bell Plan). All named executive officers except Mr. Vanaselja are covered under the defined contribution arrangement of the Bell Plan and they have all entered into defined contribution supplementary agreements. Mr. Vanaselja is covered under the defined benefit arrangement of the Bell Plan and has also entered into defined benefit supplementary agreements.

Defined contribution arrangements

Defined Contribution Basic Plan (DC Basic Plan)

The DC Basic Plan is the sum of:

•	Employee contributions: Employee may contribute up to a maximum of 4% of pensionable earnings, subject to the Income Tax Act (Canada) (ITA) limit.

•	Employer contributions: Employer contributes 4% of pensionable earnings and matches the first 2% of employee contributions, for a maximum of 6%.

a. Registered Defined Contribution Plan Arrangement (Registered DC Plan Arrangement)

The Registered DC Plan Arrangement is a component of the Bell Plan. Under this arrangement, each participant has the responsibility to choose how to invest the contributions made in his registered account and the rate of return depends on his choice. Employee contributions, company contributions and any investment returns are immediately vested. The sum of employee and employer contributions is limited to the maximum allowed under the ITA for registered pension plans.

b. Defined Contribution Notional Account (DC Notional Account)

When the sum of employee and employer contributions in any given year reaches the limit prescribed under the ITA, contributions stop being deducted from the employee’s pay and deemed employer contributions start to accumulate in his DC Notional Account. The notional account vests immediately and is credited monthly at the rate of return of an actively managed fund called the Bimcor Balanced Fund. This notional account accumulates until termination, retirement or death, at which point it is paid in cash to the employee or beneficiary.

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COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Defined Contribution Supplementary Executive Retirement Plan (DC SERP)

All executive officers, including named executive officers, hired or appointed to an officer position on or after January 1, 2005, are eligible for benefits under the DC SERP after having served as an officer for at least five years. These supplemental arrangements consist of the application of a multiplier to employer’s contributions accumulated in their accounts under the DC Basic Plan (Registered DC Plan Arrangement and DC Notional Account) while serving as an officer.

Once an executive officer becomes eligible for benefits under the DC SERP, a multiplier varying from 1.25 upon reaching 45 points (age and years of service) to 3.0 upon reaching 80 points is applied to employer’s contributions (DC Basic Plan). An executive officer may therefore accumulate while an officer (through employer contributions and the related multiplier) up to 18% of his pensionable earnings plus credited investment returns.

The additional amount attributable to DC SERP equals the multiplier times:

•	The employer’s contributions accumulated in their accounts under the DC Basic Plan; less
•	The employer’s contributions accumulated in their accounts under the DC Basic Plan at the date they became officers.

The Board may grant additional years of service, additional employer contributions or both, through a special arrangement.

Pensionable earnings include base salary and short-term incentive awards, whether they are paid in cash or deferred share units. The entire cost is paid by the company for the DC SERP and this benefit is payable in a lump sum at termination, death or retirement. The DC SERP, by its nature, does not include any indexation provision, unlike the DB SERP.

The following table shows amounts from all the company’s defined contribution arrangements applicable for the named executive officers subject to this pension arrangement.

EXECUTIVE	NAME OF THE ARRANGEMENT		BALANCE AS OF DECEMBER 31, 2010 ($)	COMPENSATORY (1) ($)	NON-COMPENSATORY (2) ($)	BALANCE AS OF DECEMBER 31, 2011 ($)
George A. Cope (3)	DC Basic Plan	(6)	962,264	222,375	8,847	1,193,486
	DC SERP	(7)	872,835	233,494	89,571	1,195,900
	Total		1,835,099	455,869	98,418	2,389,386
Kevin W. Crull	DC Basic Plan	(6)	487,698	95,424	-10,112	573,010
	DC SERP	(7)	269,196	66,797	36,263	372,256
	Total		756,894	162,221	26,151	945,266
Wade Oosterman (4)	DC Basic Plan	(6)	348,408	108,024	-4,703	451,729
	DC SERP	(7)	0	86,419	249,231	335,650
	Total		348,408	194,443	244,528	787,379
David D. Wells (5)	DC Basic Plan	(6)	205,022	66,843	3,670	275,535
	DC SERP	(7)	235,228	90,238	16,515	341,981
	Total		440,250	157,081	20,185	617,516

(1)	Employer contribution in 2011 for the different DC arrangements.

(2)	Employee contribution and investment return for the DC Basic Plan, and investment return for the DC SERP.

(3)	In conjunction with his appointment as President and Chief Operating Officer of Bell Canada in January of 2006 and to recognize the level of seniority at which he joined the company, Mr. Cope was credited five years of service and $180,000 of notional employer contributions in his DC Notional Account (included under DC Basic Plan in the above table) through a special arrangement.

(4)	Mr. Oosterman became eligible for his DC SERP benefits in August 2011.

(5)	In conjunction with his appointment as Executive Vice-President – Corporate Services of BCE and Bell Canada in July of 2008 and to recognize the level of seniority at which he joined the company, Mr. Wells was credited $50,000 of notional employer contributions in his DC Notional Account (included under DC Basic Plan in the above table) through a special arrangement. Given the point of his career where Mr. Wells stood when he joined Bell, the MRCC decided to waive the 5-year vesting period and effectively made Mr. Wells eligible for his DC SERP benefits.

(6)	DC Basic Plan includes the Registered DC Plan Arrangement and the DC Notional Account.

(7)	As of December 31, 2011, our named executive officers were eligible for the following SERP multipliers:

EXECUTIVE	AGE	SERVICE		POINTS	MULTIPLIER
George A. Cope	50.4	11.1	*	61.5	2.05x
Kevin W. Crull	47.4	6.8		54.2	1.70x
Wade Oosterman	51.2	5.4		56.6	1.80x
David D. Wells	64.3	3.5		67.8	2.35x

*	Includes 5 years of service granted upon hire through a special arrangement

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COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Defined benefit arrangements

Defined Benefit Basic Plan (DB Basic Plan)

For each year of pensionable service from January 1, 1987 under the DB Basic Plan, the amount of annual pension payable to named executive officers from age 65 shall be equal to the sum of:

i.	1.0% of the Year’s Maximum Pensionable Earnings of the year (YMPE); and
ii.	1.7% of the officer’s average annual pay during the best 60 consecutive months of pensionable earnings (AAPE) in excess of the YMPE.

a.	Registered Defined Benefit Plan Arrangement (Registered DB Plan Arrangement)

The Registered DB Plan Arrangement is a component of the Bell Plan. This arrangement is calculated using the AAPE in which the officer’s compensation produces the highest average. However, it is limited to the maximum allowed under the ITA for registered pension plans. Benefits are partially indexed every year to increases in the Consumer Price Index, subject to a maximum of 4% per year.

b. Excess Defined Benefit Pension (Excess DB Pension)

The excess pension is the pension amount that exceeds the ITA limit on registered pension plans. The entire cost is paid by the company.

This benefit is only payable upon retirement or death after age 55 and is not subject to any deductions for government benefits or other offset amounts. Benefits are also partially indexed every year to increases in the Consumer Price Index, subject to a maximum of 4% per year.

Defined Benefit Supplementary Executive Retirement Plan (DB SERP)

All executive officers, including named executive officers, hired or appointed to an officer position on or before December 31, 2004, are eligible for benefits under the DB SERP. The executive officer receives 1.5 years of pensionable service for every year he serves as an officer. Retirement eligibility is based on the executive officer’s age and years of service. The Board may credit additional years of service towards retirement eligibility, pension calculation or both, through a special DB SERP arrangement. The DB SERP is a non-contributory arrangement.

In general, an executive officer is eligible to receive DB SERP benefits when he reaches one of the following:

•	at least age 55, and the sum of age and service is at least 85
•	at least age 60, and the sum of age and service is at least 80
•	age 65 and has 15 years of service.

Pensions are calculated based on pensionable service and pensionable earnings. Pensionable earnings include base salary and short-term incentive awards, up to a maximum of the target value, whether they are paid in cash or deferred share units. The average of the executive officer’s best consecutive 36 months of pensionable earnings is used to calculate his pension.

An executive officer may receive up to 70% of his average pensionable earnings as total pension benefits under the DB Basic Plan and DB SERP. Pensions are payable for life. Surviving spouses receive about 60% of the pension that was payable to the executive officer. Pension payments are partially indexed every year to increases in the Consumer Price Index, subject to a maximum of 4% per year.

In addition to the results in the following table, the executive officers receive a retirement allowance equal to one year’s base salary when they retire under DB SERP provisions. This is not included in their pensionable earnings.

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COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Special Defined Benefit Arrangement (DB SA)

From time to time, the Board may grant a DB SA that would become payable to named executive officers if they were to retire before being eligible for their DB SERP. This benefit can be granted to compensate for any gaps between the DB Basic Plan and the DB SERP in certain circumstances.

The following table shows information from all the company’s defined benefit arrangements for the active named executive officer subject to this pension arrangement.

	NUMBER OF YEARS CREDITED SERVICE (#)		ANNUAL BENEFITS PAYABLE		ACCRUED OBLIGATION AT START OF YEAR (4) ($)	COMPENSATORY CHANGE (5) ($)	NON- COMPENSATORY CHANGE (6) ($)	ACCRUED OBLIGATION AT YEAR END (7) ($)
EXECUTIVE			AT YEAR END (2) ($)	AT AGE 65 (3) ($)
Siim A. Vanaselja
DB Basic Plan (1)	17.9		213,140	444,708	3,410,660	220,496	328,083	3,959,239
DB SERP & DB SA (8)	26.3	(9)	160,447	335,494	2,705,436	172,116	209,952	3,087,504
Total			373,587	780,202	6,116,096	392,612	538,035	7,046,743

(1)	The DB Basic Plan includes the Registered DB Plan Arrangement and the Excess DB Pension.

(2)	Annual benefits payable at age 55 represents the pension payable under the DB SA and under the DB Basic Plan assuming the final average earnings as of December 31, 2011. The immediate pensions illustrated in this table are under the joint & survivor option.

(3)	Annual benefits payable at age 65 represents the pension payable under the DB SERP and under the DB Basic Plan assuming the final average earnings as of December 31, 2011 is fixed and the named executive officer continues to work up to age 65. The pensions illustrated in this table are under the joint & survivor option.

(4)	Accrued obligation at start of year is performed using the assumptions in the financial statement as of the plan measurement date (December 31, 2010). The accrued obligation excludes the retirement cash allowance equal to one year’s base salary payable upon retirement pursuant to the DB SERP.

(5)	The compensatory change for 2011 represents the current service cost of an additional year of service.

(6)	The non-compensatory change represents the impact of discount rate (from 5.5% to 5.1%) and the change of YMPE (established and revised annually by the government and used for the purposes of the Canada/Québec Pension Plan) on accrued obligation.

(7)	Accrued obligation at year end is calculated using the following key assumptions: discount rate of 5.1% and increase in base salary of 3.0% annually. The accrued obligation excludes the retirement cash allowance equal to one year’s base salary payable upon retirement pursuant to the DB SERP.

(8)	Mr. Vanaselja is eligible for DB SERP benefits if he retires on or after age 60. If his employment terminates or is severed for any reasons other than cause on or after age 55 but before age 60, his annual pension will be equal to a percentage of pensionable earnings corresponding to 35% at age 55 plus 3.5% per additional year of age under his DB SA.

(9)	The number of years of credited service for calculating total pension benefits at December 31, 2011 was 26.3 years which includes 17.9 years of actual service and an additional 8.4 years that was credited to Mr. Vanaselja under the company’s policy, pursuant to which 1.5 years of service is credited for every year of actual service while acting as an officer for DB SERP.

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COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

TERMINATION AND CHANGE IN CONTROL BENEFITS

This section describes the standard provisions applicable to our different equity-based plans in the event of a termination or a change in control. The MRCC has the authority to depart from these standard provisions at the time an option, a restricted share unit or a performance share unit is granted.

Stock options

EVENT	STOCK OPTIONS GRANTED BEFORE 2011	STOCK OPTIONS GRANTED IN 2011
Voluntary resignation

All non-vested options are forfeited on the event date. Vested options can be exercised for 30 days following the event date (without exceeding the original expiry date). At the end of the 30 days, all outstanding options are forfeited

All non-vested options are forfeited on the event date. Vested options can be exercised for 1 year following the event date (without exceeding the original expiry date). At the end of the 1-year period, all outstanding options are forfeited

Termination for cause		All vested and unvested options are forfeited on the event date
Termination without cause (other than following a change in control)

Continued vesting and right to exercise the stock options conditional to the employee conforming to non-competition, non-solicitation and confidentiality covenants for the duration of the vesting and exercise period

Retirement

Retirement is defined as an employee retiring from the company’s Defined Benefit pension plan

Options continue to vest for three years following the event date and can be exercised during that three-year period (without exceeding the original expiry date). At the end of the three-year period, all outstanding options are forfeited

Retirement is defined as an employee retiring from the company with at least 55 years of age and 10 years of service, or at least 60 years of age

Continued vesting and right to exercise the stock options conditional to the employee conforming to non-competition, non-solicitation and confidentiality covenants for the duration of the vesting and exercise period

Death

All non-vested options are forfeited on the event date. Vested options can be exercised by the estate for 12 months following the event date (without exceeding the original expiry date). After 12 months, all outstanding options are forfeited

All non-vested options vest on the event date. Vested options can be exercised by the estate for 12 months following the event date (without exceeding the original expiry date). After 12 months, all outstanding options are forfeited

Change in control (1)

If the employment of an option holder is terminated by the company other than for cause or by the option holder for Good Reason (2) within 18 months of a change in control, unvested options can be exercised for a period of 90 days from the date of termination

(1)	A change in control of BCE occurs when:
•	another party acquires 50% or more of the outstanding securities of a class of voting or equity securities of BCE,
•	the composition of a majority of BCE’s Board changes for a reason such as a dissident proxy solicitation,
•

BCE’s shareholders approve plans or agreements for disposing of all or substantially all of BCE’s assets, liquidating or dissolving BCE, or in certain cases, merging, consolidating or amalgamating BCE, or

•	the MRCC determines that an event is a change in control.

Upon a change in control or partial change in control of Bell Canada or a designated entity, unvested options of an option holder who is employed in one of BCE’s business units, such as Bell Canada or another subsidiary that the MRCC identifies as a “designated business unit”, will become exercisable if:

•	BCE’s interest in the business unit or subsidiary falls below 50% but remains at least 20%, and
•	the option holder’s employment is terminated within 18 months of the reduction for a reason other than for cause, or if the option holder terminates employment for Good Reason (2).

The option holder has up to 90 days from that day, or longer if the MRCC so determines, to exercise the options.

If BCE’s interest in a designated business unit falls below 20%, option holders who are employed in that business unit may exercise all of their unvested options effective upon the earlier of:

•	one year following the reduction in the interest, or
•	the day the option holder’s employment was terminated.

The option holder has up to 90 days from that day, or longer if the MRCC so determines, to exercise the options.

(2)	A resignation for Good Reason may take place only during the eighteen (18) months following a change in control if (i) the executive is assigned duties inconsistent with his current position or (ii) there is a material reduction in the executive’s compensation or (iii) by relocation of the executive’s principal workplace without his consent to a location more than 50 kilometers’ distance from its current location. Please refer to footnote (2) under the table outlining Mr. Cope’s payments below for additional information with respect to the provisions applicable to Mr. Cope.

BCE INC.	2012	MANAGEMENT PROXY CIRCULAR	55

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Restricted Share Units and Performance Share Units

EVENT	RESTRICTED SHARE UNITS	PERFORMANCE SHARE UNITS
Voluntary resignation Termination for cause	All outstanding unvested grants are forfeited on the event date
Termination without cause Retirement (1)	Continued vesting until the end of the performance period conditional to the employee conforming to non-competition, non-solicitation and confidentiality covenants for the duration of the period

Continued vesting until the end of the performance period conditional to the employee conforming to non-competition, non-solicitation and confidentiality covenants for the duration of the period

To be paid on actual performance criteria results achieved
by the company at the end of the performance period

Death	Immediate vesting and payment of outstanding grants	Immediate vesting of outstanding grants using, for determination of the vesting percentage, “period-to-date” results and results at target for the remainder of the period
Change in control	No specific change in control provisions exist in these plans

(1)	Retirement is defined as an employee retiring from the company with at least 55 years of age and 10 years of service, or at least 60 years of age.

Estimated payments for named executive officers upon termination of employment or change in control

The two tables below show the incremental payments that would be made to our Chief Executive Officer and other named executive officers in the event of termination of their employment or a change in control. Amounts were calculated as if termination had occurred on December 31, 2011.

George A. Cope

In early 2010, an employment agreement was signed with Mr. Cope to reduce to writing the terms of his employment agreed at the time of his appointment as President and CEO in July 2008. The terms applicable in the event of different termination scenarios are described in the table below.

EVENT	NOTICE PERIOD (3) ($)	SEVERANCE (4) ($)	2011 SHORT- TERM AWARD ($)		ADDITIONAL PENSION BENEFITS (6) ($)	PERQUISITES (7) ($)	RSUs (8) ($)	PSUs (8) ($)	STOCK OPTIONS (9) ($)	TOTAL ($)	BENEFITS (7)
Termination without cause (other than following a Change in control)	—	7,112,500	—	(5)	1,187,978	240,000	—	—	—	8,540,478	24 months extension
Constructive Dismissal
Termination for cause	—	—	—		—	—	—	—	—	—	—

Voluntary resignation	416,667	—	—		—	40,000	—	—	—	456,667	4 months extension

Long Term Disability (LTD) (1)	—	7,112,500	—	(5)	1,187,978	240,000	—	—	—	8,540,478	Until age 65
Death	—	—	—	(5)	—	—	3,286,460	1,643,252	2,145,855	7,075,567	—

Resignation for Good Reason (2) Termination without cause following a Change in control (2)	—	7,112,500	—	(5)	1,187,978	240,000	—	—	2,145,855	10,686,333	24 months extension

(1)	30 days after becoming totally disabled, Mr. Cope is deemed to have resigned from his position and becomes eligible to receive termination payments and perquisite allowance identical to those applicable in case of termination without cause. He will receive benefits and payments under the Corporation’s LTD plan until age 65 (continuation of health care benefits and payment of two-thirds of base salary). Stock options, restricted share units and performance share units will be treated in accordance with the terms of the plan applicable to LTD which provides for continued participation.

(2)	The provisions applicable to a resignation for Good Reason or a termination following a change in control are the same as those applicable to any termination without cause, except with regards to the provisions applicable to his stock options.

Under Mr. Cope’s agreement, Good Reason may only take place during the two years following a change in control (defined as acquisition of more than 50% of the common shares of Bell Canada or BCE by takeover bid, merger, amalgamation, sale of business or otherwise) if (i) Mr. Cope is assigned duties inconsistent with a CEO position or (ii) there is a material reduction in Mr. Cope’s compensation.

56	BCE INC.	2012	MANAGEMENT PROXY CIRCULAR

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

(3)	In case of voluntary resignation, Mr. Cope must provide the Corporation with written notice of four months. The Corporation may wave such period but remains responsible for paying Mr. Cope’s base salary and maintaining his benefits coverage and perquisite allowance during the four-month period.

(4)	The 24-month severance is calculated using Mr. Cope’s annual base salary in effect at time of termination and average short-term incentive award for the two years preceding the year of termination. Mr. Cope’s average short-term incentive award for 2009 and 2010 was $2,306,250. Severance is payable in equal installments over a 12-month period, without interest.

(5)	Short-term incentive award for the year of termination to be prorated for the period worked and paid as if individual and corporate results were met at 100%. The actual amount of short-term incentive awarded for 2011 is disclosed in the Summary compensation table.

(6)	Amount includes 24 months of employer contribution (6%, corresponding to the contribution level in effect prior to termination) under the DC arrangement of the pension plan using base salary in effect upon termination of employment and average short-term incentive award for the two years preceding the year of termination. This additional pension value will be payable in 12 monthly installments without interest. Amount also includes additional pension value for the recognition of two years of age and service (total of 4 points impacting the SERP multiplier), as if Mr. Cope had remained employed during such 24-month period, such amount being payable within 30 days following termination. Refer to Pension arrangements for more information on the DC arrangement of the pension plan. In case of LTD, Mr. Cope will cease participation in the Corporation’s pension plan and SERP as of the date of deemed resignation. Refer to footnote (1) above for information on LTD.

(7)	Upon a termination event other than termination for cause, LTD and voluntary resignation, all benefits and perquisites will be maintained for 24 months except the following: short and long-term disability plans, vacation, parking, security system and computer support. Outplacement services will also be provided as per the policy for executives. In the event of alternate employment within the 24-month period, all benefits and perquisites will cease immediately. Upon LTD, Mr. Cope will receive LTD benefits in accordance with the Corporation’s LTD plan up to age 65 and 24 months of perquisites.

(8)	If Mr. Cope conforms to the company’s non-competition, non-solicitation and confidentiality restrictive covenants until the end of the respective performance periods, he will be eligible for continued vesting on his restricted share units and his performance share units. As of December 31, 2011, Mr. Cope had the following holdings under both plans evaluated using the closing price of a board lot of common shares of BCE on the Toronto Stock Exchange on December 31, 2011 of $42.47. Accelerated vesting in case of death was also calculated using the same price.

PLAN	NUMBER OF UNITS HELD	DECEMBER 31, 2011 VALUE
Restricted Share Units	77,383	$3,286,460
Performance Share Units	38,692	$1,643,252

(9)	If Mr. Cope conforms to the company’s non-competition, non-solicitation and confidentiality restricted covenants until the expiry date, he will be eligible for continued vesting and will have the right to exercise his stock options granted in 2011 until their expiry date. In case of death and termination following a change in control, the value of the accelerated options is calculated using the closing price of a board lot of common shares of BCE on the Toronto Stock Exchange on December 31, 2011 of $42.47. Refer to the Incentive Plan Awards section for complete details on outstanding stock options for Mr. Cope.

The payments and benefits described in the above table (with the exception of the notice period column) are subject to Mr. Cope’s compliance with the 12-month non-competition (in Canada), non-solicitation and non-disparagement provisions of his agreement and to the confidentiality provisions of his agreement which are not limited in time. A breach with respect to these contractual provisions will not only result in the cancellation of the above payments and benefits but also in a reimbursement by Mr. Cope to the Corporation of the payments and benefits already received. Furthermore, all of his vested and unvested stock options will be forfeited and any option gain made within 12 months following his termination will also have to be reimbursed to the Corporation.

Upon termination, Mr. Cope’s stock options, performance share units and restricted share units will be treated in accordance with the terms of the plans under which they have been granted. If he becomes totally disabled, his stock options, performance share units and restricted share units will be treated in accordance with the terms of the plans applicable to LTD rather than those applicable upon resignation.

If the Corporation needs to restate its financial statements due to gross negligence, intentional misconduct or fraud on the part of Mr. Cope during the 24 months preceding the restatement, and it is determined that cash or equity awards paid to Mr. Cope would have been lower than awards actually awarded or received had the restatement occurred prior to the payment of such award (“Restated Amounts”), the Board will have the right to:

•

require him to reimburse the portion of any cash or vested incentive compensation awarded to him after July 11, 2008 (date of appointment as President and CEO) in excess of the Restated Amounts, net of tax and transaction costs

•	cancel the portion of unvested cash or equity compensation awards, cash bonuses or deferred compensation granted to him after July 11, 2008 in excess of the Restated Amounts
•	require him to reimburse any gain realized by him from the exercise of options granted to him after July 11, 2008 in excess of the Restated Amounts, net of tax and transaction costs

To the extent permitted by law, the Corporation will pay for Mr. Cope’s legal fees should a dispute with respect to the above clawback policy occur.

BCE INC.	2012	MANAGEMENT PROXY CIRCULAR	57

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Named executive officers

The table below shows the incremental payments that would be made to our name executive officers other than our

Chief Executive Officer in the event of different termination events. Amounts were calculated as if termination had occurred on
December 31, 2011.

	EVENT	SEVERANCE (3) ($)	RSUs (4) ($)	PSUs (5) ($)	STOCK OPTIONS (6) ($)	OTHER PAYMENTS (7) ($)	TOTAL ($)	PENSION BENEFITS (8) ($)
Siim A. Vanaselja	Termination without cause (other than following a Change in control)	1,725,000	—	—	—	—	1,725,000	373,587

	Termination for cause	—	—	—	—	—	—	—

	Voluntary resignation	—	—	—	—	—	—	—

	Death	—	775,124	387,584	506,101	—	1,668,809	—

	Termination without cause in the 18 months following a Change in control	1,725,000	—	—	506,101	—	2,231,101	373,587
Kevin W. Crull (1)	Termination without cause (other than following a Change in control)	2,800,000	—	—	—	286,000	3,086,000	—

	Termination for cause	—	—	—	—	—	—	—

	Voluntary resignation	—	—	—	—	286,000	286,000	—

	Death	—	930,131	465,066	607,321	—	2,002,518	—

	Termination without cause in the 18 months following a Change in control	2,800,000	—	—	607,321	286,000	3,236,150	—
Wade Oosterman (2)	Termination without cause (other than following a Change in control)	2,100,000	—	—	—	—	2,100,000	—

	Termination for cause	—	—	—	—	—	—	—

	Voluntary resignation	—	—	—	—	—	—	—

	Death	—	930,131	465,066	607,321	—	2,002,518	—

	Termination without cause in the 18 months following a Change in control	2,100,000	—	—	607,321	—	2,707,321	—
David D. Wells	Termination without cause (other than following a Change in control)	1,575,000	—	—	—	—	1,575,000	—

	Termination for cause	—	—	—	—	—	—	—

	Voluntary resignation	—	—	—	—	—	—	—

	Death	—	775,124	387,584	506,101	—	1,668,809	—

	Termination without cause in the 18 months following a Change in control	1,575,000	—	—	506,101	—	2,081,101	—

(1)	In light of his appointment to the position of Chief Operating Officer of CTVglobemedia Inc. which became effective on November 1, 2010, Mr. Crull’s agreement dated January 26, 2005, and amended on October 25, 2005 and May 7, 2007 was further amended on September 30, 2010. Mr. Crull’s compensation was not modified as a result of such amendment.

Mr. Crull’s employment agreement provides for the payment of a severance indemnity equal to 24 months of his base salary and annual short-term incentive award at target in effect at the time of termination if his employment is terminated by the company other than for cause. This payment is subject to Mr. Crull’s compliance with the 12-month non-competition (in Canada) and release provisions of his employment agreement.

In the event of termination without cause or voluntary resignation, the company will reimburse pre-approved relocating costs from Toronto to the United States within nine months of termination. In addition, the vesting of RSUs, PSUs and stock options will continue for a 24-month period or until the option’s expiry date if earlier, in accordance with the vesting schedule attached to each grant of RSUs, PSUs and stock options. Following the end of the 24-month period, vested options will be exercisable for 30 days.

(2)	Mr. Oosterman’s employment agreement dated July 3, 2006 provides for the payment of a severance indemnity equal to 18 months of his base salary and annual short-term incentive award at target in effect at the time of termination if his employment is terminated by the company other than for cause. This payment is subject to Mr. Oosterman’s compliance with the 12-month non-competition (in Canada) and release provisions of his employment agreement.

(3)	Even though there is no formal agreement between Mr. Vanaselja and the company or between Mr. Wells and the company, a severance indemnity equal to 18 months of base salary and annual short-term incentive award at target has been estimated based on their seniority and years of service.

For Messrs. Oosterman and Crull this represents the severance indemnity payable in accordance with their respective employment agreement, as detailed in footnotes (1) and (2) above.

Messrs. Vanaselja, Oosterman, Crull and Wells do not have special severance provisions in the event of a non-cause termination following a change in control, and such termination would therefore trigger the provisions set forth for any non-cause termination, if any.

(4)	Conforming to the company’s non-competition, non-solicitation and confidentiality restrictive covenants until the end of the of performance period, will render the individual eligible for continued vesting of restricted share units. As of December 31, 2011, our named executive officers had the following holdings, evaluated using the closing price of a board lot of common shares of BCE on the Toronto Stock Exchange on December 31, 2011 of $42.47, under the restricted share units plan. Accelerated vesting resulting from death was also calculated using the same price:

NAME	NUMBER OF UNITS HELD	VALUE AS OF DECEMBER 31, 2011
Siim A. Vanaselja	18,251	$775,124
Kevin W. Crull	21,901	$930,131
Wade Oosterman	21,901	$930,131
David D. Wells	18,251	$775,124

58	BCE INC.	2012	MANAGEMENT PROXY CIRCULAR

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

(5)	Conforming to the company’s non-competition, non-solicitation and confidentiality restrictive covenants until the end of the of performance period, will render the individual eligible for continued vesting of performance share units. As of December 31, 2011, our named executive officers had the following holdings, evaluated using the closing price of a board lot of common shares of BCE on the Toronto Stock Exchange on December 31, 2011 of $42.47, under the performance share units plan. Accelerated vesting resulting from death was also calculated using the same price:

NAME	NUMBER OF UNITS HELD	VALUE AS OF DECEMBER 31, 2011
Siim A. Vanaselja	9,126	$387,584
Kevin W. Crull	10,950	$465,066
Wade Oosterman	10,950	$465,066
David D. Wells	9,126	$387,584

(6)	Conforming to the company’s non-competition, non-solicitation and confidentiality restricted covenants until the stock option expiry date, will render the individual eligible for continued vesting and rights to exercise the stock options granted in 2011 until their expiry. In case of death and termination following a change in control, the value of the accelerated options is calculated using the closing price of a board lot of common shares of BCE on the Toronto Stock Exchange on December 31, 2011 of $42.47. Refer to the Incentive Plan Awards section for complete details on outstanding stock options for our named executive officers.

(7)	For Mr. Crull, this represents the estimated costs of relocating from Toronto to the United States which will be reimbursed by the company in the event of a non-cause termination or resignation in accordance with his employment agreement, as detailed under footnote (1) above.

(8)	For Mr. Vanaselja, the following retirement benefit was approved by the MRCC on May 2, 2007 in the event of resignation or termination of his employment by the company other than for cause between the age of 55 and 60:
•

an immediate pension equal to 35% of pensionable earnings at age 55 plus 3.5% per additional year of age. For example, in the event Mr. Vanaselja continues to work up to age 58 and his employment is then terminated, he would be entitled to an immediate annual pension of $485,662 which is 45.5% of his final average pensionable earnings as of December 31, 2011 ($1,067,390).

BCE INC.	2012	MANAGEMENT PROXY CIRCULAR	59

OTHER IMPORTANT INFORMATION

INTEREST OF INFORMED PERSONS IN

MATERIAL TRANSACTIONS

To the best of our knowledge, there were no current or nominated directors or executive officers or any associate or affiliate of a current or nominated director or executive officer with a material interest in any transaction since the commencement of our most recently completed financial year or in any proposed transaction that has materially affected us or would materially affect us or any of our subsidiaries.

PERSONAL LOANS TO DIRECTORS AND OFFICERS

The Corporation and its subsidiaries have not granted loans or extended credit to any current or nominated directors or executive officers or to individuals who have held these positions during the last fiscal year, or to any of their associates, and to this extent we are compliant with the prohibition under the Sarbanes-Oxley Act.

CANADIAN OWNERSHIP AND CONTROL REGULATIONS

Since 1993, the Telecommunications Act and associated regulations (Telecom Regulations) have governed Canadian ownership and control of Canadian telecommunications carriers. Bell Canada and other affiliates of BCE that are Canadian carriers are subject to this Act.

Under the Telecommunications Act, in order for a corporation to operate as a Canadian common carrier, the following conditions have to be met:

•	Canadians own at least 80% of its voting shares
•	at least 80% of the members of the carrier company’s board of directors are Canadians
•	the carrier company is not controlled by non-Canadians.

In addition, where a parent company owns at least 66 2/3% of voting shares of the carrier company (Carrier holding company), the Carrier holding company must have at least 66 2/3% of its voting shares owned by Canadians and must not be controlled by non-Canadians. BCE is a Carrier holding company. The Telecom Regulations give certain powers to the CRTC and to Canadian carriers and Carrier holding companies to monitor and control the level of non-Canadian ownership of voting shares to ensure compliance with the Telecommunications Act. Accordingly, BCE, which controls Bell Canada and other Canadian carriers, must satisfy the following conditions:

•	Canadians own at least 66 2/3% of its voting shares, and
•	it is not controlled by non-Canadians.

The powers under the Telecom Regulations include the right to:

•	suspend the voting rights attached to shares considered to be owned or controlled by non-Canadians
•	refuse to register a transfer of voting shares to a non-Canadian
•	force a non-Canadian to sell his or her voting shares, and
•	suspend the voting rights attached to that person’s shares, if that person’s holdings would affect our status as “Canadian” under the Telecommunications Act.

However, in our case, there is an additional control restriction under the Bell Canada Act. Prior approval by the CRTC is necessary for any sale or other disposal of Bell Canada’s voting shares unless BCE retains at least 80% of all Bell Canada voting shares.

Similarly, the Canadian ownership rules for broadcasting licencees, such as Bell ExpressVu Limited Partnership or Bell Media Inc., are generally in line with the rules for Canadian common carriers by restricting allowable foreign investments in voting shares at the licencee operating company level to a maximum of 20% and at the holding company level to a maximum of 33 1/3%. The CRTC is precluded under a direction issued under the Broadcasting Act from issuing, amending or reviewing a broadcasting licence of an applicant that does not satisfy these Canadian ownership criteria.

Cultural concerns over increased foreign control of broadcasting activities lie behind an additional restriction that prevents the holding company of a broadcast licencee that exceeds the former 20% limit (or its directors) from exercising control or influence over any programming decisions of a subsidiary licencee. In line with CRTC practice, programming committees have been established within the relevant subsidiary licencees, thereby allowing foreign investment in voting shares of BCE to reach the maximum of 33 1/3%.

We monitor the level of non-Canadian ownership of our common shares and provide periodic reports to the CRTC.

60	BCE INC.	2012	MANAGEMENT PROXY CIRCULAR

OTHER IMPORTANT INFORMATION

HOW TO REQUEST MORE INFORMATION

Additional financial information is contained in BCE’s consolidated financial statements and MD&A for the year ended December 31, 2011. You can ask us for a copy of these documents, as well as of the documents listed below, at no charge:

•   our most recent annual report, which includes our comparative financial statements and MD&A for the most recently completed financial year, together with the accompanying auditors’ report

•  any interim financial reports that were filed after the financial statements for our most recently completed financial year

•  our MD&A for the interim financial reports

•  the Circular for our most recent annual shareholder meeting

•   our most recent annual information form, together with any document, or the relevant pages of any document, incorporated by reference into it.

Please write to the Corporate Secretary’s Office or the Investor Relations Group at 1, Carrefour Alexander-Graham-Bell, Building A, 8th floor, Verdun, Québec, Canada, H3E 3B3 or call 1-800-339-6353.

These documents are also available on our website at www.bce.ca, on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. All of our news releases are also available on our website.

If you have any questions about the information contained in this document or require assistance in completing your proxy form, please contact the Corporation’s proxy solicitation agent, Kingsdale Shareholder Services, at: 1-866-581-0508.

SHAREHOLDER PROPOSALS FOR OUR 2013
ANNUAL MEETING

We will consider proposals from shareholders to include as items in the management proxy circular for our 2013 annual shareholder meeting. Please send your proposals to us by December 11, 2012.

RECEIVING INFORMATION

ELECTRONICALLY

IS FASTER, CLEANER AND CHEAPER

You can choose to receive electronically all of our corporate documents, such as future circulars and annual reports. We will send you an e-mail telling you when they are available on our website.

FASTER Receive your documents earlier CLEANER Save trees, energy and water, and reduce air emissions CHEAPER Reduce your company’s printing and postage costs

To sign up, go to our website at www.bce.ca, click on the banner “2012 Annual General Shareholder Meeting” and then the “Sign up for electronic delivery” link. Non-registered shareholders will need their 12-digit control number which can be found on the voting instruction form.

If you do not sign up for this service, we will continue to send you these documents by mail, unless you tell us otherwise on your proxy form or voting instruction form.

BCE INC.	2012	MANAGEMENT PROXY CIRCULAR	61

SCHEDULE A SHAREHOLDER PROPOSALS

Four shareholder proposals have been submitted for consideration at the meeting by the “Mouvement d’éducation et de défense des actionnaires” (MÉDAC), an investor holding at least $2,000 worth of BCE common shares. The full text of each proposal and supporting comments are set out in italics below (translation from the original proposals submitted in French):

PROPOSAL NO. 1

STOCK OPTIONS AND PERFORMANCE

OF EXECUTIVE OFFICERS

Executive compensation in the form of stock options is a formula that has contributed to the explosive increase in executive officers’ total compensation. These options, which may only be exercised after a waiting period, entitle their holders to purchase shares at a predetermined price. The compensation earned in this manner corresponds to the difference between the agreed exercise price and the share price at the time of exercise. This formula is intended to align the interests of the executive officers with those of the shareholders and assure their retention.

This compensation formula is based on an assumption that share price increases are driven by the decisions of executive officers. Studies have shown that the stock market performance of organizations is influenced by numerous factors that are beyond the control of executive officers, such as interest rates or inflation. In this regard, it is worth noting the study conducted by Professor Magnan which showed that, between 1998 and 2008, 90% of the change in the share prices of the five major Canadian banks was attributable to characteristics of the banking industry, such as low interest rates and a favourable economic environment. Thus, it is not at all appropriate to tie the exercise of stock options exclusively to stock price trends.

For this portion of variable compensation to actually achieve its objectives and take into consideration elements on which executive officers can have an impact, we are proposing that such options should only be exercisable, after a waiting period, insofar as measurable and quantifiable objectives are achieved. Such objectives would include growth in earnings per share, return on shareholders’ equity or other non-financial indicators that are considered relevant by the compensation committee.

The Board of Directors recommends that shareholders vote AGAINST Proposal No. 1 for the following reasons:

The Board has assigned to its management resources and compensation committee (MRCC)—made up entirely of independent members – the responsibility of recommending to the Board the compensation philosophy, policies and programs for executives that rewards good performance while aligning the interests of the shareholders with those of the Corporation’s executives. Based on comparative market data as well as consultations with the MRCC compensation advisors, the MRCC is of the opinion that stock options remain a valid component of its pay-for-performance approach to executive compensation and further aligns the interest of executives and shareholders as it rewards good share price performance on the market.

As more fully described in our Compensation Disclosure & Analysis (CD&A) under Identification and Mitigation of Risk Associated with our Compensation Policies and Practices, our Internal Audit and Risk Advisory Services and Human Resources groups conducted a comprehensive evaluation of risks associated with our executive compensation and are of the opinion that, when used in moderation, stock options do not represent a significant risk of inducing undue risk-taking on behalf of the Corporation, for personal financial gain, by our executives.

The compensation value granted under our long-term incentive plan is allocated as follows: 50% in restricted share units, 25% in performance share units and 25% in stock options. Using such an array of compensation vehicles within our long-term incentive plan ensures that dilution related to grants of options is minimal since it only represents a quarter of the annual long-term incentive value awarded coupled with the fact that not all stock options can be exercised at the same time. Stock options are granted only at the vice-president level and above. Finally, our short-term incentive plan rewards the achievement of a variety of measures both financial (such as revenue, EBITDA and free cash flow) and operational (progress on the Corporation’s strategic imperatives). In doing so, the MRCC ensures that optimal compensation is achieved only by sustained performance on many fronts rather than on share price increase only.

For these reasons, the Board of Directors recommends that shareholders vote AGAINST this proposal.

62	BCE INC.	2012	MANAGEMENT PROXY CIRCULAR

SCHEDULE A — SHAREHOLDER PROPOSALS

PROPOSAL NO. 2

PERFORMANCE-BASED COMPENSATION DISCLOSURE

In May 2011 The Globe and Mail published a survey comparing a corporation’s financial performance and top executive’s compensation with those of a group of its peers. In other words, this tool shows how an organization ranks in terms of its most senior officer’s compensation and its financial performance relative to a group of comparable institutions. Shareholders can thus form some idea as to whether the most senior officer’s compensation is adequate in light of the organization’s relative financial performance.

We are proposing that a comparison of this sort be presented for the most senior officer and the four other highest paid executive officers of the corporation. The indicators used to calculate the organization’s performance should be elements which executives’ decisions have an impact on.

Variable compensation constitutes the lion’s share of executive officers’ total compensation. Shareholders must be able to assess whether such variable compensation is justified in light of the corporation’s relative financial and non-financial performance.

The Board of Directors recommends that shareholders vote AGAINST Proposal No. 2 for the following reasons:

Our current disclosure already addresses the major elements of the proposal. First and foremost, we provide extensive information on our compensation comparator group in our CD&A in keeping with best disclosure practices. Under Benchmarking we provide detailed financial information with respect to all the companies in our comparator group as well as how BCE is positioned related to them. These measures include revenues, market capitalization, income and dividend yield. Secondly, under Shareholder Return Performance Graph disclosure is made to illustrate how BCE has performed in returning value to shareholders compared to the

S&P/TSX Composite index over a period of five years, overlayed by compensation awarded to our named executive officers, therefore giving a very clear picture of how much compensation has evolved versus the returns enjoyed by our shareholders for that same period.

Since compensation is a very complex issue and integrates many variables, it would not give a complete picture to try and compare compensation paid by BCE relatively to peers in assessing whether or not our compensation philosophy, policies and programs are adequate. The MRCC considers relative pay levels amongst its most direct industry comparators within our comparator group, their businesses’ size, scope and complexity, as well as BCE’s relative performance against these comparators. As well, comparative market data is just one of the factors the MRCC takes into consideration when making recommendations to the Board with regards to executive compensation. Accordingly, the level of executive compensation, as for compensation at any other job level, reflects what is necessary to attract and retain the best talent in the market place.

For these reasons, the Board of Directors recommends that shareholders vote AGAINST this proposal.

PROPOSAL NO. 3

FEES OF COMPENSATION ADVISORS DISCLOSURE

How much are the fees earned by compensation advisors from their work for the corporation? These advisors act in a strategic role vis-à-vis the members of the compensation committee, assisting them in the determination of executive compensation. It is conceivable that compensation advisors who derive most of their fees from one or a few clients might be tempted to yield to the influence of their largest client(s) in order to satisfy or justify the compensation expectations of executive officers.

We are proposing that this information be disclosed so that shareholders can have an assurance that the compensation advisor’s work is objective and free of conflicts of interest.

The Board of Directors recommends that shareholders vote AGAINST Proposal No. 3 for the following reasons:

Starting in 2009, BCE voluntarily began disclosing not only the type of services rendered by compensation advisors but also the level of fees paid to such advisors. This detailed disclosure on fees paid to compensation advisors is now required under Canadian Securities Administrators rules. Although we cannot disclose, for privacy reasons, the annual revenue of our compensation advisors as the proposal suggests, we have nonetheless indicated that fees paid by BCE to compensation advisors are not of such magnitude as to compromise their independence from BCE. Please consult our CD&A under Services Rendered by Independent Compensation Consultant for a fulsome disclosure of fees paid by BCE to compensation advisors.

For these reasons, the Board of Directors recommends that shareholders vote AGAINST this proposal.

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SCHEDULE A — SHAREHOLDER PROPOSALS

PROPOSAL NO. 4

RISK MANAGEMENT COMMITTEE

We wonder about the management of risk at BCE. The management of risk is overseen by the Audit Committee, which Committee already has onerous responsibilities. Risk management issues warrant special and exacting attention so that the corporation can deliver the long-term results that shareholders are hoping for.

The risks in the area of telecommunications and new technologies are many, and close to six pages are devoted to them in the MD&A. Some examples are:

•	the inability to invest in new technologies or new products rapidly enough;
•	an inadequate system for the timely replacement, maintenance and upgrading of networks and equipment;
•	the arrival of new competitors.

We are asking the Conduct Review and Corporate Governance Committee [sic] to take steps to ensure that the Bank [sic] is provided with a full-fledged Risk Management Committee.

The Board of Directors recommends that shareholders vote AGAINST Proposal No. 4 for the following reasons:

We provide detailed information on our approach to risk management in this Circular under Audit Committee Report as well as in the CD&A under Identification and Mitigation of Risk Associated with our Compensation Policies and Practices. Our risk identification and management processes are under the overall oversight of the Board and are designed to manage, rather than eliminate, the risk of failure to achieve our business objectives taking into account social, environmental and ethical matters that relate to our business. We have enterprise-wide risk assessment processes which incorporate the internal control and enterprise risk management frameworks of the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Risk assessment and evaluation is an important part of the annual business planning cycle. The Board has determined that it is appropriate to entrust oversight of risk management processes to the audit committee for various reasons including (i) the audit committee’s role in reviewing our financial disclosure (including disclosure relating to risks and uncertainties), (ii) the expertise developed by the audit committee in analyzing the business and affairs of BCE permitting the audit committee to properly identify and assess certain risks to which BCE is exposed and (iii) the financial expertise of members of audit committee which positions the audit committee to properly analyze and assess the potential financial impact of operational and other risks.

For these reasons, the Board of Directors recommends that shareholders vote AGAINST this proposal.

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SCHEDULE B STATEMENT OF CORPORATE GOVERNANCE PRACTICES

BCE is committed to sound principles of corporate governance. This section provides information pertaining to our Board, the committees of our Board, our shareholder engagement, our ethical values and our policies.

BCE’s common shares are listed on the Toronto Stock Exchange and the New York Stock Exchange (NYSE). Our practices described in this section comply with the Canadian Securities Administrators’ (CSA) corporate governance guidelines as well as the CSA’s rules relating to audit committees. Since the Corporation has securities registered in the United States, we are subject to, and comply with, the provisions of the Sarbanes-Oxley Act and related rules and regulations of the U.S. Securities and Exchange Commission. In addition, since the Corporation’s common shares are listed on the NYSE, we must follow certain NYSE corporate governance rules applicable to foreign private issuers like BCE. We comply with such mandatory NYSE governance rules and voluntarily comply in all material respect with all other NYSE governance rules, except as summarized in the governance section of our website at www.bce.ca, under Differences between BCE Practices and NYSE.

BOARD OF DIRECTORS

The Board has overall responsibility for the supervision of the management of BCE’s business in our best interests. In exercising this responsibility, the Board must act in accordance with a number of rules and standards, including:

•	the Canada Business Corporations Act
•	the Bell Canada Act
•	other laws that apply to telecommunications companies
•	laws of general application
•	BCE’s articles and by-laws
•	BCE’s administrative resolution and the written charters of the Board and each of its committees
•	BCE’s Code of Business Conduct, Complaint Procedures for Accounting and Auditing Matters and other internal policies.

In 2011, the Board held six regularly scheduled meetings and two special meetings. At each meeting, the directors meet without management, that is, with only the independent directors. During 2011, each such in camera session was chaired by Mr. T.C. O’Neill, Chair of the Board of BCE.

Role of the Board of Directors

The Board is responsible for the supervision of the management of the business and affairs of the Corporation. In furtherance of its purpose, the Board assumes the following duties and responsibilities (among others), as more fully described in its written mandate, which has been approved by the Board and is attached as Schedule D to this Circular. The mandate can also be found in the governance section of our website at www.bce.ca. Some of the duties and responsibilities of the Board are first reviewed and recommended by the appropriate committee and then submitted to the full Board for its consideration and approval.

Strategy and budget

•

Ensuring a strategic planning process is in place and approving, on at least an annual basis, a Business Plan which takes into account, among other things, the longer term opportunities and risks of the business

•	Approving the Corporation’s annual operating and capital budgets, and reviewing operating and financial performance results in relation to the Corporation’s Business Plan and budgets

Governance

•	Developing the Corporation’s approach to, and disclosure of, corporate governance practices
•

Approving the nomination of Directors to the Board, as well as developing appropriate qualifications/criteria for the selection of Board members, including criteria for determining Director independence, appointing the Board Chair and the Chair and members of each Committee of the Board, providing an orientation program for new Directors to the Board and continuing education opportunities for all Directors, and approving the compensation policy for Directors

Chief Executive Officer and Officers

•	Appointing the Chief Executive Officer and all other Officers of the Corporation, and reviewing their performance against pre-established corporate goals and objectives
•	Providing stewardship in respect of succession planning, including the appointment, training and monitoring of the Chief Executive Officer, other Officers and senior management personnel

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SCHEDULE B — STATEMENT OF CORPORATE GOVERNANCE PRACTICES

Risk Management, Capital Management and Internal Controls

•	Identifying and assessing the principal risks of the Corporation’s business, and ensuring the implementation of appropriate systems to manage these risks
•	Ensuring the integrity of the Corporation’s systems of internal control, including management information systems and the safeguarding of the Corporation’s assets

Financial Reporting and Auditors

•	Reviewing and approving, as required, the Corporation’s financial statements and related financial information
•

Appointing, subject to approval of shareholders, (including terms and review of engagement) and removing of the shareholders’ auditor, and appointing (including responsibilities, budget and staffing) and removing of the Corporation’s internal auditor

The Board also established an administrative procedure which sets out rules governing the approval of transactions carried out in the ordinary course of our operations. These rules also provide for the delegation of authority and the signing or execution of documents on behalf of BCE.

The Board and each committee may hire outside advisors at BCE’s expense. With the approval of the CGC, individual directors may also hire outside advisors.

Composition of the Board of Directors and nomination

of directors

In terms of the composition of BCE’s Board, the objective is to have a sufficient range of skills, expertise and experience to ensure that the Board can carry out its responsibilities effectively. Directors are chosen for their ability to contribute to the broad range of issues with which the Board routinely deals.

The Board reviews each director’s contribution and determines whether the Board’s size allows it to function efficiently and effectively. The Board believes that a board of directors composed of 13 members promotes effectiveness and efficiency.

The CGC receives suggestions for Board candidates from individual Board members, the President and Chief Executive Officer, shareholders and professional search organizations. On a regular basis, the CGC reviews the current profile of the Board, including average age and tenure of individual directors and the representation of various areas of expertise, experience and diversity.

The Board strives to achieve a balance between the need to have a depth of institutional experience from its members on the one hand and the need for renewal and new perspectives on the other hand. The Board tenure policy does not impose an arbitrary retirement age limit, but with respect to term limit, it sets as guidelines that directors serve up to a maximum term of 12 years, assuming they are re-elected annually and meet applicable legal requirements. The Board, however, upon recommendation of the CGC, is able to, in certain circumstances, extend a director’s initial 12-year term limit.

The CGC maintains an evergreen list of potential directors whose skills and expertise map the desired competency and experience requirements and whom the CGC recommends joining the Board if and when an opportunity arises.

Competency requirements

We maintain a “competency” matrix where directors indicate their expertise level in areas we think are required at the Board for a company like ours. Each director has to indicate the degree to which he/she believes they possess such competency on a scale from 1 to 4 (where 1 means none, 2- basic, 3- skilled and 4- expert).

COMPETENCY	NUMBER OF DIRECTOR NOMINEES WITH SKILLED OR EXPERT COMPETENCY

Telecommunications — senior executive experience in the Telecommunications industry	6

Technology — senior executive experience in the Technology industry	5

Retail /Customer Experience — senior executive experience in a mass consumer industry	8

Accounting & Finance — senior executive experience in financial accounting and reporting, and corporate finance. Very familiar with internal financial controls and GAAP	7

Investment Banking — experience in investment banking	3

Mergers & Acquisitions — experience in major transactions involving publicly listed companies	10

Government and Regulatory Affairs — experience in, or strong understanding of, the workings of government and public policy in Canada (federal and/or provincial level)	7

Management/CEO — experience working as a CEO of a large publicly listed company or large organization or other senior executive experience driving strategic direction and leading growth	13

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SCHEDULE B — STATEMENT OF CORPORATE GOVERNANCE PRACTICES

Independence of the Board of Directors

It is the Board’s policy that at least a majority of its members must be independent. Acting on the recommendation of the CGC, the Board is responsible for determining whether or not each director is independent. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with BCE. The Board analyzes all of the relationships each director has with BCE. To guide this analysis, the Board has adopted director independence standards. These standards are consistent with National Policy 58-201 — Corporate Governance Guidelines, National Instrument 58-101 — Disclosure of Corporate Governance Practices and the NYSE governance rules and can be found in Schedule C to this Circular and in the governance section of our website at www.bce.ca. In general, a director who meets these standards and who does not otherwise have a material relationship with BCE would be considered independent under such rules. Information concerning the relationships each director has with BCE is collected through the following sources: directors’ responses to our annual Directors & Officers questionnaires, biographical information of directors, and our internal corporate records.

Evaluating the relationships of each director with BCE against the independence standards outlined above, the Board determined, as of the date of this Circular, that each of BCE’s current director nominees (with the exception of BCE’s President and Chief Executive Officer, Mr. G.A. Cope) does not have a material relationship with BCE and is considered to be independent under National Policy 58-201 — Corporate Governance Guidelines, National Instrument 58-101 — Disclosure of Corporate Governance Practices and the NYSE governance rules. As an officer of BCE, Mr. Cope is not considered to be independent under these rules.

In the course of the Board’s determination regarding independence, it considered any relevant transactions, relationships and arrangements as required by our independence standards. In particular, with respect to each of the most recent three completed fiscal years, the Board evaluated for:

•

each of Messrs. E.C. Lumley, J. Prentice and R.C. Simmonds and Ms. S. Brochu, the annual amount of billings to BCE by the company or firm where they currently serve as partner or executive officer, and purchases by that firm from BCE or Bell Canada, and determined that the amount of sales and the amount of purchases in each of the last three fiscal years, did not exceed the greater of U.S. $1 million or 2% of such company’s or firm’s consolidated gross revenues.

In addition, with respect to each of the non-management directors, the Board considered the amount of BCE’s discretionary charitable contributions within the preceding three years to charitable organizations where our non-management directors serve as executive officers, directors or trustees, as applicable, and determined that none of such contributions constituted more than the greater of (i) U.S. $1 million and (ii) 2% of any charitable organizations’ consolidated gross revenues in each of the preceding three fiscal years.

All members of the audit committee, MRCC and CGC must be independent as defined under BCE’s director independence standards. Members of the audit committee must also satisfy a more stringent independence requirement, as defined under BCE’s director independence standards. The Board has determined that, as of the date of this Circular, all members of the audit committee, MRCC and CGC are independent and that members of the audit committee satisfy this more stringent independence requirement.

Chair of the Board of Directors

BCE’s by-laws provide that directors may determine from time to time whether the Chair should be an officer of BCE or should act solely in a non-executive capacity. Should they decide that the Chair be an officer acting in an executive capacity, the Board must designate one of its members as the “lead director,” who is responsible for ensuring that the Board can function independently of management.

For the past several years, the Board has decided that the Chair should be separate from management. Mr. T.C. O’Neill is currently serving as Chair of the Board and he is not an executive officer of BCE, and is considered independent under our director independence standards which are consistent with National Policy 58-201 — Corporate Governance Guidelines, National Instrument 58-101 — Disclosure of Corporate Governance Practices, and the NYSE governance rules.

The detailed mandate of the Board Chair is included in the mandate of the Board, which can be found in Schedule D to this Circular and in the governance section of our website at www.bce.ca.

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SCHEDULE B — STATEMENT OF CORPORATE GOVERNANCE PRACTICES

Expectations and personal commitments of directors

The Board expects all of its members to comply with BCE’s Statement of Corporate Governance Principles & Guidelines. Members are also expected to comply with BCE’s policies that apply to directors and the various Board procedures and practices. These procedures include the declaration of interest and changes in principal occupation (see below for details), the conflict of interest guidelines (see below for details), the share ownership guidelines (see Directors’ compensation for details) and the Code of Business Conduct (see below under Ethical business conduct for details). The Board also expects all of its members to demonstrate beyond reproach personal and professional characteristics. These characteristics include high ethical standards and integrity, leadership, financial literacy and current fluency in their own field of expertise.

The Board further expects all of its members to make meaningful commitments during their time as directors of BCE. Each director is expected to participate in the director orientation program and in continuing education and development programs. They are expected to develop and expand a broad, current knowledge of the nature and operation of our major businesses. Similarly, all members are expected to commit the necessary time required to be an effective and fully contributing member of the Board and of each Board committee on which they serve. In this regard, the Board recommends that directors limit the number of boards of directors on which they serve to no more than six public company boards, including BCE’s Board.

The CGC is also responsible for administering BCE’s policy on directors’ attendance at meetings of the Board and its committees. Under this policy, the Corporate Secretary must report to the CGC any director who did not attend at least 75% of the combined Board and committee meetings held in the year.

The following table indicates the attendance of our current directors at Board and committee meetings during 2011:

	BOARD		AUDIT		CGC		MRCC		PFC		TOTAL
B.K. Allen	8/8		—		3/3		6/6		—		100%
A. Bérard	8/8		5/5		2/2		2/2		—		100%
R.A. Brenneman	8/8		—		—		6/6	(Chair)	5/6		95%
S. Brochu	8/8		5/5		3/3		—		—		100%
R.E. Brown	8/8		—		3/3	(Chair)	—		6/6		100%
G.A. Cope (1)	8/8		—		—		—		—		100%
A.S. Fell	8/8		5/5		—		6/6		—		100%
D.S. Kaufman (2)	3/3		—		2/2		—		—		100%
B.M. Levitt (2)	2/2		—		—		4/4		—		100%
E.C. Lumley	8/8		—		1/1		—		6/6	(Chair)	100%
T.C. O’Neill (3)	8/8	(Chair)	—		—		—		—		100%
J. Prentice	4/4		1/1		—		—		—		100%
R.C. Simmonds	6/6		2/2		1/1		—		—		100%
C. Taylor	8/8		3/3		2/2		2/2		4/4		100%
P.R. Weiss	8/8		5/5	(Chair)	—		—		6/6		100%

(1)	As President and Chief Executive Officer of the Corporation, Mr. Cope is not a member of any committee of the Board.

(2)	Mr. Levitt and Mrs. Kaufman retired from the Board on May 12, 2011.

(3)	As Chair of the Board of the Corporation, Mr. O’Neill is not a member of any committee of the Board but attends as an ex officio member on all committees.

Directors must follow the procedure for declaration of interest and changes in their principal occupation. The procedure is designed to enable the CGC to be notified in a timely fashion of any change in a director’s external directorships and principal occupation, and to permit the CGC to review and consider any possible effect of such a change on the suitability of that director’s continued service as a member of the Board. This procedure also states that directors are expected to tender their resignation upon a change in their principal occupation, which only becomes effective when it is accepted by the Board upon the recommendation of the CGC.

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BCE’s conflict of interest guidelines for directors set out how conflict situations will be managed during a Board meeting. If a director is deemed to have a conflict of interest because of an interest in a party to a proposed contract or transaction with BCE, then a specific “declaration of interest” is noted in the minutes of the meeting. As well, the conflicted director must abstain from voting on the matter. Depending on circumstances, the director may also withdraw from the meeting while the Board deliberates. This procedure is followed on an “as-required” basis.

Orientation and continuing education

New directors are given the opportunity to individually meet with members of senior management to aid in their understanding of our businesses. The CGC assists new directors in becoming acquainted with BCE and its governance processes and encourages continuing education opportunities for all members of the Board.

We provide to new and existing directors a comprehensive reference manual containing information with respect to: all key corporate and Board policies, including the Code of Business Conduct; the structure and responsibilities of the Board and its committees; the legal duties and liabilities of directors; and BCE’s articles and by-laws.

All directors have regular access to senior management to discuss Board presentations and other matters of interest. We also give directors the opportunity to enhance their understanding of our operations and the telecommunications industry through various site visits or pairing for one day with field technicians. In the fall of 2011, a one-day orientation session was given to our newly elected/appointed directors where each Business Unit President met with our new directors to present in detail their business unit.

The Board has adopted guidelines with respect to directors’ attendance at external continuing education programs under which BCE reimburses the costs of attendance, and we encourage our directors to attend conferences, seminars or courses, whether they be industry-specific to BCE or whether relevant to fulfill their role as a director. In recognition of the rapidly changing technology and competitive environment in our business, the Board at regularly scheduled meetings requires management to provide an in-depth review of the business segments in which we operate, as well as our industry in general.

In addition to the above description, we have also listed below samples of different training sessions attended by our directors in 2011, both internally and externally.

Sample of internal sessions

•	Quarterly Securities and Governance updates to CGC members
•	The following “on-site” sessions attended by various Board members:
–	visits to various Business Units operations centers
–	call center visits, and
–	“truck-rolls” with field technicians.

Sample of external sessions

•	Some of our directors are mentors for “Women on Boards”, a non-profit organization promoting the advancement of women serving as members of boards of directors
•	The following sessions were attended by various Board members:
–	Deloitte & Touche LLP directors series training
–	Canadian Institute of Chartered Accountants training on risk management
–	Institute of Internal Audit Conference
–	Institute of Corporate Directors (ICD) “Directors” Conference

Board of Directors’ assessments

As part of its charter, the CGC develops and oversees a process to enable each director to assess the effectiveness and performance of the Board and its Chair, the Board committees and their respective chairs and themselves as a member of the Board. For 2011, the assessment process was conducted through written questionnaires and one-on-one meetings. Each director completed a set of questionnaires aimed at evaluating their own performance as a member of the Board, their assessment of the performance of the Board as a whole and its Chair, as well as the performance of each Board committee on which they serve and their respective Chair. Results were reviewed by each of the Chair of the Board and the Chair of the CGC. Each director then met with the Chair of the Board and the Chair of the CGC to review the results of the questionnaires and to discuss and assess the performance of their director colleagues. Following this process, an in camera session of the Board was held, at which the Board discussed and reviewed feedback from the questionnaires and the one-on-one meetings and considered the appropriateness of any modifications or enhancements to the effective performance of the Board, its committees, the Chair of the Board, the respective Chairs of the Board committees and individual directors.

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SCHEDULE B — STATEMENT OF CORPORATE GOVERNANCE PRACTICES

COMMITTEES OF THE BOARD OF DIRECTORS

There are four standing committees of the Board: the audit committee, the CGC, the MRCC and the PFC. It is BCE’s policy that each of the audit committee, the MRCC and the CGC must be comprised solely of independent directors. As well, during 2011 none of the members of the audit committee has directly or indirectly accepted any consulting, advisory or other compensatory fee from BCE, other than ordinary director fees. The Board has concluded that all of the directors who served as members of the audit committee, the MRCC and CGC during 2011 are independent under our director independence standards and that members of the audit committee met the more stringent audit committee independence tests under National Instrument 52-110 — Audit Committees and the NYSE governance rules.

COMMITTEE	MEMBERS IN 2011	ALL MEMBERS INDEPENDENT?	NUMBER OF MEETINGS HELD IN 2011
Audit	P.R. Weiss (Chair)	Yes	5
	A. Bérard
	S. Brochu
	A.S. Fell
	J. Prentice (since November 2, 2011)
	R.C. Simmonds (since May 12, 2011)

	C. Taylor (until May 12, 2011)
Corporate governance	R.E. Brown (Chair)	Yes	3
	B.K. Allen
	S. Brochu
	E.C. Lumley (since May 12, 2011)
	R.C. Simmonds (since May 12, 2011)

	A. Bérard (until May 12, 2011)
	D. Soble Kaufman (until May 12, 2011)
	C. Taylor (until May 12, 2011)
Management resources	R.A. Brenneman (Chair, since May 12, 2011)	Yes	6
and compensation	B.K. Allen		(including 2 special meetings)
	A. Bérard (since May 12, 2011)
	A.S. Fell
	C. Taylor (since May 12, 2011)

	B.M. Levitt (until May 12, 2011)
Pension fund	E.C. Lumley (Chair, since May 12, 2011)	Yes	6
	R.A. Brenneman		(including 2 special meetings)
	R.E. Brown
	C. Taylor (since May 12, 2011)
	P.R. Weiss

The complete charter of each Board committee can be found in the governance section of our website at www.bce.ca and the audit committee charter is also attached as Schedule 1A to BCE’s annual information form for the year ended December 31, 2011 (which you can access on our website at www.bce.ca, or SEDAR at www.sedar.com and on EDGAR at www.sec.gov).

As well, the position description of the committee Chairs is detailed in the corresponding committee charter. At each regularly scheduled Board meeting, each committee of the Board, through the committee Chair, provides a report to the Board on its activities.

Audit committee

The purpose of the audit committee is to assist the Board in its oversight of:

•	the integrity of BCE’s financial statements and related information
•	BCE’s compliance with applicable legal and regulatory requirements
•	the independence, qualifications and appointment of the external auditors
•	the performance of both the external and internal auditors
•	management’s responsibility for assessing and reporting on the effectiveness of internal controls; and
•	the Corporation’s enterprise risk management processes.

The relevant education and experience of each of the audit committee members serving over 2011 and current members, can be found in BCE’s annual information form for the year ended December 31, 2011 (which you can access on our website at www.bce.ca, or SEDAR at www.sedar.com and on EDGAR at www.sec.gov).

Please refer to Audit committee report for a complete description of such committee.

Corporate governance committee

The purpose of the corporate governance committee is to assist the Board in:

•	developing and implementing BCE’s corporate governance guidelines

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SCHEDULE B — STATEMENT OF CORPORATE GOVERNANCE PRACTICES

•	identifying individuals qualified to become members of the Board
•	determining the composition of the Board and its committees
•	determining the directors’ remuneration for Board and committee service
•	developing and overseeing a process to assess the Chair of the Board, the Board, committees of the Board, Chairs of committees, and individual directors, and
•	reviewing and recommending for Board approval BCE’s policies concerning business conduct, ethics, public disclosure of material information and other matters.

Please refer to Corporate governance committee report for a complete description of such committee.

Management resources and compensation committee

The purpose of the management resources and compensation committee is to:

•	assist the Board in its oversight responsibilities concerning compensation, nomination, evaluation and succession of officers and other management personnel, and
•	oversee BCE’s health and safety policies and practices.

Please refer to Management resources and compensation committee report for a complete description of such committee. Please refer to Compensation discussion & analysis for a description of fees paid to external independent compensation advisors in 2011.

Pension fund committee

The purpose of the pension fund committee is to assist the Board in its oversight responsibilities related to:

•	the administration, funding and investment of BCE’s pension plans and fund, and
•	the unitized pooled fund sponsored by BCE for the collective investment of the fund and the participant subsidiaries’ pension funds.

Please refer to Pension fund committee report for a complete description of such committee.

CHIEF EXECUTIVE OFFICER

BCE’s Chief Executive Officer has primary responsibility for the management of the business and affairs of BCE.
As such, the Chief Executive Officer, subject to the Board’s approval, develops BCE’s strategic and operational orientation. In so doing, the Chief Executive Officer provides leadership and vision for the effective overall management, profitability and growth of BCE, and for increasing shareholder value and ensuring compliance with policies adopted by the Board. The Chief

Executive Officer is directly accountable to the Board for all of BCE’s activities. The Board approved a written position description for the Chief Executive Officer, a copy of which is attached at Schedule E to this Circular and is also available in the governance section of our website at www.bce.ca.

SHAREHOLDER ENGAGEMENT

The Board remains committed to engaging actively with the shareholders of the Corporation. Meetings are held regularly between our executive officers and institutional shareholders. On a quarterly basis, we hold a conference call with the investment community to review the financial and operating results of the quarter. We also hold an annual conference call, usually in early February, with financial analysts and institutional investors where we present our financial outlook for the upcoming year and provide an overview of our business operations and strategies. Our executive officers and other members of the senior management team are regularly invited to speak at broker-sponsored industry investor conferences, which are accessible to our shareholders via webcasts on our website at www.bce.ca. Our Investor Relations department is committed to meeting with brokers and actively engages with retail shareholders to address any shareholder-related concerns and to provide information on the Corporation. On an ad hoc basis, either the Chair of the Board, the Chair of the CGC or the Chair of the MRCC and members of management meet with shareholder advocacy groups (for example the Canadian Coalition for Good Governance (CCGC) or the Mouvement d’Éducation et de Défense des Actionnaires) to discuss governance issues.

We have in place various means of communications for receiving feedback from interested parties. We have a toll-free number for general inquiries (1-888-932-6666) and for investor and shareholder inquiries (1-800-339-6353). Shareholders and other interested parties may also communicate with the Board and its Chair by contacting the Corporate Secretary’s Office at corporate.secretariat@bell.ca or by calling at 514-786-8424. For any complaints and/or concerns with respect to BCE’s accounting, internal accounting controls or auditing matters, interested parties should consult our Complaint Procedures for Accounting and Auditing Matters on our website at www.bce.ca.

Our shareholders will be asked again this year to consider and approve an advisory resolution on our approach to executive compensation. The Board, the MRCC and management will continue existing practices discussed above regarding shareholder discussion and engagement. The Board and the MRCC will continue to review and consider all shareholder feedback related to

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executive compensation matters. To facilitate questions and comments from shareholders the following means of communications are available:

•

communicating with the MRCC by mail: BCE Inc. c/o Chair of the management resources and compensation committee, 1 Carrefour Alexander-Graham-Bell, Building A, 7th floor, Verdun, QC, H3E 3B3, or by email: corporate.secretariat@bell.ca

•	using our web tool, accessible through our website at www.bce.ca under the banner “2012 Annual General Meeting of Shareholders” and then following the instructions on screen, or
•	calling us at 1-800-339-6353 (service in both French and English).

The Corporation will review all correspondence received and will periodically post a summary of comments received, if any, together with our responses on our website, accessible through www.bce.ca under the banner “2012 Annual General Meeting of Shareholders”.

Also, the MRCC and the Board will review and analyze the results of the advisory vote on our approach to executive compensation and will take into consideration such results when reviewing executive compensation philosophy, policies and programs.

The Board confirms that our current practices achieve substantially the same results as the CCGG’s Model Policy of the Board of Directors on Engagement with Shareholders on Governance Matters and “Say on Pay” Policy for Boards of Directors.

ETHICAL BUSINESS CONDUCT

The Chief Legal Officer of BCE provides regular reports to the CGC and the audit committee with respect to our ethics program and our oversight of corporate policies across BCE.

BCE’s Chief Legal Officer has overall responsibility for (among other things):

•	the oversight of BCE’s ethics program, including the Code of Business Conduct and ethics training
•

our anonymous 24/7 Employee Help Line that assists employees with any ethical issues and reporting of issues relating to questionable accounting, internal controls, auditing matters or corporate fraud, and

•

the oversight of BCE’s corporate policy management framework designed to improve employee awareness and access to some of the core corporate policies and business unit-specific practices, processes and procedures.

Corporate policies

The most significant corporate-wide policies with respect to business ethics are the Code of Business Conduct, the Complaint Procedures for Accounting and Auditing Matters, the Disclosure Policy and the Auditor Independence Policy. These policies are available in the governance section of our website at www.bce.ca.

Code of Business Conduct

Our Code of Business Conduct provides various rules and guidelines for ethical behaviour based on BCE’s values, applicable laws and regulations and corporate policies. The Code of Business Conduct applies to all employees, officers and directors. In recognition of the important role of the directors and senior management personnel in demonstrating their commitment to and support of BCE’s ethics program, as embodied in the values and rules set out in the Code of Business Conduct, the Board requires all directors, officers and vice-presidents to certify annually their compliance with the Code of Business Conduct. This certification also confirms their express support for the setting of standards to discourage wrongdoing and to promote honest and ethical conduct throughout the organization.

Our shareholders, customers and suppliers expect honest and ethical conduct in all aspects of our business. Accordingly, we require that employees, officers and directors certify annually that they have reviewed and understood the Code of Business Conduct. In addition, all new employees are required to complete an online training course on the Code of Business Conduct within the first week of being hired. All employees are required to complete such online training course every two years.

Employees must also report to their manager any real or potential conflict of interest and, as required, provide written disclosure of such conflict to the Corporate Secretary. In addition to the requirements to comply with the conflict of interest guidelines and procedures set out in the Code of Business Conduct, all employees are required to disclose to the Corporate Secretary any potential or actual conflicts of interest. The Corporate Secretary is responsible for managing and resolving conflict of interest issues of employees.

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SCHEDULE B — STATEMENT OF CORPORATE GOVERNANCE PRACTICES

BCE considers it vital that employees have the most effective tools to ask questions or raise issues concerning any ethical dilemma. Our Employee Help Line can be accessed online on a completely anonymous and confidential 24/7 basis, to ask questions or report concerns relating to issues under the Code of Business Conduct. This system is administered by an independent outside firm specializing in the field. This system also provides employees a means to track the progress of their enquiries online, responds to requests for additional information (when required) and provides BCE with an auditable record of issues raised.

Complaint procedures for accounting and auditing matters

Please refer to Audit committee report for a complete description of such procedures.

Disclosure policy

The Board periodically approves policies for communicating with our various stakeholders, including shareholders, employees, financial analysts, governments and regulatory authorities, the media and the Canadian and international communities. The disclosure policy was adopted to govern our communications to the investment community, the media and the general public. This policy was designed to assist us in seeking to ensure that our communications are timely, accurate and broadly disseminated according to the laws that apply to us. The policy establishes guidelines for the verification of the accuracy and completeness of information disclosed publicly and other guidelines dealing with various matters, including material information, news releases, conference calls and webcasts, electronic communications and rumours.

Auditor independence policy

Please refer to Audit committee report for a complete description of such policy.

Oversight and reports

The Board is responsible for ensuring that BCE’s management creates and supports a culture in which ethical business conduct is recognized, valued and exemplified throughout the organization. The Board must also satisfy itself as to the integrity of the Chief Executive Officer, other corporate officers and senior management. Both the CGC and the audit committee support the Board in its oversight of BCE’s ethics program. The CGC has the responsibility for the content of the policies with respect to ethics, while the audit committee has the oversight responsibility for compliance with these policies.

The audit committee receives a quarterly report prepared by the Vice-President — Audit and Risk Advisory Services providing details of the complaints received in respect of accounting and auditing matters. This report also details the status of investigations and any follow-up action required.

The Chair of the audit committee is notified by either the Chief Legal Officer or the Vice-President — Audit and Risk Advisory Services of any complaints that relate to accounting, internal controls, auditing matters or corporate fraud. The results of any investigation or follow-up action are provided to the audit committee.

Governance disclosure

The following documents, to which we have made reference throughout this Circular, are available on our website at www.bce.ca:

•	the Charter of the Board of Directors, as well as of each of its committees, including the Position Description of their respective Chairs
•	the Position Description of the President and Chief Executive Officer of the Corporation
•	our Director Independence Standards
•	our key Corporate Policies, including our Code of Business Conduct
•	a summary of the differences between the NYSE Rules and BCE’s Corporate Governance Practices
•	this statement of Corporate Governance Practices

To obtain a printed version of any of these documents free of charge, please write to the Corporate Secretary’s Office at 1 Carrefour Alexander-Graham-Bell, Building A, 7th floor, Verdun, Québec, Canada, H3E 3B3 or call
1-800-339-6353.

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SCHEDULE C DIRECTOR INDEPENDENCE STANDARDS

The board of directors is responsible for determining whether or not each director is independent within the meaning of the Canadian Securities Administrators National Instrument 58-101 (Disclosure of Corporate Governance Practices) and National Policy 58-201 (Corporate Governance Guidelines) (collectively, the “CSA Rules”) and the New York Stock Exchange corporate governance rules, as amended (the “NYSE Rules”). To achieve this, the board analyzes all of the relationships each director has with BCE and its subsidiaries. To assist in this analysis, the board adopted the following independence standards. In general, a director who meets these standards, and who does not otherwise have a material relationship (direct or indirect)(1) with BCE and its subsidiaries, would be considered independent under the CSA Rules and NYSE Rules.

The board shall determine whether each director is independent on an annual basis at the time the board approves director nominees for inclusion in the management proxy circular, identify each independent director, and disclose the basis for that determination. This process will also apply at such time as a director joins the board between annual meetings. Each director who has been determined to be independent shall notify the Chair of the Corporate Governance Committee, as soon as reasonably practicable, in the event that such director’s personal circumstances change in a manner that may affect the board’s determination of whether such director is independent.

A director will not be considered independent if:

(A) 1.	the director is, or has been within the last three years, an employee or executive officer of BCE(2), other than employment as an interim chief executive officer
2.	an immediate family member(3) of the director is, or has been within the last three years, an executive officer of BCE, other than employment as an interim chief executive officer
(B) 1.	the director (or an immediate family member employed as an executive officer) received more than $75,000 during any 12-month period within the last three years in direct compensation from BCE, other than (a) director and board committee fees and fixed amounts of compensation under a retirement plan or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service, and (b) compensation for acting as an interim chief executive officer or a part-time chair or vice-chair of the board or any board committee
(C) 1.	the director (or an immediate family member) is a current partner of a firm that is BCE’s internal or external auditor; or
2.	the director is a current employee of such a firm; or
3.	the director has an immediate family member who is a current employee of such a firm and personally works on BCE’s audit; or
4.	the director (or an immediate family member) was within the last three years a partner or employee of such a firm and personally worked on BCE’s audit within that time
(D) 1.	the director (or an immediate family member) is, or has been within the last three years, employed as an executive officer of another company where any of BCE’s present executives at the same time serves or served on that company’s compensation committee
(E) 1.

the director is a current employee of a company(4) that has made payments to, or received payments from, BCE for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of U.S. $1 million or 2% of such company’s consolidated gross revenues

2.	an immediate family member of the director is a current executive officer of a company that has made payments to, or received payments from, BCE for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of U.S. $1 million or 2% of such company’s consolidated gross revenues

(1)	“material relationship” is a relationship which could, in the view of the board, be reasonably expected to interfere with the exercise of a director’s independent judgment.

(2)	For purposes of these standards, BCE includes BCE Inc. and its subsidiaries.

(3)	For purposes of these standards, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than employees of either the person or the person’s immediate family member) who shares such person’s home. However, individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or have become incapacitated, need not be considered.

(4)	For this subsection (E) only, contributions to tax exempt organizations shall not be considered payments.

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SCHEDULE C — DIRECTOR INDEPENDENCE STANDARDS

ADDITIONAL CONSIDERATIONS FOR AUDIT COMMITTEE MEMBERS

Only independent directors may be members of the Audit Committee. In addition, a director shall not serve on the Audit Committee if (1) the director is an affiliated person of BCE or (2) the director received, directly or indirectly, any consulting, advisory fees or other compensatory fee from BCE, other than (a) director and board committee fees and fixed amounts of compensation under a retirement plan or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), and (b) compensation for acting as part-time chair or vice-chair of the board or any board committee.

Indirect acceptance of compensation includes payments to:

•	a spouse, minor children or stepchildren, or adult children or stepchildren sharing a home with the member of the Audit Committee, or
•

an entity (1) in which the member of the Audit Committee is a partner, member, officer such as a managing director occupying a comparable position, or executive officer, or occupies a similar position (except limited partners, non-managing members and those occupying similar positions who, in each case, have no active role in providing services to the entity) and (2) which provides accounting, consulting, legal, investment banking or financial advisory services to BCE.

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SCHEDULE D BOARD OF DIRECTORS’ CHARTER (INCLUDING BOARD CHAIR POSITION DESCRIPTION)

I. Purpose

The Board of Directors (“Board”) of BCE Inc. (the “Corporation”) is responsible for the supervision of the management of the business and affairs of the Corporation.

II. Duties and responsibilities of the board

In furtherance of its purpose, the Board assumes the following duties and responsibilities, some of which are initially reviewed and recommended by the applicable Committee of the Board to the full Board for approval:

A. Strategy and budget

1.	Ensuring a strategic planning process is in place and approving, on at least an annual basis, a Business Plan which takes into account, among other things, the longer term opportunities and risks of the business;
2.	Approving the Corporation’s annual operating and capital budgets;
3.	Reviewing operating and financial performance results in relation to the Corporation’s Business Plan and budgets;

B. Governance

1.	Developing the Corporation’s approach to, and disclosure of, corporate governance practices, including developing a “Statement of Corporate Governance Principles and Guidelines” setting out the Board’s expectations and responsibilities of individual Directors, including with respect to attendance at meetings of the Board and of committees of the Board and the commitment of time and energy expected;
2.	Approving the nomination of Directors to the Board, as well as:
a.	ensuring that a majority of the Corporation’s Directors have no direct or indirect material relationship with the Corporation and determine who, in the reasonable opinion of the Board, are independent pursuant to applicable legislation, regulation and listing requirements;
b.	developing appropriate qualifications/criteria for the selection of Board members, including criteria for determining Director independence;
c.	appointing the Board Chair and the Chair and members of each Committee of the Board, in consultation with the relevant Committee of the Board;
3.	Determining who among the members of the Audit Committee of the Board qualify as an Audit
Committee financial expert, pursuant to applicable legislation, regulation and listing requirements;
4.	Providing an orientation program for new Directors to the Board and continuing education opportunities for all Directors;
5.	Assessing annually the effectiveness and contribution of the Board and the Board Chair, of each Committee of the Board and their respective Chairs and of individual Directors;
6.	Developing written position descriptions for the Board Chair and the Chair of each Committee of the Board;

C.	Chief Executive Officer, Officers and Compensation and Benefits Policies
1.	Appointing the Chief Executive Officer and all other Officers of the Corporation;
2.	Together with the Chief Executive Officer, developing a written position description for the role of the Chief Executive Officer;
3.	Developing the corporate goals and objectives that the Chief Executive Officer is responsible for meeting and reviewing the performance of the Chief Executive Officer against such corporate goals and objectives;
4.	Approving the Corporation’s compensation policy for Directors;
5.	Approving the Corporation’s compensation and benefits (including pension plans) principles, policies and processes or any changes thereto for Officers and approving (i) by the independent Directors, all forms of compensation for the Chief Executive Officer, and (ii) by the Directors all forms of compensation for all other Officers, as well as:
a.	monitoring and reviewing, as appropriate, the administration, funding and investment of the Corporation’s pension plans;
b.	appointing, or removing, the custodian(s), trustee(s), or principal investment manager for the Corporation’s pension plans and fund(s);
6.	Satisfying itself as to the integrity of the Chief Executive Officer, other Officers and senior management personnel and that the Chief Executive Officer, other Officers and senior management personnel create a culture of integrity throughout the organization;
7.	Providing stewardship in respect of succession planning, including the appointment, training and monitoring of the Chief Executive Officer, other Officers and senior management personnel;

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SCHEDULE D — BOARD OF DIRECTORS’ CHARTER (INCLUDING BOARD CHAIR POSITION DESCRIPTION)

D.	Risk Management, Capital Management and Internal Controls
1.	Identifying and assessing the principal risks of the Corporation’s business, and ensuring the implementation of appropriate systems to manage these risks;
2.	Ensuring the integrity of the Corporation’s systems of internal control, including management information systems and the safeguarding of the Corporation’s assets;
3.	Ensuring compliance with internal policies and the Corporation’s progress in remedying any material deficiencies related to (i) security policies, including the safeguarding of physical assets and information systems, and (ii) environmental policy and environmental management systems;
4.	Reviewing, approving, and as required, overseeing compliance with the Corporation’s Disclosure Policy by Directors, Officers and other management personnel and employees;
5.	Reviewing, approving and overseeing the Corporation’s disclosure controls and procedures;
6.	Reviewing and approving the Code of Business Conduct of the Corporation with the purpose of promoting integrity and deterring wrongdoing, and encouraging and promoting a culture of ethical business conduct and as required, overseeing compliance with the Corporation’s Code of Business Conduct by Directors, Officers and other management personnel and employees;

E. Financial Reporting, Auditors and Transactions

1.	Reviewing and approving, as required, the Corporation’s financial statements and related financial information;
2.	Appointing, subject to approval of shareholders, (including terms and review of engagement) and removing of the shareholders’ auditor;
3.	Appointing (including responsibilities, budget and staffing) and removing of the Corporation’s internal auditor;
4.	Delegating (to the extent permitted by law) to the Chief Executive Officer, other Officers and management personnel appropriate powers to manage the business and affairs of the Corporation;

F. Legal Requirements and Communication

1.	Overseeing the adequacy of the Corporation’s processes to ensure compliance by the Corporation with applicable legal and regulatory requirements;
2.	Establishing measures for receiving feedback from shareholders and other stakeholders of the Corporation;

G. Other

1.	Reviewing, approving, and as required, overseeing Directors, other Officers and management personnel and employees compliance with the Corporation’s health and safety policies and practices;
2.	Performing any other function as prescribed by law or as not delegated by the Board to one of the Committees of the Board or to management personnel.

Board Chair

I. Appointment

The Board shall appoint its Chair from among the Corporation’s Directors.

II. Duties and responsibilities of the Board Chair

The Board Chair leads the Board in all aspects of its work and is responsible to effectively manage the affairs of the Board and ensure that the Board is properly organized and functions efficiently. The Board Chair also advises the Chief Executive Officer in all matters concerning the interests of the Board and the relationships between management personnel and the Board.

More specifically, the Board Chair shall:

A. Strategy

1.	Provide leadership to enable the Board to act effectively in carrying out its duties and responsibilities as described in the Board charter and as otherwise may be appropriate;
2.	Work with the Chief Executive Officer and other Officers to monitor progress on the Business Plan, annual budgets, policy implementation and succession planning;

B. Advisor to the Chief Executive Officer

1.	Provide advice, counsel and mentorship to the Chief Executive Officer and fellow members of the Board;
2.	In consultation with the Chief Executive Officer, ensure that there is an effective relationship between management personnel and the members of the Board;

C. Board structure and management

1.	Chair the Board meetings;
2.	In consultation with the Chief Executive Officer, the Corporate Secretary’s Office and the Chairs of the Committees of the Board, as appropriate, determine the frequency, dates and locations of meetings of the Board, of Committees of the Board, and of the shareholders;

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SCHEDULE D — BOARD OF DIRECTORS’ CHARTER (INCLUDING BOARD CHAIR POSITION  DESCRIPTION)

3.	In consultation with the Chief Executive Officer, and the Corporate Secretary’s Office, review the annual work plan and the meeting agendas to ensure all required business is brought before the Board to enable it to efficiently carry out its duties and responsibilities;
4.	Ensure the Board has the opportunity, at each regularly scheduled meeting, to meet separately without non-independent directors and management personnel present;
5.	Ensure, in consultation with the Chairs of the Committees of the Board, that all items requiring Board and Committee approval are appropriately tabled;
6.	Ensure the proper flow of information to the Board and review, with the Chief Executive Officer and the Corporate Secretary’s Office, the adequacy and timing of materials in support of management personnel’s proposals;
7.	In conjunction with the relevant Committee of the Board (and its Chair), review and assess the Directors’ meeting attendance records and the effectiveness and performance of the Board, its Committees (and their Chairs) and individual Directors;

D. Shareholders

1.	Chair the annual, and any special meeting, of the shareholders;
2.	Ensure that all business that is required to be brought before a meeting of shareholders is brought before such meeting;

E. Other

1.	Exercise the authority of the Chief Executive Officer in the unlikely event that the Chief Executive Officer is absent and is unable to act and action on the part of the Chief Executive Officer is urgently required to protect the interests of the Corporation;
2.	Carry out special assignments or any functions as requested by the Board.

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SCHEDULE E CHIEF EXECUTIVE OFFICER POSITION DESCRIPTION

The Chief Executive Officer (“CEO”) of BCE Inc. (the “Corporation”) has the primary responsibility for the management of the business and affairs of the Corporation. As such, the CEO shall establish the strategic and operational orientation of the Corporation and in so doing, provide leadership and vision for the effective overall management, profitability, increasing shareholder value and growth of the Corporation and for conformity with policies agreed upon by the Board of Directors of the Corporation (the “Board”). The CEO is directly accountable to the Board for all activities of the Corporation.

More specifically, in collaboration with the Board, the CEO shall:

A. Leadership

1.	Create a culture within the Corporation that supports the achievement of strategic and operational objectives by ensuring rigor in the recruitment, selection, individual development and the monitoring of executive team members and other senior management personnel, thus ensuring the Corporation maintains a strong succession plan;
2.	Provide leadership and vision for the Corporation and promote the Corporation’s goal of profitability and growth in a sustainable and responsible manner;
3.	Develop an awareness of global trends in the Corporation’s core lines of operations so as to manage rapid technological developments;
4.	Promote an environment of customer focus and outstanding customer service so as to respond to the demands of increasingly service-oriented markets;

B. Corporate Social Responsibility and Integrity

1.	Develop and maintain a corporate culture that promotes integrity and ethical values throughout the organization, fostering a culture of ethical business conduct;
2.	Promote and protect the Corporation’s reputation in its markets and with all customers, communities, and government and regulatory bodies;

C. Strategy, Risks and Budget

1.	Develop and oversee the execution of, and monitor progress of, the Business Plan and the annual operating and capital budgets;
2.	Identify, and develop plans to manage, the principal risks with respect to the Corporation and its businesses;

D. Governance and Policies

1.	Oversee the development and implementation of, and compliance with, key corporate policies, including policies regarding corporate governance, social responsibility, risk management and financial reporting, as well as compliance with applicable legal and regulatory requirements;
2.	Work in close collaboration with the Board Chair to determine the scheduling of, and agendas for, meetings of the Board and of Committees of the Board so as to ensure that the Board is kept apprised in a timely manner of the business operations and main issues facing the Corporation, and to ensure there is an effective relationship between management and the members of the Board;

E. Business Management

1.	Approve commitments within the limits of delegated approval authorities from the Board and provide general supervision and management of the day-to-day business and affairs of the Corporation;
2.	Serve as the Corporation’s chief spokesperson to its principal stakeholders including its shareholders, the financial community, customers, government and regulatory bodies and the public generally;

F. Disclosure

1.	Together with the Disclosure and Compliance Committee and the Chief Financial Officer, ensure appropriate and timely disclosure of material information;
2.	Together with the Chief Financial Officer:
a.	establish and maintain the Corporation’s disclosure controls and procedures through appropriate policies and processes;
b.	establish and maintain the Corporation’s internal controls over financial reporting through appropriate policies and procedures;
c.	develop the process for, and comply with, the certifications to be provided in the Corporation’s public disclosure documents;

G. Other

1.	Carry out any other appropriate duties and responsibilities assigned by the Board.

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QUESTIONS AND FURTHER ASSISTANCE

If you have any questions about the information contained

in this document or require assistance in completing your

proxy form, please contact the Corporation’s proxy

solicitation agent at:

Kingsdale Shareholder Services Inc.

130 King Street West

Suite 2950

P.O. Box 361

Toronto, Ontario

M5X 1E2

North American Toll-Free Phone:

1-866-581-0508

Email: contactus@kingsdaleshareholder.com

Facsimile: 416-867-2271

Toll-Free facsimile: 1-866-545-5580

Outside North America, banks and brokers call collect:

416-867-2272

www.bce.ca